Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AND SALE AGREEMENT

BY AND AMONG

NSRE HOLDINGS INC.,

AS BUYER

AND

UNIVERSAL AMERICAN CORP.

AND

UNIVERSAL AMERICAN HOLDINGS, LLC,

AS SELLER PARTIES

AND

NASSAU REINSURANCE GROUP HOLDINGS, L.P. (SOLELY FOR PURPOSES OF
SECTION 9.16)

DATED AS OF October 8, 2015

i

EXHIBITS

Exhibit 1	Form of APNY Administrative Services Agreement
Exhibit 2	Form of APNY Coinsurance Agreement
Exhibit 3	Form of Transition Services Agreement
Exhibit 4	Form of Resignation
Exhibit 5	Form of Buyer CLIC Intercompany Reinsurance Agreement
Exhibit 6	Form Intellectual Property Assignment Agreement
Exhibit 7	Form of Buyer Pyramid Intercompany Reinsurance Agreement
Exhibit 8	CHCS Term Sheet

Schedules

Buyer’s Disclosure Schedule

Seller’s Disclosure Schedule

Annexes

Annex A	Accounting Principles
Annex B	Illustrative Statutory Capital Statement

v

This STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 8, 2015, is entered into by and among NSRE Holdings Inc., a Delaware corporation (the “Buyer”), Universal American Corp., a Delaware corporation (“Seller Parent”), Universal American Holdings, LLC, a Delaware limited liability company (the “Seller” and together with Seller Parent, the “Seller Parties”), and Nassau Reinsurance Group Holdings, L.P., a Delaware limited partnership (solely for the purposes of Section 9.16) (the “Buyer Parent”).

RECITALS:

A.                 The Seller owns all of the issued and outstanding shares of the capital stock of each of Constitution Life Insurance Company, a Texas stock insurance company (“CLIC”); and The Pyramid Life Insurance Company, a Kansas stock insurance company (“Pyramid” and together with APLIC (as defined below), CLIC, and MNLIC (as defined below) the “Acquired Companies” and each, an “Acquired Company”);

B.                 Prior to the date hereof, the Seller has caused (i) Marquette National Life Insurance Company, formerly a Texas stock insurance company (“MNLIC”) and wholly-owned by the Seller, to merge with and into CLIC, with CLIC as the surviving corporation (the “MNLIC-CLIC Merger”), and (ii) American Pioneer Life Insurance Company, formerly a Florida stock insurance company (“APLIC”) and wholly-owned by the Seller, to merge with and into CLIC, with CLIC as the surviving corporation (the “APLIC-CLIC Merger” and together with the MNLIC-CLIC Merger, the “Mergers”);

C.                 The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the CLIC Shares (as defined below) and the Pyramid Shares (as defined below), upon the terms and subject to the conditions set forth herein; and

D.                 On the Closing Date and immediately after the Closing, the Seller desires to cause, and the Buyer desires that the Seller cause, its wholly-owned subsidiary, American Progressive Life and Health Insurance Company of New York, a New York stock insurance company (“APNY”), to cede all its risks and liabilities under APNY’s Traditional Insurance Policies (as defined below) on a coinsurance basis to CLIC, pursuant to the APNY Coinsurance Agreement (as defined below) and to appoint CLIC to administer, on behalf of APNY, APNY’s Traditional Insurance Policies, pursuant to the APNY Administrative Services Agreement (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Seller Parties and the Buyer, and upon the terms and subject to the conditions set forth herein, the Seller Parties and the Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1.                                 Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“ACA” means the federal Patient Protection and Affordable Care Act, as amended and the regulations promulgated pursuant thereto by the federal Department of Health and Human Services, Centers for Medicare & Medicaid Services.

“Accounting Principles” means the accounting principles, practices and methodologies set forth on Annex A.

“Acquired Companies’ IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Acquired Companies.

“Acquired Companies’ Licensed IP Rights” means, other than Trademarks, any and all Intellectual Property owned by the Acquired Companies that was used or practiced by the Seller Parties or any of their Affiliates in the Retained Business during the twelve (12) months prior to the Closing.

“Acquired Companies Shares” means (a) 41,667 shares of the common stock, par value $60.00 per share, of CLIC and (b) 582 shares of the common stock, par value $4,300.00 per share, of Pyramid.

“Acquired Company” and “Acquired Companies” have their respective meanings set forth in the Recitals hereof.

“Acquired Company Claims” has the meaning set forth in Section 5.12.

“Acquired Company Releasee” has the meaning set forth in Section 5.19(a) hereof.

“Acquired Company Traditional Insurance Third Party Reinsurance Agreements” means the Reinsurance Agreements to which any Acquired Company is a party, as the ceding company, and cedes any of its risks under any Traditional Insurance Policies issued or assumed by such Acquired Company.

“Acquisition Proposal” means any inquiry, offer or proposal made by any Person or group of Persons, other than the Buyer or any Affiliate thereof, relating to any (a) merger, reorganization, consolidation, share exchange, or other business combination or similar transaction involving any of the Acquired Companies, pursuant to which such Person (or the stockholders of such Person) would own any of the assets, revenues or net income of any of the Acquired Companies, (b) sale, lease, transfer, license or other disposition directly or indirectly by merger, reorganization, consolidation, share exchange, business combination, joint venture, reinsurance, retrocession or otherwise, of assets of any of the Acquired Companies representing any of the assets, liabilities, revenues or net income of any of the Acquired Companies, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, stock purchase, joint venture or similar transaction) of equity interests of any of the Acquired Companies, (d) transaction or series of transactions in which any Person (or the stockholders of such Person) would acquire beneficial ownership or the right to acquire beneficial ownership of any of the outstanding voting capital stock of any of the Acquired Companies, or (e) any combination of the foregoing; provided, that notwithstanding anything to the contrary stated herein, in no event shall an Acquisition Proposal mean any inquiry, offer or proposal made by any Person or group of Persons, relating to (i) a merger, consolidation, other business combination or similar transaction involving the Seller Parent, the Seller or any Affiliate of the Seller Parties (other than the Acquired Companies) or the acquisition of any of the outstanding securities of the Seller Parent, the Seller or any Affiliate of the Seller Parties (other than the Acquired Companies) or (ii) any business or assets of the Seller Parent, the Seller or any Affiliate of the Seller Parties (including the Acquired Companies and APNY) that is not the Acquired Companies Shares or the Traditional Insurance Business and would not prevent, impede or materially interfere with the transactions contemplated hereunder, including without limitation, any Medicare Advantage Plans and NY Health Insurance Exchange Policies issued or assumed, or reinsured, by any of the Acquired Companies, APNY or any other Affiliate of the Seller Parties.

“Actuarial Report” has the meaning set forth in Section 3.33.

“Additional Reserves” means the aggregate, incremental statutory reserves held by the Targets as a result of premium deficiency testing, as reflected in CLIC’s annual audited Statutory Statements as of the applicable date.

“Adjusted Purchase Price” has the meaning set forth in Section 2.1(b).

“Administration Software” means, collectively, the Software listed in Section 1.1(a) of the Seller’s Disclosure Schedule.

“Admitted DTA” means the aggregate net deferred income tax assets of CLIC as reported on CLIC’s annual audited statutory financial statements as of the applicable date.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, for purposes of clarity, from and after the Closing Date, none of the Acquired Companies shall be deemed to be an Affiliate of the Seller or the Seller Parent.

“Agent” has the meaning set forth in Section 3.20(a).

“Agent Contract” has the meaning set forth in Section 3.20(b).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“AliComp” has the meaning set forth in Section 5.27.

“Alternative Closing Date Statutory Capital Amount” has the meaning set forth in Section 2.2(e).

“Alternative Closing Date Statutory Capital Statement” has the meaning set forth in Section 2.2(e).

“Ancillary Agreements” means the APNY Administrative Services Agreement, the APNY Coinsurance Agreement, the APNY Trust Agreement, the Transition Services Agreement and the Intellectual Property Assignment Agreement.

“Annual Statutory Financial Statements” has the meaning set forth in Section 3.8(b).

“APLIC” has the meaning set forth in the Recitals hereof.

“APLIC-CLIC Merger” has the meaning set forth in the Recitals hereof.

“APLIC PDR” means the portion of the PDR representing the remaining Initial APLIC PDR held by CLIC, as reflected in CLIC’s annual audited Statutory Statements as of the applicable date.

“APNY” has the meaning set forth in the Recitals hereof.

“APNY Administrative Services Agreement” means the Administrative Services Agreement substantially in the form of Exhibit 1 attached hereto to be entered into by APNY, as the ceding company, and CLIC, as the servicer, on the Closing Date but immediately after the Closing, pursuant to which CLIC will administer, on behalf of APNY, APNY’s Traditional Insurance Policies.

“APNY Coinsurance Agreement” means the Coinsurance Agreement substantially in the form of Exhibit 2 attached hereto to be entered into by APNY, as the ceding company, and CLIC, as the reinsurer, on the Closing Date but immediately after the Closing, pursuant to which APNY will cede reinsurance to CLIC, and CLIC will assume reinsurance from APNY, in respect of APNY’s Traditional Insurance Policies, net of all reinsurance provided to APNY under all APNY Third Party Reinsurance Agreements.

“APNY Third Party Reinsurance Agreements” means the Reinsurance Agreements to which APNY is a party, as the ceding company, and cedes any of its risks under any Traditional Insurance Policies issued or assumed by APNY, other than the APNY Coinsurance Agreement.

“Approvals” has the meaning set forth in Section 6.1(b).

“Assets” has the meaning set forth in Section 3.16(a).

“Asset Sale Notice” has the meaning set forth in Section 5.18(b).

“Assigned Software” has the meaning set forth in Section 5.11(c).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.2.

“Base Pre-Closing PDR Release Amount” means the amount of any of the Initial APLIC PDR released (with the prior written consent of the TDI) following the date of this Agreement, but prior to the Closing Date, and reflected as released in the Estimated Statutory Capital Statement, as it may be revised by the Closing Date Statutory Capital Statement if it is deemed to have been accepted by the Seller Parties pursuant to Section 2.2(b) or the Final Closing Date Statutory Capital Statement if the Seller Parties deliver to the Buyer the Objections Statement pursuant to Section 2.2.

“Benefit Plans” has the meaning set forth in Section 3.12(a).

“Books and Records” means (a) originals or, to the extent originals are not extant, copies of the books, records, ledgers, files, reports, data and documents of, or maintained by, the Acquired Companies to administer, evidence or record information relating to the existence, business assets, liabilities, properties or operations of the Acquired Companies and (b) copies of the books, records and documents of, or maintained by or on behalf of, APNY to administer, evidence or record information relating directly to APNY’s Traditional Insurance Policies; provided, however, that Books and Records includes Tax books, records and documents only to the extent such Tax books, records and documents are primarily and directly related to the Acquired Companies or APNY’s Traditional Insurance Policies.

“Built-in Loss Treatment” has the meaning set forth in Section 2.1(c).

“Bullet Payment Date” means June 30, 2018.

“Burdensome Condition” means, in connection with any Approval of any Governmental Authority, any agreement with, or condition or requirement imposed by such Governmental Authority: (a) that would reasonably be expected to materially and adversely impact the aggregate economic or business benefits, taken as a whole, that the Buyer and its Affiliates reasonably expect to derive from the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; (b) to sell or hold separate or agree to sell, divest or discontinue, before or after the Closing Date, any properties, assets, businesses or licenses of the Buyer, its Affiliates, or the Acquired Companies; (c) that materially and adversely affects the ability of CLIC or Pyramid to conduct after the Closing Date the Traditional Insurance Business in substantially the same manner as the Traditional Insurance Business is being conducted as of the date hereof (after giving effect to the APNY Coinsurance Agreement), (d) that requires the Buyer or any of its Affiliates to make available or provide any capital contribution or enter into or provide any indemnity agreement, support agreement, statement of support, bond, guarantee, letter of credit, keep well, or capital maintenance agreement or arrangement or maintaining a minimum risk-based capital level or rating (including an obligation to make available or provide capital or other support necessary to maintain a minimum risk-based capital level or rating) with respect to the Acquired Companies, other than any such agreement, condition or requirement arising under generally applicable Law and not specific to the Acquired Companies, (e) that restricts the Acquired Companies’ payment of shareholder dividends, other than restrictions arising under generally applicable Law or (f) that otherwise is reasonably likely to have a Company Material Adverse Effect or a material adverse effect on the business, financial condition, operations or results of operations of the Buyer or any of its Affiliates. Notwithstanding anything contained in this Agreement, any requirement described in Section 1.1(d) of the Seller’s Disclosure Schedule shall be a Burdensome Condition except as otherwise provided in Section 1.1(d) of the Seller’s Disclosure Schedule (a “PDR Contribution”).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by applicable Law to close.

“Buyer” has the meaning set forth in the introductory paragraph hereof.

“Buyer CLIC Intercompany Reinsurance Agreement” means a reinsurance agreement substantially in the form of Exhibit 5 attached hereto to be entered into by CLIC, as ceding company, and the Buyer Reinsurer, as reinsurer, on the Closing Date but immediately after the execution and delivery of, and the closing of the transactions contemplated by, the APNY Coinsurance Agreement and the APNY Administrative Services Agreement, pursuant to which CLIC will reinsure to the Buyer Reinsurer, and the Buyer Reinsurer will assume from CLIC, on a modified coinsurance basis, fifty-percent (50%), in the aggregate, of the risks and liabilities under CLIC’s Traditional Insurance Policies, net of all reinsurance provided to CLIC under all of CLIC’s Acquired Company Traditional Insurance Third Party Reinsurance Agreements.

“Buyer CLIC Intercompany Reinsurance Approval” has the meaning set forth in Section 5.5(d).

“Buyer Fundamental Representations” means the representations and warranties of the Buyer set forth in Section 4.1 (Organization and Authority), Section 4.2 (Binding Effect) and Section 4.7 (Finders’ Fees).

“Buyer Group” means the Buyer and any Person that is an Affiliate of the Buyer on the day after the Closing Date.

“Buyer Indemnified Parties” and “Buyer Indemnified Party” have the meanings set forth in Section 7.3(a).

“Buyer Intercompany Reinsurance Approvals” has the meaning set forth in Section 5.5(d).

“Buyer Material Adverse Effect” means a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or any of its Affiliates to perform their obligations under any of the Ancillary Agreements to which they are a party, including to consummate the transactions contemplated by this Agreement.

“Buyer Parent” has the meaning set forth in the introductory paragraph hereof.

“Buyer Pyramid Intercompany Reinsurance Agreement” means a reinsurance agreement substantially in the form of Exhibit 7 attached hereto to be entered into by Pyramid, as ceding company, and the Buyer Reinsurer, as reinsurer, on the Closing Date but immediately after the execution and delivery of, and the closing of the transactions contemplated by, the APNY Coinsurance Agreement and the APNY Administrative Services Agreement, pursuant to which Pyramid will reinsure to the Buyer Reinsurer, and the Buyer Reinsurer will assume from Pyramid, on a modified coinsurance basis, fifty-percent (50%), in the aggregate, of the risks and liabilities under Pyramid’s Traditional Insurance Policies, net of all reinsurance provided to Pyramid under all of Pyramid’s Acquired Company Traditional Insurance Third Party Reinsurance Agreements.

“Buyer Pyramid Intercompany Reinsurance Approval” has the meaning set forth in Section 5.5(d).

“Buyer Reinsurer” means a reinsurance entity domiciled under the laws of the Cayman Islands to be formed or acquired by Buyer.

“Buyer Reinsurer Capitalization” has the meaning set forth in Section 4.8(a).

“Buyer Releasor” has the meaning set forth in Section 5.19(b).

“Buyer’s Disclosure Schedule” means the disclosure schedule delivered by the Buyer to the Seller Parties in connection with the execution and delivery of this Agreement.

“CADOI” means the California Department of Insurance.

“CADOI MNLIC-CLIC Merger Approval” means the approval by the California Insurance Commissioner of the MNLIC-CLIC Merger required under Section 1011(c) of the California Insurance Code.

“Cash Equity” has the meaning set forth in Section 4.8(a).

“CCAS” has the meaning set forth in Section 5.15(c).

“CHCS Contract” means the Master Services Agreement dated as of June 9, 2010 among CHCS Services, Inc., Patni Computer Systems Limited (now known as IGATE Corporation) (“IGATE”) and Universal American Financial Services, Inc., an Affiliate of the Seller (“UAFS”), together with (a) the Insurance Administrative Services Statement of Work for APLIC, dated June 9, 2010 (the “APLIC SOW”), (b) the Insurance Administrative Services Statement of Work for APNY, dated June 9, 2010 (the “APNY SOW”), (c) the Insurance Administrative Services Statement of Work for CLIC, dated June 9, 2010, (the “CLIC SOW”), (d) the Insurance Administrative Services Statement of Work for MNLIC, dated June 9, 2010, (the “MNLIC SOW”), (e) the Insurance Administrative Services Statement of Work for UBIC, dated June 9, 2010 (the “UBIC SOW”), and (f) the Insurance Administrative Services Statement of Work for Pyramid, dated June 9, 2010 (the “Pyramid SOW” and together with the APLIC SOW, the APNY SOW, the CLIC SOW, the MNLIC SOW, and the UBIC SOW, the “Acquired Companies SOWs”), as amended by the First Amendment dated as of November 1, 2012 among CHCS Services, Inc., Patni Computer Systems Limited and UAFS.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“CLIC” has the meaning set forth in the Recitals hereof.

“CLIC Retained Assets” has the meaning set forth in Section 5.11(a).

“CLIC Shares” has the meaning set forth in Section 2.1(a).

“Closing” means the closing of the purchase and sale of the CLIC Shares and the Pyramid Shares and the other transactions contemplated by this Agreement and the Ancillary Agreements to occur on the Closing Date.

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Date Statutory Capital Amount” has the meaning set forth in Section 2.2(a).

“Closing Date Statutory Capital Statement” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commingled Contract” shall mean any Contract (other than the CHCS Contract) pursuant to which a Person other than a Seller Party or any of its Affiliates provides assets, services, rights or benefits to a Seller Party or one or more of its Affiliates (including the Acquired Companies) in respect of (a) the Traditional Insurance Business and (b) one or more other businesses of a Seller Party or any of its Affiliates.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the (a) business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies and, solely and directly to the extent related to APNY’s Traditional Insurance Policies, APNY (taken as a whole) or (b) ability of the Seller Parties to consummate the transactions contemplated by this Agreement or perform their respective obligations under this Agreement; provided, however, that none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse effect, directly or indirectly, arising out of, or resulting from or attributable to (i) any changes or proposed changes after the date hereof in applicable Laws, GAAP or SAP or in the interpretation or enforcement thereof, (ii) any changes in general economic, business or regulatory conditions in the United States, including without limitation, those changes generally affecting the life and health insurance industries, (iii) any changes in United States or global financial or securities markets or conditions, including without limitation, changes in prevailing interest rates, currency exchange rates or price levels or trading volumes in the United States or foreign securities markets and including any downgrade of United States government securities (or the adoption of any negative outlook) by credit rating agencies, as well as the possible default or anticipated default by the United States on its securities or other obligations, and the possible effects therefrom, (iv) any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to natural disasters, (v) any effects of the actions or inactions required of the Seller Parties or any of their Subsidiaries under this Agreement or the Ancillary Agreements, (vi) any effects of any breach, violation or non-performance of any provision of this Agreement by the Buyer or any of its Affiliates, (vii) the negotiation, announcement, pendency or consummation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the identity of, or the effect of any fact or circumstance relating to, the Buyer or any of its Affiliates or any communication by the Buyer or any of its Affiliates regarding plans, proposals or projections with respect to the Acquired Companies, (viii) subject to the Seller Parties having performed or complied with in all material respects the covenants and agreements set forth herein to be performed or complied with by the Seller Parties at or prior to the Closing Date, any change or development (in and of itself) in the credit, financial strength or other rating of the Acquired Companies or any of their respective Affiliates (provided that this clause (viii) shall not by itself exclude the underlying causes or facts and circumstances giving rise to such change or development), (ix) any changes in the stock price of Seller Parent’s stock following the date of this Agreement (provided that this clause (ix) shall not by itself exclude the underlying causes or facts and circumstances giving rise or contributing to any such change), (x) any effects arising from (1) the termination of the CHCS Contract, (2) the consummation or the failure of the consummation of entering into the New TPA Agreement, including without limitation, any impact of any changes to the rates or charges required to be paid under or any terms, conditions or other provisions of the New TPA Agreement as compared to those rates or charges required to be paid under or terms, conditions or other provisions of the CHCS Contract, or (3) the conversion from the Capsil software product to the Inspro software product, and (xi) any failure (in and of itself by the Acquired Companies or any of their Affiliates) to meet any revenue, earnings, premiums written or other financial projections or forecasts (provided that this clause (xi) shall not by itself exclude the underlying causes or facts and circumstances giving rise to any such failure), except, in the case of clauses (i), (ii), (iii) and (iv), (A) such event, condition or change that disproportionately impacts the Acquired Companies and, to the extent related to its Traditional Insurance Business, APNY, taken as a whole, as compared to other businesses in the life and health insurance industries, or (B) materially impairs or delays or could reasonably be expected to materially impair or delay the ability of the Seller Parties and their Affiliates (including the Acquired Companies) to perform their respective obligations under this Agreement or the Ancillary Agreements, including to consummate the transactions contemplated by this Agreement.

“Condition Satisfaction” has the meaning set forth in Section 2.3(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 9, 2015 by and between the Seller Parent and the Buyer.

“Contract” means, with respect to any Person, any agreement, contract, lease, license, instrument or other legally binding obligation to which such Person is a party or is otherwise subject or bound.

“Covered Taxes” means Taxes that (a) are imposed on, allocated or attributable to or incurred or payable by the Acquired Companies for any tax period (or portion thereof) ending on or prior to the Closing Date, together with any interest, penalty or additions to Tax accruing after the Closing Date on Taxes described in this clause (a), (b) arise under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law by virtue of any Acquired Company having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Closing, (c) are imposed by reason of any Acquired Company having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract as a result of activities or transactions taking place at or prior to the Closing, (d) arise from or are attributable to any inaccuracy in or breach of any representation or warranty made in Section 3.11, (e) arise from the inclusion of any income or gain by any Acquired Company in any tax period (or portion thereof) beginning after the Closing Date (i) under Section 453 of the Code (or any similar provision of state, local or foreign Law) in respect of any transaction occurring prior to the Closing or (ii) under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) in respect of any reacquisition occurring at or prior to the Closing, (f) arise from any adjustment under Section 481 or 807(f) of the Code (or any similar provision of state, local or foreign Law) as a result of the manner in which any item was reported by any Acquired Company with respect to any tax period (or portion thereof) ending on or prior to the Closing Date.

“Credit Agreement” means that certain Credit Agreement dated as of March 2, 2012 by and among Seller Parent, Bank of America, N.A. and the other lender parties thereto, as it may be amended from time to time.

“Current Employees” means those employees of the Seller Parties or any of their Affiliates (including any Acquired Company) who, as of the date of this Agreement, (a) provide substantial services to the Acquired Companies and (b) are (i) actively employed by the Seller Parties or any of their Affiliates (including any Acquired Company) or (ii) absent from employment by the Seller Parties or any of their Affiliates (including any Acquired Company) due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the disability plans currently in place for the Current Employees, or who is on approved leave under the Family and Medical Leave Act).

“Data Input Inaccuracies” means material inaccuracies or omissions arising from (i) the inputting of factual data required to be utilized under SAP in the calculation of Reserves, including data (and omission of data) relating to the Acquired Companies’ and APNY’s Traditional Insurance Policies in force, the terms of such Traditional Insurance Policies, the relevant information related to the insureds of such Traditional Insurance Policies and transactions which have occurred related thereto or (ii) the coding, compilation or aggregation of such factual data in connection with such inputting.

“Deductible” has the meaning set forth in Section 7.2(b).

“Delaware Courts” has the meaning set forth in Section 9.11.

“Delayed Transfer Date” has the meaning set forth in Section 5.7(a).

“Department” means the FLOIR, KSDOI, NYDFS or the TDI, as applicable.

“Disclosure Schedule” has the meaning set forth in Section 9.9.

“Disputed Items” has the meaning set forth in Section 2.2(b).

“Electronic Data Room” means the electronic data room established by or on behalf of the Seller Parties with respect to the Acquired Companies, APNY, and their Affiliates as the same exists as of the date of this Agreement.

“Employees” means those current or former employees of the Seller Parties or any of their Affiliates (including any Acquired Company) who currently provide, or have in the past provided, substantial services to the Acquired Companies.

“Encumbrance” means any security interest, pledge, mortgage, lien, encumbrance, deed of trust, hypothecation, charge, lease or other adverse claim of any kind.

“Equity Commitment Letter” has the meaning set forth in Section 4.8(a).

“Equity Investor” has the meaning set forth in Section 4.8(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is considered a “single employer” with the Seller or any of its Affiliates under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Estimated Statutory Capital Amount” has the meaning set forth in Section 2.1(c).

“Estimated Statutory Capital Statement” has the meaning set forth in Section 2.1(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

“Excluded Litigation” means any Legal Action (or any portion thereof), whether before or after the Closing Date, against any of the Acquired Companies to the extent arising from any action or omission of the Acquired Companies, or any circumstances of or associated with the Acquired Companies existing, in each case, at or prior to the Closing Date, other than any Traditional Insurance Business Litigation.

“Final PDR Increase” has the meaning set forth in Section 2.5(f).

“Final Statutory Capital Amount” means the Statutory Capital of the Acquired Companies as of the Closing Date as finally determined in accordance with Section 2.2.

“Final Statutory Capital Statement” has the meaning set forth in Section 2.2(c).

“Financial Statements” has the meaning set forth in Section 3.8(a).

“FLOIR” means the Florida Office of Insurance Regulation.

“Form A Approvals” has the meaning set forth in Section 5.5(c).

“GAAP” means generally accepted accounting principles and practices in the United States.

“Governmental Authority” means (a) any United States, federal, state, local, municipal, foreign or international government or governmental, legislative, judicial regulatory or administrative authority, agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; and (c) any political subdivision of any of the foregoing.

“Governmental Authorizations” means all licenses, permits (including insurance permits), variances, waivers, orders, registrations, consents, notices, certificates and other authorizations and approvals of or by a Governmental Authority required (a) with respect to the Seller Parties or the Buyer or any of their respective Affiliates, to perform their respective obligations hereunder and to undertake the transactions contemplated hereby, (b) with respect to the Acquired Companies, to carry on their respective business and operations, and (c) with respect to APNY, to carry on its business and operations directly related to Traditional Insurance Policies issued or assumed by APNY.

“Governmental Order” means any order, writ, judgment, injunction, decision, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantee” has the meaning set forth in Section 9.16.

“Health Care Laws” means all Laws and any other requirements of a Governmental Authority pertaining to or governing: (a) the licensure, certification, qualification, franchise or authority to engage in the Traditional Insurance Business; (b) Persons who establish, underwrite, advertise, pay benefits under, administer and/or sell Medicare Supplement, Medicare SELECT, and/or other Traditional Insurance Policies, including without limitation, the Conditions of Medicare Supplemental Health Insurance under 42 U.S.C. § 1395ss, and state insurance laws applicable to such Traditional Insurance Policies; and (c) financial relationships with Medicare beneficiaries and health care providers, including, without limitation, laws prohibiting or regulating fraud and abuse, beneficiary inducements, patient referrals or provider inducements generally or under the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Stark Law (42 U.S.C. § 1395nn) and the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), other laws set forth in title XI of the Social Security Act including, without limitation, the mandatory reporting and return of overpayments (42 U.S.C. § 1320a-7k(d)), state anti-kickback, false claims, consumer protection and fee-splitting Laws.

“Indebtedness” means, with respect to an Acquired Company, (a) all obligations for borrowed money or with respect to deposits or advances of any kind, other than deposits required under applicable Law, (b) any other obligations owed by an Acquired Company under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security or instrument made or issued by an Acquired Company, (c) all obligations for the deferred purchase price of property or services with respect to which an Acquired Company is liable, contingently or otherwise, as obligor or otherwise (but shall not include any accounts payable incurred in the ordinary course of business consistent with past practice), (d) all capitalized lease obligations, synthetic lease obligations and sale leaseback obligations, whether secured or unsecured, (e) all obligations under interest rate cap, swap, collar or similar transactions or currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (f) all obligations under conditional sale or other title retention agreements relating to any purchased property, (g) all letters of credit or performance bonds issued for the account of an Acquired Company, (h) all obligations upon which interest charges are customarily paid, (i) all obligations of others secured by a lien on property or assets owned or acquired by an Acquired Company, whether or not the obligations secured thereby have been assumed, (j) all guarantees and arrangements having the economic effect of a guaranty of an Acquired Company with respect to any of the foregoing of any other Person, and (k) all interest, premium and prepayment penalties due and payable in respect of any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Independent Accountant” means, with respect to a dispute under Section 2.2(c) regarding an Objections Statement, a nationally recognized independent accounting firm in the United States with actuarial experience in the life and health insurance business mutually selected by the Seller Parties and the Buyer in good faith within ten (10) days after the expiration of the Review Period.

“Initial APLIC PDR” means $30,891,295 of statutory reserves held by CLIC as of the date of this Agreement in respect of premium deficiency testing.

“Initial Threshold” has the meaning set forth in Section 7.2(b).

“Intellectual Property” means, collectively, all of the following, whether arising or existing under Laws of the United States or any state or political subdivision thereof or any foreign jurisdiction, and whether issued, registered, applied for, or unregistered: (a) patents and patent applications (in each case including continuations, continuations-in-part, divisional, provisionals, reexaminations, extensions and reissues of patent applications and patents issuing thereon), (b) Trademarks, (c) works of authorship, including copyrights and copyright applications, (d) Trade Secrets, (e) design and database rights and rights in data, (f) Software and (g) tangible embodiments of any of the foregoing.

“Intellectual Property Assignment Agreement” means the Intellectual Property Assignment Agreement substantially in the form of Exhibit 6 attached hereto.

“Intercompany Account” means any intercompany account balance outstanding or any loans, notes, advances, receivables, payables or other obligations as of immediately prior to the Closing Date between (a) any of the Acquired Companies, on the one hand, and (b) the Seller Parties or any of their Affiliates (other than the Acquired Companies) or any of their respective directors, officers or employees, on the other hand, other than advances, receivables, payables or other obligations incurred by or with respect to such directors, officers or employees in the Ordinary Course of Business.

“Intercompany Agreement” means (a) any intercompany Contract between (i) any of the Acquired Companies, on the one hand, and (ii) the Seller Parties or any of their Affiliates (other than the Acquired Companies) or any of their respective directors, officers or employees, on the other hand, and (b) any guarantee or surety bond (including any necessary collateral, indemnity or other agreements associated therewith) issued by or on behalf of (i) an Acquired Company for the benefit of the Seller Parties or any of their Affiliates (other than an Acquired Company) or (ii) the Seller Parties or any of their Affiliates (other than an Acquired Company) for the benefit of an Acquired Company.

“Intercompany Indebtedness” means Indebtedness between (a) any of the Acquired Companies, on the one hand, and (b) the Seller Parties or any of their Affiliates (other than the Acquired Companies) or any of their respective directors, officers or employees, on the other hand, on the other hand, other than Indebtedness incurred by or with respect to such directors, officers or employees in the Ordinary Course of Business.

“Internal IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Acquired Companies or by the Seller Parties or any of their Affiliates (other than the Acquired Companies) and used by the Acquired Companies.

“Investment Assets” means any investment assets (whether or not required by applicable SAP to be reflected on a balance sheet) beneficially owned by an Acquired Company, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” has the meaning set forth in Section 3.21.

“IP License” means each Contract to which any Acquired Company is a party or to which any of its assets, properties or rights are subject or that is entered into for its benefit by the Seller Parties or any of their Affiliates (other than the Acquired Companies) that relates explicitly to Intellectual Property and that is material to any of the Acquired Companies, including (a) licenses, assignments or transfers of Intellectual Property to any of the Acquired Companies by any other Person, (b) licenses, assignments or transfers of Intellectual Property to any other Person by any of the Acquired Companies, (c) Contracts otherwise granting or restricting the right to use Intellectual Property and (d) Contracts licensing, transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the businesses of the Acquired Companies, in each case other than licenses for commercially available “off-the-shelf” software involving license fees of less than $100,000 per annum.

“IRS” means the Internal Revenue Service.

“Knowledge of the Seller Parties” means solely as to any of the individuals listed on Section 1.1(b) of the Seller’s Disclosure Schedule, those facts, circumstances, events or matters as to which any such individual has actual knowledge, after such individual’s reasonable inquiry.

“KSDOI” means the Kansas Department of Insurance.

“KSDOI Form A Approval” has the meaning set forth in Section 5.5(c).

“Law” means any United States, federal, state, local, municipal or foreign law, statute, ordinance, rule, regulation, order, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Lease” has the meaning set forth in Section 3.16(c).

“Legal Action” means any legal action, claim, demand, arbitration, hearing, charge, complaint, sanction, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding.

“Liability” means any debt, liability, claim, loss, damage, deficiency or obligation of any kind or character, whether known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, asserted or unasserted, determined or determinable, absolute, contingent or otherwise and whether due or to become due.

“Losses” means any and all damages, claims, losses, Liabilities, judgments, settlements, awards, judgments, fines, deficiencies, Taxes and other charges (together with interest and penalties thereon, if any) and costs and expenses (including reasonable attorneys’ fees and costs of investigation).

“Makris Lawsuit” means the lawsuit styled Emmanuel Makris v. Pennsylvania Life  Insurance Company, Sixth Judicial Circuit, Pinellas County, Florida, Case No. 11-012067-CI-15, and any substantially related Legal Actions that may directly result therefrom after the date of this Agreement.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Acquired Companies, the Seller Parties or any of their Affiliates, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Material Contract” has the meaning set forth in Section 3.15(a).

“Material Lawsuits” means the Makris Lawsuit and the Smith Lawsuit.

“Material Lawsuits Reserves” means the aggregate amount of the reserves established for the Material Lawsuits as set forth in (i) the Closing Date Statutory Capital Statement if it is deemed to have been accepted by the Seller Parties pursuant to Section 2.2(b) or (ii) the Final Closing Date Statutory Capital Statement if the Seller Parties deliver to the Buyer the Objections Statement pursuant to and in accordance with Section 2.2.

“Medicare” means the Health Insurance for the Aged Act, Title XVIII of the Social Security Act, as then constituted or later amended.

“Medicare Advantage Organization” means a public or private entity organized and licensed by a state Governmental Authority as a risk-bearing entity that is certified by the federal Department of Health and Human Services, Centers for Medicare & Medicaid Services as meeting the contract requirements for offering a Medicare Advantage Plan.

“Medicare Advantage Plan” means health benefits coverage offered under an insurance policy or contract by APNY in its capacity as a Medicare Advantage Organization that includes a specific package of health benefits offered at a uniform premium and uniform level of cost-sharing to all Medicare beneficiaries residing in one or more service areas (or segment of one or more service areas).

“Mergers” has the meaning set forth in the Recitals hereof.

“Merger Approvals” means the approvals by (a) the Texas Insurance Commissioner of the MNLIC-CLIC Merger and the APLIC-CLIC Merger and (b) the FLOIR of the APLIC-CLIC Merger.

“Milliman” has the meaning set forth in Section 3.33.

“MNLIC” has the meaning set forth in the Recitals hereof.

“MNLIC-CLIC Merger” has the meaning set forth in the Recitals hereof.

“New CCAS Contract” has the meaning set forth in Section 5.15(d).

“New Plans” has the meaning set forth in Section 5.7(c).

“New TPA Agreement” has the meaning set forth in Section 5.24.

“Non-Traditional Insurance Business” means any type of insurance business transacted by any of the Acquired Companies or APNY prior to the Closing Date that does not constitute Traditional Insurance Business, including without limitation, any Medicare Advantage Plan and NY Health Insurance Exchange Policy.

“Notional Buyer Closing Date CLIC Capital Contribution” means a capital contribution which shall be deemed to be made at the Closing by the Buyer to CLIC in respect of the CLIC Shares in the amount of the excess, if any, of the Target Statutory Capital Amount over the Estimated Statutory Capital Amount solely for purposes of calculating the Admitted DTA.

“NYDFS” means the New York Department of Financial Services, Insurance Division.

“NYDFS APNY Coinsurance Agreement Approval” has the meaning set forth in Section 5.5(e).

“NY Health Insurance Exchange” means the ACA required federally or state operated insurance exchange in the State of New York for individual commercial major medical health benefit plans and insurance products and any new, replacement or successor insurance exchange in the State of New York for individual commercial major medical health benefit plans and insurance products, whether operated by federal or state Governmental Authorities.

“NY Health Insurance Exchange Policy” means any insurance policy issued by APNY through the NY Health Insurance Exchange.

“Objections Statement” has the meaning set forth in Section 2.2(b).

“Offer Effective Time” has the meaning set forth in Section 5.7(a).

“Offered Employees” has the meaning set forth in Section 5.7(a).

“Old Plans” has the meaning set forth in Section 5.7(c).

“Open Source Software” means Software that is subject to, or contains or is derived from other Software that is subject to, an open source, “copyleft” or similar license that requires any source code of such Software to be disclosed, licensed for free, publicly distributed, attributed to any Person or dedicated to the public.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person, consistent with its past customs and practices (including with respect to quantity and frequency).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Intellectual Property” has the meaning set forth in Section 3.14(a).

“PDR” means the aggregate amount of statutory reserves held by CLIC as a result of premium deficiency testing (performed in accordance with SAP and consistently with historical practice, including without limitation, the methodology and the development of all assumptions used therefor, subject to any aggregation or grouping of the statutory reserves for multiple types of insurance products for purposes of premium deficiency testing as may be allowed by the TDI), as reflected in CLIC’s annual audited Statutory Statements as of the applicable date.

“PDR Contribution” has the meaning set forth within the definition of the term “Burdensome Condition” contained in this Section 1.1.

“PDR Increase” has the meaning set forth in Section 2.5(f).

“PDR Release Amount” has the meaning set forth in Section 2.5(a).

“PDR Release Target” means (a) the Initial APLIC PDR minus (b) $5,000,000 minus (c) the Pre-Closing PDR Release Amount, if any.

“Permitted Accounting Practice” has the meaning set forth in Section 3.8(g).

“Permitted Encumbrances” means (a) liens for Taxes, assessments and other Governmental Authority imposed charges not yet due and payable, or due and being contested in good faith and for which reserves are maintained in accordance with GAAP and SAP, (b)

mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the Ordinary Course of Business or pursuant to original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (d) Encumbrances related to deposits to secure policyholders’ obligations as required by the insurance departments of the various states, (e) Encumbrances or other restrictions on transfer imposed by applicable insurance Law, (f) Encumbrances incurred or deposits made to a Governmental Authority in connection with a Governmental Authorization, (g) with respect to the investment portfolios of the Acquired Companies, Encumbrances granted under securities lending and borrowing agreements, repurchase and reserve repurchase agreements and derivatives entered into in the Ordinary Course of Business, (h) with respect to the investment portfolios of the Acquired Companies, clearing and settlement Encumbrances on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding them with custodians, (i) easements, rights of way, encroachments, zoning ordinances and other similar Encumbrances recorded against the real property described in Section 3.16(c) or the Leases that, in each case, would not reasonably be expected to materially impair the use of such real property or to materially detract from its value, and (j) landlords’ or lessors’ liens under the Leases.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint stock company, a joint venture, a trust or other entity or organization, including a Governmental Authority.

“Personal Data” means information (a) relating to an identified or identifiable person, including information that can be used to identify a person, directly or indirectly, by reference to an identification number or to one or more other factors specific to such person or (b) concerning an individual that constitutes “nonpublic personal information” within the meaning of Title V of the Gramm-Leach Bliley Act of 1999 and the regulations promulgated thereunder.

“Plan Asset Regulations” has the meaning set forth in Section 3.26.

“Pre-Closing Extra-Contractual Obligations” means all Liabilities arising out of or relating to (A) the marketing, underwriting, sales, issuance, delivery, cancellation or administration of the Traditional Insurance Policies, (B) the investigation, defense, trial, settlement or handling of claims, benefits or payments arising out of or relating to the Traditional Insurance Policies, or (C) the failure to pay or the delay in payment, or errors in calculating or administering the payment, of benefits, claims or any other amounts due or alleged to be due under or in connection with the Traditional Insurance Policies, in each case, prior to the Closing.

“Pre-Closing PDR Release Amount” means:

(a)           The amount of Base Pre-Closing PDR Release Amount in respect of which a shareholder dividend or other distribution is declared and paid by CLIC to the Seller prior to the Closing; or

(b)           To the extent that no such shareholder dividend or other distribution is declared and paid in respect of any portion of the Base Pre-Closing PDR Release Amount to the Seller by CLIC prior to the Closing (such portion, the “Non-Dividended Base Pre-Closing PDR Release Amount”), such amount to the extent that the Estimated Statutory Capital Amount and the Closing Date Statutory Capital Amount or the Final Statutory Capital Amount, as applicable, are increased by the amount of the Non-Dividended Base Pre-Closing PDR Release, but not to more than $70,500,000, (and it being understood that the remaining amount of the Non-Dividended Base Pre-Closing PDR Release Amount (such amount, the “Remaining Non-Dividended Base Pre-Closing Amount”) shall remain payable by the Buyer to the Seller and shall accrue and be paid by the Buyer to the Seller in accordance with Section 2.5(c)(i)).

“Pre-Closing Release Amount” means the amount of any Additional Reserves of CLIC (i) released (with the prior written consent of the TDI) following the date of this Agreement, but prior to the Closing Date, and reflected in the Closing Date Statutory Capital Statement if it is deemed to have been accepted by the Seller Parties pursuant to Section 2.2(b) or the Final Closing Date Statutory Capital Statement if the Seller Parties deliver to the Buyer the Objections Statement pursuant to Section 2.2(c) and (ii) in respect of which (x) a dividend is paid to the Seller by CLIC prior to the Closing or (y) a positive adjustment to the Purchase Price is made pursuant to Sections 2.1 and 2.2.

“Premium Increase Related Commitment” has the meaning set forth in Section 3.18(a).

“Privacy Law” means any Law relating to the collection, processing, storage, use, sharing, disclosure, loss, access, transfer, security, encryption and/or safeguarding of Personal Data or notices or approvals in connection with Personal Data.

“Producer” means any insurance agent, broker or producer.

“Producer Legal Action” means any current or future Legal Action that relates primarily to any amount owed or claimed to be owed to (a) a Producer by any of the Acquired Companies or, to the extent directly related to the Traditional Insurance Policies issued or assumed by APNY, by APNY and in which any Person (which may include one or more members of the Seller Group) is a defendant or the party against whom a claim or investigation is directed, or (b) any of the Acquired Companies or, to the extent directly related to APNY’s Traditional Insurance Policies, to APNY, in each case by a Producer, including any of the Legal Actions listed on Section 5.12 of the Seller’s Disclosure Schedules.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Pyramid” has the meaning set forth in the Recitals hereof.

“Reinsurance Agreements” has the meaning set forth in Section 3.19.

“Reinsurance Dispute” means the disputes among (a) APLIC, APNY and CLIC (as successor to Pennsylvania Life Insurance Company) and (b) the reinsurance company listed on Section 1.1(c) of the Seller’s Disclosure Schedule.

“Remaining Non-Dividended Base Pre-Closing Amount” has the meaning set forth within the definition of the term “Pre-Closing PDR Release Amount” contained in this Section 1.1.

“Representatives” of any Person means such Person’s Affiliates and its and their respective directors, managers, members, officers, employees, agents, attorneys, actuaries, consultants, advisors or other representatives.

“Required Governmental Approvals” means (a) the Seller Parties’ Required Governmental Approvals and (b) the Buyer’s Required Governmental Approvals.

“Reserves” has the meaning set forth in Section 3.30.

“Resignations” has the meaning set forth in Section 5.10.

“Resolution Period” has the meaning set forth in Section 2.2(c).

“Retained Business” means the businesses or activities of the Seller Parties or any of their Affiliates (other than the Acquired Companies), including without limitation, their businesses or activities related to establishing, underwriting, selling, paying benefits under, administering and/or maintaining any Medicare Advantage Plan and NY Health Insurance Exchange Policy, other than the Traditional Insurance Business of APNY.

“Retained Software” has the meaning set forth in Section 5.11(b).

“Review Period” has the meaning set forth in Section 2.2(b).

“Risk-Based Capital Reports” has the meaning set forth in Section 3.29.

“SAP” means, with respect to the Acquired Companies or APNY, the statutory accounting principles and practices prescribed or permitted by applicable insurance Law or the applicable Department, as in effect from time to time.

“Section 382 Impact” has the meaning set forth in Section 2.1(c).

“Section 382 Impact Amount” has the meaning set forth in Section 2.2(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph hereof.

“Seller Group” means the Seller Parties and any Person that is an Affiliate of the Seller Parties after the Closing Date.

“Seller Indemnified Parties” and “Seller Indemnified Party” have their meanings set forth in Section 7.2(a).

“Seller Insurance Policies” has the meaning set forth in Section 5.12.

“Seller Marks” means the Trademarks of the Seller Parties or any of their Affiliates (other than the Acquired Companies) described in Section 5.17(a) of the Seller’s Disclosure Schedule.

“Seller Parent” has the meaning set forth in the introductory paragraph hereof.

“Seller Parties” has the meaning set forth in the introductory paragraph hereof.

“Seller Parties’ Fundamental Representations” means the Seller Parties’ Primary Fundamental Representations and the Seller Parties’ Secondary Fundamental Representations.

“Seller Parties’ IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Seller Parties or any of their Affiliates (other than the Acquired Companies).

“Seller Parties’ Licensed IP Rights” means, other than Trademarks, any and all Intellectual Property owned by the Seller Parties or any of their Affiliates (other than the Acquired Companies) that was used or practiced in the Traditional Insurance Business in the twelve (12) months prior to the Closing.

“Seller Parties’ Post-Closing Covenants” means any covenant, agreement, duty, or obligation of, or any action or inaction by, the Seller Parties or any of their Affiliates required to be commenced and performed, taken or not taken, as applicable, under this Agreement on or after the Closing.

“Seller Parties’ Pre-Closing Covenants” means any covenant, agreement, duty, or obligation of, or any action or inaction by, the Seller Parties or any of their Affiliates required to be performed, taken or not taken, as applicable, under this Agreement before the Closing.

“Seller Parties’ Primary Fundamental Representations” means the representations and warranties of the Seller Parties set forth in Section 3.1 (Organization and Authority), Section 3.2 (Binding Effect), Section 3.3 (Organization, Qualification and Authority of Acquired Companies), Section 3.4 (Capital Structure; Ownership of Acquired Companies Shares), Section 3.7(b) and (c) (No Violations) and Section 3.17 (Finders’ Fees).

“Seller Parties Related Persons” has the meaning set forth in Section 7.7.

“Seller Parties’ Required Governmental Approvals” has the meaning set forth in Section 3.6.

“Seller Parties’ Required Reinsurer Consents” has the meaning set forth in Section 3.19.

“Seller Parties’ Secondary Fundamental Representations” means the representations and warranties of the Seller Parties set forth in Section 3.5 (No Subsidiaries), Section 3.8(f) (Financial and Statutory Statements; Internal Controls; No Undisclosed Liabilities), Section 3.9(b) (Absence of Certain Changes) and Section 3.23 (Intercompany Agreements).

“Seller Releasee” has the meaning set forth in Section 5.19(b).

“Seller Releasor” has the meaning set forth in Section 5.19(a).

“Seller’s Books and Records” means the books, records and documents (including Tax books, records and documents) of, or maintained by, the Seller Parties or any of their Affiliates to administer, evidence or record information relating to the Traditional Insurance Business or the existence, business or operations of the Acquired Companies, or to the extent directly related to APNY’s Traditional Insurance Policies, APNY, prior to the Closing Date; provided, however, that the Seller’s Books and Records do not include (a) any Books and Records or (b) any minute books of the Seller Parties or any of their Affiliates (other than the Acquired Companies).

“Seller’s Disclosure Schedule” means the disclosure schedule delivered by the Seller Parties to the Buyer in connection with the execution and delivery of this Agreement.

“Smith Lawsuit” means the lawsuit styled Harlene Smith v. American Pioneer Life Insurance Company and Universal American Corporation, District Court of Oklahoma County, Oklahoma, Case No. CJ-2014-6062, and any substantially related Legal Actions that may directly result therefrom after the date of this Agreement.

“Software” means all computer programs and code and libraries, whether in source-code, object-code or other form.

“Statutory Capital” means, with respect to any Acquired Company, as of any date of determination, an amount equal to the total capital and surplus of such Acquired Company, calculated in accordance with the Accounting Principles, as of such date.

“Statutory Capital Deficit Amount” means the amount, if any, by which the Estimated Statutory Capital Amount set forth in the Estimated Statutory Capital Statement (and giving effect to the cap set forth in Section 2.1(c)) exceeds (a) the Closing Date Statutory Capital Amount set forth in the Closing Date Statutory Capital Statement (and giving effect to the cap set forth in Section 2.1(c)) if the Closing Date Statutory Capital Statement is deemed to have been accepted by the Seller Parties pursuant to Section 2.2(b) or (b) the Final Statutory Capital Amount set forth in the Final Closing Date Statutory Capital Statement (and giving effect to the cap set forth in Section 2.1(c)) if the Seller Parties deliver to the Buyer the Objections Statement pursuant to and in accordance with Section 2.2 and the resolution of any dispute thereunder, as applicable.

“Statutory Capital Excess Amount” means the amount, if any, by which (a) the Closing Date Statutory Capital Amount set forth in the Closing Date Statutory Capital Statement exceeds the Estimated Statutory Capital Amount set forth in the Estimated Statutory Capital Statement if the Closing Date Statutory Capital Statement is deemed to have been accepted by the Seller Parties pursuant to Section 2.2(b) or (b) the Final Statutory Capital Amount set forth in the Final Closing Date Statutory Capital Statement exceeds the Estimated Statutory Capital Amount set forth in the Estimated Statutory Capital Statement if the Seller Parties deliver to the Buyer the Objections Statement pursuant to and in accordance with Section 2.2 and the resolution of any dispute thereunder, as applicable.

“Statutory Financial Statements” has the meaning set forth in Section 3.8(b).

“Subsidiary” means with respect to any entity, any other entity as to which it owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the shares, voting power or other ownership interests.

“Survival Termination Date” has the meaning set forth in Section 7.1(a).

“Target Statutory Capital Amount” means sixty eight million, five hundred thousand dollars ($68,500,000).

“Tax” or “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof or in respect of Tax Returns filed or a failure to file Tax Returns required to be filed, imposed by any Governmental Authority, which taxes shall include all income, profits, alternative minimum, estimated, payroll, withholding, social security, sales, use, ad valorem, value added, real or personal property, employment, unemployment, excise, franchise, premium, gross receipts, stamp, transfer, net worth, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

“Tax Accountant” has the meaning set forth in Section 5.6(b)(iii).

“Tax Indemnity Expiration Date” means the sixtieth (60th) day following the expiration of the applicable statute of limitations for the applicable Tax.

“Tax Returns” means any and all returns, reports, statements, certificates, declarations, estimates, elections, information returns, schedules or claims for refund of or with respect to any Tax which is supplied to any Governmental Authority, including any and all attachments, amendments and supplements thereto.

“TDI” means the Texas Department of Insurance.

“TDI Form A Approval” has the meaning set forth in Section 5.5(c).

“Third Party Claim” has the meaning set forth in Section 7.4(b).

“Third-Party Confidentiality Agreement” has the meaning set forth in Section 5.1(e).

“Total Payment Amount” has the meaning set forth in Section 2.5(a).

“Trade Secrets” means all inventions, processes, designs, formulae, models, tools, algorithms, trade secrets, know-how, ideas, research and development, data and databases and confidential information and proprietary technology.

“Trademarks” means all trademarks, trade names, trade dress, service marks, assumed names, business names and logos, slogans, Internet domain names, social media usernames (e.g., Twitter handles), personalized subdomains or vanity URLs, and other digital identifiers and other indicia of origin, together with all goodwill of the businesses symbolized thereby, and all registrations and applications for any of the foregoing.

“Traditional Insurance Business” means the Seller Parent’s and its Subsidiaries’ businesses solely related to establishing, underwriting, selling, paying benefits under, administering and/or maintaining the Traditional Insurance Policies in the United States, in each case, excluding the Non-Traditional Insurance Business.

“Traditional Insurance Business Litigation” means any Legal Action (or any portion thereof), whether before or after Closing, against any of the Acquired Companies, APNY or any circumstances of or associated with the Acquired Companies or APNY, in each case, related, directly or indirectly to the Traditional Insurance Business or any Traditional Insurance Policy.

“Traditional Insurance Policy” means any life, health (including, without limitation, cancer, hospital indemnity and dental but excluding NY Health Insurance Exchange Policies), Medicare supplement (but excluding Medicare Advantage Plans), disability, and long term care insurance policy, contract, binder, certificate or slip and all riders, amendments and applications to such policies or reinsurance or retrocession treaty, contract, binder, certificate or slip, guaranteed investment contract or fixed or indexed annuity whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith), and all amendments, applications, brochures, illustrations and certificates pertaining thereto, and any and all abstracts or other marketing materials relating to any of the foregoing, issued or assumed by the Acquired Companies and APNY.

“Transaction Expenses” has the meaning set forth in Section 9.8.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes.

“Transferred Employees” has the meaning set forth in Section 5.7(a).

“Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit 3 attached hereto.

“Transition Termination Date” has the meaning set forth in Section 5.7(c).

“UBIC” means Union Bankers Insurance Company, formerly a Texas stock insurance company and an Affiliate of the Seller Parties, which merged with and into CLIC effective as of December 31, 2013.

Section 1.2. Interpretation.

(a)           As used in this Agreement, references to the following terms have the meanings indicated:

(i)                                     To the Recitals, Sections, Articles, Annexes, Exhibits or Schedules are to a Recital, Section or Article of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary.

(ii)                                  To any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time.

(iii)                               To any “statute” or “regulation” are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any “section of any statute or regulation” include any successor to the section.

(iv)                              To any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate.

(v)                                 To any “copy” of any Contract or other document or instrument are to a true, correct and complete copy.

(vi)                              To any “list” are to a true, correct and complete list.

(vii)                           To “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary.

(viii)                        To the “date of this Agreement,” “the date hereof” and words of similar import refer to October 8, 2015.

(ix)                              To “this Agreement” include the Annexes, Exhibits and Schedules (including the Buyer’s Disclosure Schedule and the Seller’s Disclosure Schedule) to this Agreement.

(x)                                 To a “willful and material breach” refer to a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of or failure to take such act would or would reasonably be expected to cause a breach of this Agreement.

(b)                                 Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)                                  Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(d)                                 The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)                                  References to “party” or “parties” hereto mean the Seller Parties or the Buyer.

(f)                                   References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g)                                  The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(h)                                 No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

(i)                                     All capitalized terms used without definition in the Annexes, Exhibits and Schedules (including the Buyer’s Disclosure Schedule and the Seller’s Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement. All Annexes, Exhibits and Schedules (including the Buyer’s Disclosure Schedule and the Seller’s Disclosure Schedule) to this Agreement are hereby incorporated in and made part of this Agreement as if set forth in full herein.

ARTICLE II

PURCHASE AND SALE OF ACQUIRED COMPANY SHARES

Section 2.1.                                 Purchase and Sale of CLIC Shares and Pyramid Shares.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, (i) 44,685 shares of the common stock, par value $60.00 per share, of CLIC, representing all the issued and outstanding shares of capital stock of CLIC as of the Closing Date (the “CLIC  Shares”), and (ii) 582 shares of the common stock, par value $4,300.00 per share, of Pyramid, representing all the issued and outstanding shares of capital stock of Pyramid as of the Closing Date (the “Pyramid Shares”), in each case free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state insurance and securities Laws).

(b)                                 The aggregate purchase price to be paid by the Buyer to the Seller at the Closing in consideration of the CLIC Shares and the Pyramid Shares shall be the amount, payable in cash, equal to forty three million dollars ($43,000,000) plus the amount, if any, that the Estimated Statutory Capital Amount (and giving effect to the cap set forth in Section 2.1(c))

exceeds the Target Capital Statutory Amount or minus the amount, if any, by which the Target Statutory Capital Amount exceeds the Estimated Statutory Capital Amount (the “Purchase Price”), as adjusted after the Closing Date as provided in Section 2.2 (as so adjusted, the “Adjusted Purchase Price” and, following any such adjustment, the Adjusted Purchase Price shall thereafter be deemed to be the Purchase Price for purposes of this Agreement).

(c)                                  Not less than three (3) Business Days prior to the Closing Date, the Seller shall prepare or cause to be prepared and delivered to the Buyer a written statement certified by the Chief Financial Officer of the Seller derived from and consistent with the Books and Records and prepared in good faith and in accordance with the Accounting Principles (the “Estimated  Statutory Capital Statement”) setting forth the pro forma amount of the Statutory Capital of each of CLIC and Pyramid calculated as of the last day of the calendar quarter ended immediately prior to the month in which the Closing occurs, in each case, after giving effect to (i) the transfers of the CLIC Shares and the Pyramid Shares contemplated hereby, (ii) the transfers of the CLIC Retained Assets, Retained Software and Assigned Software contemplated hereby, (iii) the transfers of assets or rights contemplated by the Intellectual Property Assignment Agreement, (iv) the reinsurance transaction contemplated by the APNY Coinsurance Agreement and (v) the Notional Buyer Closing Date CLIC Capital Contribution as of such date of calculation, (the “Estimated Statutory Capital Amount”); provided that the Estimated Statutory Capital Amount shall be capped at $70,500,000. For illustrative purposes, a pro forma statement of the Estimated Statutory Capital Amount of the Acquired Companies as of June 30, 2015, prepared in accordance with the Accounting Principles, is attached as Annex B. The Estimated Statutory Capital Statement and the Closing Date Statutory Capital Statement shall each be prepared in the same format as Annex B. For purposes of clarity, the parties hereto agree that the calculation of the Estimated Statutory Capital Amount shall not take into account in any respect any reduction of Statutory Capital resulting from (i) any specified policy acquisition expenses of either CLIC or Pyramid which have been capitalized pursuant to Section 848 of the Code being treated as “recognized built-in loss” as defined in Section 382(h)(2) of the Code, and (ii) any amount which is being taken into account by either CLIC or Pyramid under the method provided by Section 807(f)(1)(B) of the Code being treated as “recognized built-in loss” as defined in Section 382(h)(2) of the Code, in each case as a result of the sale of the CLIC Shares and the Pyramid Shares by the Seller to the Buyer contemplated in this Agreement (such reduction, the “Section  382 Impact” and such treatment of such items, the “Built-in Loss Treatment”).

Section 2.2.                                 Post-Closing Adjustment of the Purchase Price.

(a)                                 Within ninety (90) days after the Closing Date, the Buyer shall prepare or cause to be prepared and delivered to the Seller a written statement certified by the Chief Financial Officer of the Buyer derived from and consistent with the Books and Records and prepared in good faith and in accordance with the Accounting Principles (the “Closing Date  Statutory Capital Statement”) setting forth the actual amount of the Statutory Capital of CLIC and Pyramid as of the Closing Date, after giving effect to (i) the transfers of the CLIC Shares and the Pyramid Shares contemplated hereby, (ii) the transfers of the CLIC Retained Assets, Retained Software, Assigned Software contemplated hereby, (iii) the transfers of assets or rights contemplated by the Intellectual Property Assignment Agreement, (iv) the reinsurance transaction contemplated by the APNY Coinsurance Agreement and (v) the Notional Buyer Closing Date CLIC Capital Contribution (the “Closing Date Statutory Capital Amount”). In

connection with the Buyer’s preparation of the Closing Date Statutory Capital Statement, to the extent that the Buyer does not have all relevant information in its possession, the Buyer and its Representatives will be permitted to review the Seller’s or any of its Affiliates’ work papers and any work papers of the Seller’s and its Affiliates’ independent accountants relevant to the preparation of the Closing Date Statutory Capital Statement, and the Seller will, and will cause its Affiliates to, make reasonably available to the Buyer the individuals then in its employ, if any, responsible for and knowledgeable about the information to be reflected in the Closing Date Statutory Capital Statement, in order to respond to the reasonable inquiries of the Buyer; provided, however, that the independent accountants and actuaries of the Seller will not be obligated to make any work papers available to the Buyer unless and until the Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants or actuaries, as applicable. For purposes of clarity, the parties hereto agree that the calculation of the Closing Date Statutory Capital Amount shall not take into account in any respect any Section 382 Impact.

(b)                                 Within thirty (30) days after the Seller’s receipt of the Closing Date Statutory Capital Statement (the “Review Period”), the Seller may deliver to the Buyer a written statement (an “Objections Statement”) specifying any objections thereto by the Seller (including therein the Seller’s calculations of such amounts and the Seller’s grounds for such disagreement in reasonable detail) (the “Disputed Items”). The Seller shall be deemed irrevocably to have agreed with all other items and amounts contained in the Closing Date Statutory Capital Statement delivered by the Buyer pursuant to Section 2.2(a). Matters as to which the Seller may submit an Objections Statement in respect of the Closing Date Statutory Capital Statement shall be limited to (i) whether the Closing Date Statutory Capital Statement was prepared in accordance with the terms of this Agreement and the Ancillary Agreements, and (ii) whether the Buyer committed any arithmetic error or omission in the line items or calculations set forth in the Closing Date Statutory Capital Statement. Unless the Seller delivers an Objections Statement to the Buyer on or prior to the last day of the Review Period, the Closing Date Statutory Capital Statement shall be deemed irrevocably accepted by the Seller and the calculations set forth therein shall be final, binding and conclusive for all purposes of determining the Purchase Price and the calculations of the Statutory Capital of each of CLIC and Pyramid included therein shall be deemed to be the Final Statutory Capital Amount hereunder. If the Seller shall have been so deemed to have accepted the Closing Date Statutory Capital Statement, the Purchase Price shall be subject to adjustment as follows: (x) if the Closing Date Statutory Capital Statement shows a Statutory Capital Deficit Amount, the Purchase Price shall be reduced by the amount equal to the Statutory Capital Deficit Amount, which amount shall be paid by the Seller Parties to the Buyer in accordance with the provisions of this Section 2.2(b), or (y) if the Closing Date Statutory Capital Statement shows a Statutory Capital Excess Amount, the Purchase Price shall be increased by the amount equal to the Statutory Capital Excess Amount, which amount shall be paid by the Buyer to the Seller in accordance with the provisions of this Section 2.2(b); provided that the Adjusted Purchase Price shall be capped at $45,000,000 and no Statutory Capital Excess Amount shall be paid to the extent it would increase the Adjusted Purchase Price to an amount in excess of such cap. Notwithstanding anything contained in this Agreement or any of the Ancillary Agreements to the contrary, no payments made by the Buyer to the Seller pursuant to Section 2.5 shall be subject to such $45,000,000 cap. Any adjustment to the Purchase Price pursuant to this Section 2.2(b) shall be paid by the Buyer or the Seller, as applicable, by wire transfer of immediately available funds, to an account or accounts designated by the other party hereto in writing on the third (3rd) Business Day following the last day of the Review Period and shall be deemed to be an adjustment to the Purchase Price for all purposes hereunder.

(c)                                  If the Seller shall have delivered to the Buyer an Objections Statement during the Review Period, then for ten (10) Business Days (or such longer period as the Seller Parties and the Buyer may agree upon in writing) following the Buyer’s receipt of an Objections Statement (the “Resolution Period”), senior executives of the Seller Parties, on the one hand, and the Buyer, on the other hand, shall negotiate in good faith to reach agreement on all the Disputed Items, and any resolution as to any of the Disputed Items agreed by them shall be final, binding and conclusive for all purposes of determining the Purchase Price and the resulting calculation of the Statutory Capital of each of CLIC and Pyramid included therein shall be deemed to be the Final Statutory Capital Amount hereunder. If the Seller Parties and the Buyer are unable to reach such agreement during the Review Period on all of the Disputed Items, they shall promptly thereafter appoint the Independent Accountant to review this Agreement and the remaining Disputed Items for the purpose of calculating the Closing Date Statutory Capital Amount within thirty (30) days of such appointment. In making such calculations, the Independent Accountant shall consider only the Disputed Items remaining unresolved and no other matters. With respect to each such Disputed Item, such determination, if not in accordance with the position of either the Seller or the Buyer, shall not be more favorable to the Seller than the amounts advocated by the Seller in the Objections Statement or more favorable to the Buyer than the amounts advocated by the Buyer in the Closing Date Statutory Capital Statement with respect to such Disputed Item. The Independent Accountant shall act as an expert and not as an arbitrator and shall determine the amount of the remaining Disputed Items in accordance with the Accounting Principles and shall deliver to the Seller Parties and the Buyer a written report setting forth the calculations of the Independent Accountant. Such report shall be final and binding upon the Seller Parties and the Buyer and the resulting calculations of the Statutory Capital of each of CLIC and Pyramid shall be deemed to be the Final Statutory Capital Amount hereunder. The fees, costs and expenses of retaining the Independent Accountant shall be borne by the Buyer, on the one hand, and the Seller Parties, on the other hand, in proportion to those matters submitted to the Independent Accountant that are resolved against the Buyer, on the one hand, and the Seller Parties, on the other hand, and the allocation of such fees, costs and expenses shall be so determined by the Independent Accountant. The Buyer shall cause CLIC and Pyramid to, upon request by the Independent Accountant, provide the Independent Accountant with reasonable assistance in reviewing the Disputed Items, including by providing the Independent Accountant and its Representatives with access to such information (including the Books and Records) and personnel and Representatives of CLIC and Pyramid as the Independent Accountant may reasonably request in connection with its review of the Disputed Items. The Seller Parties and the Buyer agree to enter into an engagement letter with the Independent Accountant containing customary terms and conditions for this type of engagement. The Seller Parties and the Buyer shall use their commercially reasonable efforts to cooperate with and provide information and documentation, including work papers, to assist the Independent Accountant. Any such information or documentation provided by any party hereto to the Independent Accountant shall be concurrently delivered to the other parties hereto, subject, in the case of any independent accountant work papers, to such other parties hereto entering into a customary release agreement with respect thereto. Neither the Seller Parties nor the Buyer shall disclose to the Independent Accountant, and the Independent Accountant shall not consider for any purposes, any settlement discussions or settlement offers made by any of the parties hereto with respect to any objection under this Section 2.2. No later than the fifth (5th) Business Day immediately following the resolution of all Disputed Items, the Buyer shall revise the Closing Date Statutory Capital Statement to reflect the resolution of any Disputed Items and the resulting Final Statutory Capital Amount (as so revised, the “Final Statutory Capital Statement”) and shall deliver a copy thereof to the Seller. The Seller shall have three (3) Business Days from the date on which the Final Statutory Capital Statement is delivered to the Seller to review the Final Statutory Capital Statement solely for purposes of confirming that it accurately reflects the prior resolution of all Disputed Items and the resulting Final Statutory Capital Amount.

(d)                            Upon the resolution of all Disputed Items, the Purchase Price shall be subject to adjustment as follows: (i) if the Final Statutory Capital Statement shows a Statutory Capital Deficit Amount, the Purchase Price shall be reduced by the amount equal to the Statutory Capital Deficit Amount, which amount shall be paid by the Seller to the Buyer in accordance with the provisions of this Section 2.2(d), or (ii) if the Final Statutory Capital Statement shows a Statutory Capital Excess Amount, the Purchase Price shall be increased by the amount equal to the Statutory Capital Excess Amount, which amount shall be paid by the Buyer to the Seller in accordance with the provisions of this Section 2.2(d); provided that the Adjusted Purchase Price shall be capped at $45,000,000, and no Statutory Capital Excess Amount shall be paid under this Section 2.2(d) to the extent it would increase the Adjusted Purchase Price to an amount in excess of such cap. Any adjustment to the Purchase Price pursuant to this Section 2.2(d) shall be paid by the Buyer or the Seller, as applicable, by wire transfer of immediately available funds, to an account or accounts designated by the other party hereto in writing on the third (3rd) Business Day following the delivery of the Final Statutory Capital Statement, once accepted by the Buyer as provided in the final sentence of Section 2.2(c).

(e)                             Concurrently with the delivery of the Closing Date Statutory Capital Statement, the Buyer shall prepare or cause to be prepared and delivered to the Seller an alternative statement, certified by the Chief Financial Officer of the Buyer (the “Alternative  Closing Date Statutory Capital Statement”), setting forth an alternative calculation of the amount of the Statutory Capital of CLIC and Pyramid as of the Closing Date, prepared in the same manner as the Closing Date Statutory Capital Statement, with the sole exception that such Alternative Closing Date Statutory Capital Statement shall, to the extent required by Section 382 of the Code, take into account and reflect the adjustments to such Statutory Capital amounts resulting from the Section 382 Impact (the “Alternative Closing Date Statutory Capital  Amount”). The procedures related to the preparation, review, dispute resolution, and finalization of the Alternative Closing Date Statutory Capital Statement and the Alternative Closing Date Statutory Capital Amount shall be the same as those applicable to the Closing Date Statutory Capital Statement and the Closing Date Statutory Capital Amount (the final statement reflecting such finalized alternative calculations, the “Final Alternative Statutory Capital Statement”). If the Purchase Price, calculated pursuant to Section 2.2(d) but using the final Alternative Closing Date Statutory Capital Amount as reflected on the Final Alternative Statutory Capital Statement, would have reduced the Purchase Price calculated pursuant to Section 2.2(d) by more than $5,000,000, the amount of such reduction in excess of $5,000,000 shall constitute the “Section  382 Impact Amount”. For purposes of clarity, if such alternative calculation of the Purchase Price results in an alternative Purchase Price that would have not been more than $5,000,000 less than the Purchase Price calculated pursuant to Section 2.2(d), no further adjustment to the Purchase Price shall be made pursuant to this Agreement to reflect such alternative calculation.

The Total Payment Amount for the year ended December 31, 2017 (or the Total Payment Amount for the year ended December 31, 2016 if such payment satisfies in full the Buyer’s obligations to the Seller under Section 2.5), shall be reduced, but not below zero, by the amount equal to the Section 382 Impact Amount multiplied by 1.5. Prior to Closing and following the Closing until December 31, 2017 and if requested from the Seller by the Buyer, the Seller shall reimburse the Buyer and its Affiliates for the reasonable and reasonably documented out-of-pocket costs, not to exceed $200,000, incurred by the Buyer in connection with the preparation of an opinion by a nationally recognized law firm or accounting firm, addressed to the Buyer or its Affiliates, to the effect that it is “more likely than not” that the Built-in Loss Treatment does not apply. In the event the Buyer or any of its Affiliates obtains such an opinion, the Buyer shall deliver or cause to be delivered to the Seller a true, correct and complete copy of such opinion within ten (10) Business Days after the issuance thereof.

Section 2.3.                                 Closing.

(a)                                 The Closing shall occur at the offices of Locke Lord LLP, Three World Financial Center, New York, New York at 10:00 a.m., New York City time, on (i) the first (1st) Business Day of the month immediately following the month in which all of the conditions set forth in Article VI are satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver at or prior to the Closing of all such conditions) in accordance with this Agreement (the “Condition Satisfaction”), or (ii) if the Condition Satisfaction occurs less than five (5) Business Days prior to the first (1st) Business Day of such month, then the Closing shall occur on the first (1st) Business Day of the second month immediately following the month in which the Condition Satisfaction occurs; provided that the Closing shall not occur before January 1, 2016, unless another time, date and place as the Seller Parties and the Buyer may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”. The Seller Parties and the Buyer agree that effectiveness of the Closing shall be as of 12:01 a.m., New York, New York, time on the Closing Date, and the transactions consummated at or immediately prior to the Closing pursuant to this Agreement and the Ancillary Agreements shall be deemed to have occurred in the following order of sequence:

(i)                                     first, the consummation of the purchase and sale of the CLIC Shares and the Pyramid Shares; and

(ii)                                  second, the consummation of the transactions contemplated under the APNY Coinsurance Agreement.

(b)                                 At the Closing, the Seller Parties shall deliver or cause to be delivered to the Buyer the following:

(i)                                     the duly executed certificates of the Seller Parties described in Section 6.2(a) and Section 6.2(b);

(ii)                                  certificates representing all the CLIC Shares and the Pyramid Shares accompanied by stock powers duly endorsed in the name of the Buyer, in each case in proper form for transfer on the stock transfer books of CLIC and Pyramid, respectively, free and clear of all Encumbrances and accompanied by all requisite stock transfer stamps;

(iii)                               a cross-receipt for the payment of the Purchase Price duly executed by the Seller Parties;

(iv)                              copies (or other evidence) of all of the Seller Parties’ Required Governmental Approvals in satisfaction of the condition set forth in Section 6.1(b), the Seller Parties’ Required Material Contracts Consents, if any, and the Seller Parties’ Required Reinsurer Consents, if any, obtained prior to the Closing Date;

(v)                                 evidence of termination of all Intercompany Agreements, Intercompany Accounts, and Intercompany Indebtedness;

(vi)                              the duly executed and tendered Resignations;

(vii)                           a duly executed counterpart of APNY of each of the Ancillary Agreements to which it is a party;

(viii)                        a duly executed counterpart of APLIC, as assignor, of an assignment by APLIC to an Affiliate of the Seller Parties (other than the Acquired Companies) of the CLIC Retained Assets, if any, in a form reasonably acceptable to the Buyer;

(ix)                              a duly executed counterpart of an Affiliate of the Seller Parties (other than the Acquired Companies), as assignee, of an assignment by APLIC to an Affiliate of the Seller Parties (other than the Acquired Companies) of the CLIC Retained Assets, if any, in a form reasonably acceptable to the Buyer;

(x)                                 a duly executed counterpart of CLIC of each of the Ancillary Agreements to which it is a party;

(xi)                              a duly executed counterpart of the Intellectual Property Assignment Agreement;

(xii)                           except to the extent delivery or transfer of Books and Records is contemplated by the Transition Services Agreement to occur following the Closing Date, the Books and Records of the Acquired Companies, including the original stock transfer and corporate minute books;

(xiii)                        evidence of the release and termination of all Encumbrances on the Acquired Companies Shares and all of the assets and rights of the Acquired Companies existing pursuant to the Credit Agreement and evidence of the release of each Acquired Company under the Credit Agreement, each to the reasonable satisfaction of the Buyer;

(xiv)                       a duly executed certificate of the Secretary, Assistant Secretary or other duly authorized officer of each Seller Party and each applicable Affiliate of the Seller Parties, dated as of the Closing Date, as to the resolutions duly and validly adopted by the board of directors or equivalent governing body of such Person evidencing its authorization of the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which such Person is a party;

(xv)                          for each Seller Party, a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller Party is not a foreign person within the meaning of Section 1445 of the Code;

(xvi)                       a good standing certificate (or its equivalent) for CLIC and Pyramid from the Secretary of State or similar Governmental Authority of the jurisdiction under the Laws in which CLIC and Pyramid, respectively, are organized and a certificate of compliance or good standing or a similar certificate for CLIC from the TDI and for Pyramid from the KSDOI, each as of a date no more than ten (10) Business Days prior to the Closing Date;

(xvii)                    copies of all New CCAS Contracts; and

(xviii)                 such other duly executed certificates, documents and instruments as the Buyer may reasonably request or as may otherwise be necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)                                  At the Closing, the Buyer shall deliver or cause to be delivered to the Seller Parties the following:

(i)                                     the duly executed certificates of the Buyer described in Section 6.3(a) and Section 6.3(b);

(ii)                                  the Purchase Price paid at the Closing by wire transfer of immediately available funds to an account or accounts designated by the Seller Parties in writing to the Buyer no later than the second (2nd) Business Day prior to the Closing Date;

(iii)                               evidence reasonably satisfactory to the Seller Parties that the Buyer Reinsurer has received the Buyer Reinsurer Capitalization from the Equity Investor;

(iv)                              a cross-receipt for the CLIC Shares and the Pyramid Shares delivered by the Seller parties at the Closing duly executed by the Buyer;

(v)                                 copies (or other evidence) of all of the Buyer’s Required Governmental Approvals in satisfaction of the condition set forth in Section 6.1(b);

(vi)                              a duly executed counterpart of the Buyer or any of its Affiliates (other than the Acquired Companies) of each of the Ancillary Agreements to which the Buyer or such Affiliate (other than the Acquired Companies) is a party;

(vii)                           a duly executed counterpart of the Buyer of the Intellectual Property Assignment Agreement;

(viii)                        a duly executed certificate of the Secretary, Assistant Secretary or other duly authorized officer of the Buyer and each applicable Affiliate of the Buyer, dated as of the Closing Date, as to the resolutions duly and validly adopted by the board of directors of such Person evidencing its authorization of the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which such Person is a party;

(ix)                              (A) a certificate of good standing or a similar certificate of the Buyer issued by the Secretary of State of the State of Delaware, dated not earlier than five (5) Business Days prior to the Closing Date and (B) (1) a copy of the Buyer Reinsurer’s certificate of incorporation and memorandum and articles of association, in each case, certified by the Registrar of Companies, Cayman Islands no earlier than thirty (30) days before the Closing Date and (2) a certified copy of the license to engage in the business of reinsurance issued by the Cayman Islands Monetary Authority; and

(x)                                 such other duly executed certificates, documents and instruments as the Seller Parties may reasonably request or as may otherwise be necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.4.                                 Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, each payment made by the Buyer to a Seller Party pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld by the Buyer from such payment and any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid by the Buyer to the relevant Seller Party.

Section 2.5.                                 Earn-out.

(a)                                 Unless at such time the Buyer shall have paid to the Seller the aggregate PDR Release Amounts equal to the PDR Release Target in accordance with the procedures set forth in this Section 2.5, within five (5) Business Days following CLIC’s filing with the TDI of CLIC’s annual audited statutory financial statements for the calendar years ending each of December 31, 2016 and December 31, 2017, the Buyer shall notify the Seller Parties of the APLIC PDR reported therein. At least ten (10) Business Days prior to CLIC’s filing with the TDI of CLIC’s annual unaudited statutory financial statutory statements for the calendar years ending each of December 31, 2016 and December 31, 2017, the Buyer shall provide or cause CLIC to provide to the Seller each such annual unaudited statutory financial in order for the Seller to review and comment on such annual unaudited statutory financial statutory statement, including, if requested by the Seller, all reasonable supporting information in the possession of the Buyer and its Affiliates, including internal work papers, and the Buyer shall request its independent actuaries and auditors to provide their work papers to the Seller Parties, subject to the Seller Parties executing a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent actuaries and auditors, as applicable

The “PDR Release Amount” for either such year will equal the positive amount, if any, equal to (i) the net increase, if any, in the Statutory Capital of CLIC (after taking into account any related decrease in Admitted DTA), solely attributable to the difference between (x) the APLIC PDR as of the Closing Date and (y) the APLIC PDR as of December 31 of such subsequent year, minus (ii) the sum of all prior PDR Release Amounts paid by the Buyer to the Seller hereunder.

For the avoidance of doubt, no PDR Release Amount will be negative, nor will the sum of all PDR Release Amounts exceed the PDR Release Target. Consequently, if the sum of all PDR Release Amounts exceeds the PDR Release Target, the current year PDR Release Amount shall be reduced by the amount of such excess.

So long as the sum of all PDR Release Amounts paid pursuant to Section 2.5(c) by the Buyer to the Seller prior to such date is less than the PDR Release Target, the amount due to the Seller from the Buyer (such amount, the “Total Payment Amount”) for either such year will be equal to the positive amount, if any, of such then current year PDR Release Amount, together with interest thereon accrued at a rate of 3% per annum, calculated from the Closing Date through and including the date of the payment by the Buyer to the Seller of such current year PDR Release Amount pursuant to Section 2.5(c); provided, that the Total Payment Amount shall be reduced to the extent, if any, required pursuant to Section 2.5(e).

(b)                                 Until such time as no payments are due from the Buyer to the Seller pursuant to this Section 2.5, within thirty (30) days of the date of filing of each of CLIC’s annual audited statutory financial statements, the Buyer shall cause CLIC to pay dividends in respect of its common stock in an amount not less than the lesser of

(x)                                 (A) the cumulative Total Payment Amounts as of the end of each such year less (B) the aggregate of all prior Total Payment Amounts paid by the Buyer to the Seller pursuant to Section 2.5(c); and

(y) the maximum shareholder dividend that CLIC is then permitted by applicable Law to pay without the approval (or non-disapproval) of the TDI.

(c)                                  (i) Within thirty (30) Business Days following the date on which CLIC has paid to the Buyer the dividend amount determined under Section 2.5(b), the Buyer shall pay to the Seller by wire transfer of immediately available funds to an account designated by the Seller an amount equal to the lesser of

(x)                                 (A) the cumulative Total Payment Amounts as of the end of such year less (B) the aggregate amount of all payments previously made by the Buyer to the Seller under this Section 2.5(c)(i); and

(y)                                 (A) the aggregate amount of all shareholder dividends paid by CLIC to the Buyer after the Closing Date less (B) the aggregate amount of all payments previously made by the Buyer to the Seller under this Section 2.5(c)(i), less (C) $5,000,000.

(ii)                                  Any portion of the Total Payment Amount not paid by the Buyer to the Seller plus an amount equal to the Remaining Non-Dividended Base Pre-Closing Amount shall remain payable by the Buyer to the Seller and shall accrue and be paid by the Buyer to the Seller in future years in accordance with the payment mechanism set forth in Section 2.5(c)(i) (but including, without duplication the unpaid Remaining Non-Dividended Base Pre-Closing

Amount in the cumulative Total Payment Amounts); provided, that the amount accrued pursuant to this Section 2.5(c)(ii) shall not exceed the PDR Release Target.

(iii)                               If, following the calculation of the PDR Release Amount for the year ended December 31, 2017 and the related payment or accrual of such amounts pursuant to the foregoing provisions of this Section 2.5(c), the aggregate of all PDR Release Amounts actually paid by the Buyer to the Seller pursuant to Section 2.5(c)(i) or accrued pursuant to Section 2.5(c)(ii), as applicable, is less than the PDR Release Target, on the Bullet Payment Date the Buyer shall pay to the Seller, by wire transfer of immediately available funds to an account designated by the Seller, an amount equal to the product of

(A) 0.5; and

(B)                               (x) the PDR Release Target, minus

(y) the aggregate of all PDR Release Amounts actually paid pursuant to Section 2.5(c)(i) or amounts accrued pursuant to Section 2.5(c)(ii),

together with interest thereon accrued at a rate of 3% per annum, calculated from the Closing Date through and including the date of such payment. For the avoidance of doubt, such amount shall not be negative.

(iv)                              In addition, on the Bullet Payment Date, the Buyer shall pay to the Seller, by wire transfer of immediately available funds to an account designated by the Seller, an amount equal to the product of (x) 0.5 and (y) the amount of any increase following the date hereof, but prior to the Closing, in CLIC’s PDR established in response to a requirement imposed by the TDI that CLIC must establish such increase and reflected in the Estimated Statutory Capital Statement, as it may be revised by the Closing Date Statutory Capital Statement or the Final Closing Date Statutory Capital Statement, as applicable; provided, that such amount described in clause (y) shall be capped at $10,000,000.

(d)                                 The Buyer shall not, and shall cause CLIC and its Affiliates, not to, take any action for the purpose of avoiding, impeding, prohibiting or reducing any of the payments to be made by the Buyer to the Seller or CLIC in respect of its issued and outstanding common stock pursuant to this Section 2.5. Until all payment obligations of the Buyer owed to the Seller under this Section 2.5 have been completely exhausted, the Buyer shall, and shall cause CLIC to, use commercially reasonable efforts to obtain the approval of the TDI to release APLIC PDR on CLIC’s annual audited statutory financial statements for the calendar years ending each of December 31, 2016 and December 31, 2017 (consistent with the requirements of SAP, applicable Law and prudent industry and actuarial practice). For the avoidance of doubt, the Buyer shall not be required to cause CLIC to release APLIC PDR unless prior approval to such release has been given by the TDI to the extent such approval is required by the TDI or under applicable Law.

(e)                                  All payments due from the Buyer to the Seller pursuant to this Section 2.5 shall be treated as an adjustment to the Purchase Price and any such payments made by the

Buyer to the Seller pursuant to Section 2.5(c)(i) or Section 2.5(c)(ii) shall be reduced by the amount of any actual income Tax cost to the Buyer and its Affiliates arising solely from the receipt of any shareholder dividend paid by CLIC in order to make such payment, giving effect to the dividends received deduction available under section 243 of the Code. The Buyer and the Seller each shall make corrective payments to the other Party in the event that the actual Tax liability in respect of such dividend is greater or lesser than the amount so determined. In no event shall the amount of such reduction as so corrected exceed an amount equal to the federal income tax which would have been imposed upon the receipt of such dividend by a corporation owning 100% of the stock of CLIC and electing to apply the maximum dividends received deduction available under Section 243 to such dividend (including applying any available election under Section 243 (b)(3)).

(f)                                   If, prior to June 30, 2018, the Buyer discovers any objectively manifest mathematical error in, or any objectively manifest inaccuracy of, the financial data required to be used in, the determination of CLIC’s premium deficiency reserves (but for the avoidance of doubt, expressly excluding any assumptions and methodologies regarding the adequacy or sufficiency of such reserves) for purposes of the analysis presented to the TDI pursuant to Section 5.5(o) or for purposes of preparing CLIC’s statutory financial statements as filed with the TDI as of and for the year ended December 31, 2015, as filed with the TDI, and such error or inaccuracy results in an increase in CLIC’s net premium deficiency reserves that CLIC’s then appointed actuary determines is required under SAP to be recorded (a “PDR Increase”), the Buyer shall promptly thereafter notify the Seller Parties in writing of such error or inaccuracy and the resulting PDR Increase and provide to the Seller all reasonable supporting information in the possession of the Buyer and its Affiliates, including internal work papers, and the Buyer shall request its independent actuaries and auditors to provide their work papers to the Seller Parties, subject to the Seller Parties executing a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent actuaries and auditors, as applicable. If the Seller Parties provide a written notice of disagreement with the Buyer’s conclusions within seventy five (75) days of receiving such notice, such disagreement shall be resolved in accordance with the provisions of Section 2.2(c). Following the final determination of the PDR Increase (the “Final PDR Increase”), either because the Seller Parties have not provided a written notice of disagreement within such seventy five (75)-day period or because such disagreement is resolved in accordance with the procedures set forth in Section 2.2(c), (i) to the extent the Pre-Closing PDR Release Amount is greater than $0, the Seller shall pay to the Buyer an amount equal to the Final PDR Increase within ten (10) Business Days of its determination; provided that such payment shall not exceed the Pre-Closing PDR Release Amount; and (ii) any payments owing to the Seller pursuant to this Section 2.5 may be reduced dollar for dollar until the total amount of such reductions equals the amount of the Final PDR Increase not paid pursuant to clause (i); provided, that no such reduction of payments to the Seller shall cause any such payment to be negative. For the avoidance of doubt, in no event shall the Seller or any of its Affiliates be required to pay any amounts to the Buyer under this Section 2.5(f), other than pursuant to clause (i) immediately above. If necessary in order to finally resolve any dispute pursuant to this Section 2.5(f) prior to the Bullet Payment Date, the Bullet Payment Date (and all payments due thereon) may be postponed until such resolution. For the avoidance of doubt, no payments shall be due and no reductions in any payments shall be made pursuant to this Section 2.5(f) following the Bullet Payment Date. For the avoidance of doubt, no reductions in payments made pursuant to this Section 2.5(f) shall limit the Buyer’s recovery for any breach of the Seller Parties representations and warranties contained herein; provided, that in no event shall the Buyer be entitled to receive any indemnity payment from the Seller Parties under Article VII for any such breach to the extent of any such reductions in payments made pursuant to this Section 2.5(f).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth on the Seller’s Disclosure Schedule (subject to Sections 9.7 and 9.9), the Seller Parties represent and warrant to the Buyer as of the date hereof and as of the Closing Date as follows:

Section 3.1.                                 Organization and Authority. The Seller Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Affiliate of the Seller Parties that will be a party to an Ancillary Agreement is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. The Seller Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party and to perform its obligations hereunder and thereunder, and the Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party and to perform its obligations hereunder and thereunder. Each Affiliate of the Seller Parties that will be a party to an Ancillary Agreement has all requisite corporate power and authority to execute and deliver each Ancillary Agreement to which it will be a party and to perform its respective obligations thereunder.

Section 3.2.                                 Binding Effect. The execution and delivery by each Seller Party of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of such Seller Party and no additional corporate proceedings on the part of either Seller Party are necessary to approve or authorize this Agreement, the performance of the Seller Parties’ obligations hereunder or the consummation of the transactions contemplated hereby. The execution and delivery of each Ancillary Agreement by the Seller Parties and each of their respective Affiliates that will be a party thereto, the performance of each Seller Party’s and each such Affiliate’s respective obligations thereunder and the consummation of the transactions contemplated thereby will be, as of immediately prior to the Closing Date, duly and validly approved by all requisite corporate action on the part of each Seller Party and each such Affiliate and, as of immediately prior to the Closing Date, no additional corporate or other proceedings on the part of any Seller Party or any such Affiliate will be necessary to approve or authorize, as applicable, any Ancillary Agreement to which such Seller Party or such Affiliate will be a party, the performance of such Seller Party’s and such Affiliate’s obligations thereunder or the consummation of the transactions contemplated thereby. Assuming the due authorization, execution and delivery by the Buyer and each of its Affiliates that will be a party hereto, this Agreement constitutes the legal, valid and binding obligations of the Seller Parties, enforceable by the Buyer against the Seller Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (the “Bankruptcy and Equity Exceptions”). Assuming the due authorization, execution and delivery by the Buyer and each of its Affiliates that will be a party to an Ancillary Agreement, each Ancillary Agreement to which the Seller Parties or any of their respective Affiliates will be a party will constitute the legal, valid and binding obligation of each Seller Party and each such Affiliate, enforceable against such Seller Party or such Affiliate in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 3.3.                                 Organization, Qualification and Authority of the Acquired Companies.

(a)                                 Prior to giving effect to the Mergers, APLIC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Pyramid is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas. Each of CLIC and, prior to giving effect to the Mergers, MNLIC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Each of the Acquired Companies (i) has all requisite corporate power and authority to own, lease or otherwise hold its assets and to carry on its business as currently conducted and (ii) is duly qualified to do business and is in good standing (if applicable) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except, in the case of clause (ii) above, where the failure to be so qualified or in good standing have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                            The Seller Parties have made available to the Buyer as of the date hereof copies of the Articles of Incorporation and By-Laws of the Acquired Companies. The Seller Parties have made available to the Buyer copies of the stock certificates and transfer books and the minute books of the Acquired Companies.

Section 3.4.                                 Capital Structure; Ownership of the Acquired Companies Shares. The authorized capital stock of the Acquired Companies consists of: (i) prior to giving effect to the Mergers, a total of 1,999,800 shares of common stock, par value $2.50 per share, of APLIC of which a total of 1,006,822 shares are issued and outstanding, (ii) both prior to and after giving effect to the Mergers, a total of 50,000 shares of common stock, par value $60.00 per share, of CLIC of which a total of 44,685 shares are issued and outstanding, (iii) prior to giving effect to the Mergers, a total of 2,500,000 shares of common stock, par value $1.00 per share, of MNLIC of which a total of 2,500,000 shares are issued and outstanding, and (iv) a total of 582 shares of common stock, par value $4,300.00 per share, of Pyramid of which a total of 582 shares are issued and outstanding. The Acquired Companies Shares are the only shares of capital stock of, or other equity or voting interest in, the Acquired Companies issued and outstanding, all of which are owned by the Seller. The Acquired Companies Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except for this Agreement and the Encumbrances on the Acquired Companies Shares existing pursuant to the Credit Agreement, which will be fully released prior to the Closing, there are no Encumbrances on the Acquired Companies Shares or preemptive or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights, voting trusts or agreements or commitments of any character relating to the authorized and issued, unissued or treasury shares of capital stock, or other equity or voting interests, of any Acquired Company. The Acquired Companies Shares have not been issued in violation of any preemptive rights, applicable Laws or the Acquired Companies’ respective organizational documents. None of the Acquired Companies has any debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, capital stock or any other security of such Acquired Company. There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any Acquired Companies Shares. None of the Acquired Companies Shares are subject to voting agreements or similar agreements affecting the voting rights of the Acquired Companies Shares. There are no restrictions upon the transfer of or contractual obligations with respect to the registration of the authorized and issued, unissued or treasury shares of capital stock, or other equity or voting interests, of any Acquired Company. There are no obligations of the Seller to repurchase, redeem or otherwise acquire any of the Acquired Companies Shares. None of the Acquired Companies has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Assuming the Buyer has the requisite power and authority to be the lawful owner of the CLIC Shares and the Pyramid Shares, upon delivery of and payment for the CLIC Shares and the Pyramid Shares at the Closing as herein provided, good and valid title to the CLIC Shares and the Pyramid Shares, respectively, will pass to the Buyer, free and clear of all Encumbrances, other than any Encumbrances arising from acts of the Buyer.

Section 3.5.                                 No Subsidiaries. None of the Acquired Companies directly or indirectly owns any equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person, other than Investment Assets held in the Ordinary Course of Business, which do not include an equity interest in any other Person greater than five percent (5%) of its total equity interests by vote or value.

Section 3.6.                                 Governmental Filings and Consents. No consents, authorizations or approvals of, waivers from or filings or registrations with, any Governmental Authority are required to be made or obtained at or prior to the Closing by the Seller or any of its Affiliates (including any Acquired Company) in connection with the execution, delivery or performance by the Seller Parties of this Agreement or by the Seller Parties or any of their respective Affiliates (including any Acquired Company) of any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby, except for (a) the consents, authorizations or approvals of, waivers from or filings or registrations with, any Governmental Authority set forth on Section 3.6 of the Seller’s Disclosure Schedule (the “Seller Parties’ Required Governmental Approvals”) and (b) consents, authorizations, approvals, waivers, filings or registrations the failure of which to make with or obtain from the applicable Governmental Authorities would not materially impair the ability of (i) the Acquired Companies to conduct their business and operations following the Closing Date or (ii) the Acquired Companies or the Seller Parties and their respective Affiliates to perform their respective obligations under the Ancillary Agreements.

Section 3.7.                                 No Violations. Subject to the making of the filings and registrations and receipt of the consents, authorizations, approvals and waivers referred to in Section 3.6 of the Seller’s Disclosure Schedule and set forth on Section 3.7 of the Seller’s Disclosure Schedule and the expiration of related waiting periods, the execution, delivery and performance of this

Agreement by the Seller Parties and the Ancillary Agreements by the Seller Parties or their applicable Affiliates party thereto and the consummation of the transactions contemplated hereby and thereby, and the consummation of the Mergers, do not and will not (a) conflict with, constitute a breach or violation of, or a default under (with or without notice or lapse of time or both), or give rise to any Encumbrance (other than Permitted Encumbrances) or any acceleration of remedies, penalty, increase in benefit payable or right of termination, unilateral modification, suspension, revocation or cancellation under, or forfeiture of, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, as applicable, any Governmental Authorization or any material Contract of the Seller Parties or any such Affiliate or any Material Contract, (b) violate any applicable Law or Governmental Order applicable to the Seller Parties, any such Affiliate or any Acquired Company or any of their respective assets, properties or rights or (c) constitute a breach or violation of, or a default under, the organizational documents of the Seller Parties, any such Affiliate or any Acquired Company, in the case of clauses (a) and (b) above, except as would not be material to the Acquired Companies taken as a whole.

Section 3.8.                                 Financial and Statutory Statements; Internal Controls; No Undisclosed Liabilities.

(a)                                 The Seller Parties have made available to the Buyer as of the date hereof copies of (i) the audited consolidated balance sheets of the Seller Parent as of December 31, 2014 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal year then ended and (ii) the unaudited consolidated balance sheet of the Seller Parent as of June 30, 2015 and the related consolidated statements of operations for the fiscal quarter then ended (the financial statements described in clauses (i) and (ii) being, collectively, the “Financial Statements”). Except as expressly set forth in the notes thereto, the Financial Statements (A) were derived from and consistent with the Books and Records, (B) were prepared in accordance with GAAP consistently applied during the periods involved and (C) present fairly, in all material respects, the consolidated financial position and results of operations, and, in the case of the Financial Statements described in clause (i) of this Section 3.8(a), changes in stockholders’ equity and cash flows of the Seller as of the respective dates and for the respective periods referred to in the Financial Statements, subject to, in the case of the Financial Statements described in clause (ii) of this Section 3.8(a), normal year-end adjustments and the absence of notes thereto; provided, however, that, it is acknowledged and agreed by the Buyer that the Seller Parties are not making any representation or warranty (express or implied) in this Agreement or any of the Ancillary Agreements and nothing contained in this Agreement, including the Seller’s Disclosure Schedule, any of the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with this Agreement or the Ancillary Agreements is intended or shall be construed to be a representation or warranty of the Seller Parties in respect of the adequacy or sufficiency of the Reserves of the Acquired Companies or APNY.

(b)                                 Each Acquired Company and APNY has timely filed all required annual and quarterly statutory financial statements with the applicable Governmental Authorities for the years ended December 31, 2013 and December 31, 2014. The Seller has made available to the Buyer as of the date hereof copies of (i) the audited annual statutory financial statements of each Acquired Company and APNY as of and for the years ended December 31, 2013 and December

31, 2014 (collectively, the “Annual Statutory Financial Statements”), and (ii) the unaudited quarterly statutory financial statements of each of the Acquired Companies and APNY as of and for the quarterly period ended June 30, 2015 (collectively with the Annual Statutory Financial Statements, the “Statutory Financial Statements”). Except as expressly set forth in the notes thereto, the Statutory Financial Statements and the statutory financial statements delivered pursuant to Section 5.20, (A) were or will be, as the case may be, derived from and consistent with the Books and Records, (B) were or will be, as the case may be, prepared in accordance with all applicable Laws and SAP consistently applied during the periods involved and (C) present fairly, or will present fairly, as the case may be, in all material respects, the statutory financial position and the statutory results of operations, capital and surplus of the applicable Acquired Company and, to the extent related to APNY’s Traditional Insurance Policies, APNY, as of the respective dates and for the respective periods referred to in the Statutory Financial Statements, subject to, in the case of the Statutory Financial Statements described in clause (ii) of this Section 3.8(b), normal year-end adjustments; provided, however, that, it is acknowledged and agreed by the Buyer that the Seller Parties are not making any representation or warranty (express or implied) in this Agreement or any of the Ancillary Agreements and nothing contained in this Agreement, including the Seller’s Disclosure Schedule, any of the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with this Agreement or the Ancillary Agreements is intended or shall be construed to be a representation or warranty of the Seller Parties in respect of the adequacy or sufficiency of the Reserves of the Acquired Companies or APNY. The Statutory Financial Statements required to be filed with or submitted to any insurance regulatory authority have been so filed or submitted on forms prescribed or permitted by such authority. Except as indicated therein, all assets that are reflected on the Statutory Financial Statements comply in all material respects with all applicable insurance Laws regulating the investments of the Acquired Companies and APNY, and all applicable insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amount required by applicable insurance Laws. The financial statements included in the Statutory Financial Statements accurately reflect in all material respects the extent to which, pursuant to applicable insurance Laws and applicable SAP, each Acquired Company and, to the extent directly related to each of APNY’s Traditional Insurance Policies, APNY, is entitled to take full credit for reinsurance (or any local equivalent concept) for all amounts recoverable by it pursuant to any of its Reinsurance Agreements in their respective Statutory Financial Statements. No material deficiency has been asserted with respect to any Statutory Financial Statement by any Governmental Authority that remains unresolved prior to the date hereof.

(c)                                  The Acquired Companies and, to the extent directly related to its Traditional Insurance Business, APNY, have in all material respects designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of their respective financial statements in accordance with GAAP, including reasonable assurance that (i) their respective transactions are executed in accordance with their respective management’s general or specific authorizations, (ii) their respective transactions are recorded as necessary to permit preparation of their respective financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to their respective assets is permitted only in accordance with their respective management’s general or specific authorization and (iv) the recorded accountability for their respective assets is compared with their respective existing assets at reasonable intervals and appropriate action is taken with respect to any differences between such recorded accountability for assets and existing assets.

(d)                            Except for those Liabilities (i) that are reflected or reserved against in the Annual Statutory Financial Statements, or (ii) incurred in the Ordinary Course of Business since December 31, 2014, the Acquired Companies have no Liabilities, and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, have no Liabilities, except for those Liabilities that do not have or would not, in the aggregate, reasonably be expected to have, a Company Material Adverse Effect; provided, however, that, it is acknowledged and agreed by the Buyer that the Seller Parties are not making any representation or warranty (express or implied) in this Agreement or any of the Ancillary Agreements and nothing contained in this Agreement, including the Seller’s Disclosure Schedule, any of the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with this Agreement or the Ancillary Agreements is intended or shall be construed to be a representation or warranty of the Seller Parties in respect of the adequacy or sufficiency of the Reserves of the Acquired Companies or APNY.

(e)                             The Books and Records and APNY’s Books and Records to the extent directly related to APNY’s Traditional Insurance Policies, (i) are true, complete and correct in all material respects, (ii) have been maintained in accordance with industry customary business practices and in accordance in all material respects with all applicable Law, (iii) contain no Data Input Inaccuracies that have caused or reasonably would be expect to cause the Reserves as stated in the Statutory Financial Statements of the Acquired Companies and, to the extent related to APNY’s Traditional Insurance Policies, the Reserves as stated in the Statutory Financial Statements of APNY, in each case to be materially understated and (iv) are in material compliance with any and all record keeping maintenance requirements contained in applicable material Contracts to which any of the Acquired Companies or APNY is a party; provided, however, that, it is acknowledged and agreed by the Buyer that the Seller Parties are not making any representation or warranty (express or implied) in this Agreement or any of the Ancillary Agreements and nothing contained in this Agreement, including the Seller’s Disclosure Schedule, any of the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with this Agreement or the Ancillary Agreements is intended or shall be construed to be a representation or warranty of the Seller Parties in respect of the adequacy or sufficiency of the Reserves of the Acquired Companies or APNY.

(f)                              The Acquired Companies have no outstanding Indebtedness.

(g)                             Section 3.8(g) of the Seller’s Disclosure Schedule sets forth a true and complete list of all accounting practices used by the Acquired Companies in connection with the Statutory Financial Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual applicable to the Acquired Companies (each such departure, a “Permitted Accounting Practice”). All Permitted Accounting Practices have been approved by the applicable Department in writing at or prior to the time used by the applicable Acquired Company in connection with the applicable Statutory Financial Statement. Since December 31, 2012 through the date hereof, none of the Acquired Companies nor any of their Representatives has ever sought such approval for a Permitted Accounting

Practice that was either (i) not granted by the applicable Department or (ii) granted by the applicable Department but not used by the applicable Acquired Company in connection with the applicable Statutory Financial Statement.

Section 3.9.                                 Absence of Certain Changes.

(a)                            Since December 31, 2014 through the date hereof, (i) the business of the Acquired Companies, and, to the extent directly related to APNY’s Traditional Insurance Policies, the business of APNY, has been operated in all material respects in the Ordinary Course of Business and (ii) there has not been a Company Material Adverse Effect. Without limiting the generality of the foregoing and except as set forth on Section 3.9(a) of the Seller’s Disclosure Schedule, from December 31, 2014 through the date hereof, the Seller Parties have not taken any action or failed to take any action that would have reasonably been expected to result in a breach of Section 5.2 had such action been taken or failed to be taken following the date of this Agreement.

(b)                            Since December 31, 2014 through the date hereof, no Acquired Company has declared, set aside or paid any dividend or distribution (in cash, stock or otherwise) on any shares of such Acquired Company’s capital stock or other equity interest, except as set forth on Section 3.9(b) of the Seller’s Disclosure Schedule, or purchased, redeemed or repurchased any shares of such Acquired Company’s capital stock or other equity interest.

Section 3.10.                          Litigation; Governmental Orders.

(a)                            Except (i) for litigation relating to claims under the Traditional Insurance Policies in the Ordinary Course of Business of any of the Acquired Companies or, to the extent directly related to APNY’s Traditional Insurance Policies, relating to claims under such policies in the Ordinary Course of Business of APNY, in each case, that are within the applicable policy limit of such Traditional Insurance Policies or were settled and fully paid prior to the date of this Agreement in the Ordinary Course of Business for an amount above the applicable policy limit of such Traditional Insurance Policies, (ii) as set forth on Section 3.10(a) of the Seller’s Disclosure Schedule or (iii) for Legal Actions that, if adversely determined, would not be material to the Acquired Companies or APNY’s Traditional Insurance Business, there is no Legal Action pending or, to the Knowledge of the Seller Parties, threatened in writing against (A) any Acquired Company, APNY to the extent directly related to APNY, or their respective businesses or any of their respective properties, assets or rights or (B) the Seller or any of its Affiliates (other than the Acquired Companies and APNY) or any of their respective properties, assets or rights, in each case, to the extent directly related to the business of the Acquired Companies or to APNY’s Traditional Insurance Policies. Section 3.10(a) of the Seller’s Disclosure Schedule sets forth a list of all litigation to which any of the Acquired Companies or to the extent directly related to APNY’s Traditional Insurance Policies, APNY, is a party as of the date of this Agreement and which involve claims for liability that exceed or reasonably could be expected to exceed $50,000 as of the date of this Agreement, other than Producer Legal Actions.

(b)                            No Acquired Company, and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, is a party or subject to any Governmental Order applicable to such Acquired Company or APNY, its business or any of its properties, assets or rights other than any Governmental Order that is generally applicable to all Persons in a business similar to that of the Acquired Companies or APNY, as applicable.

Section 3.11.                          Taxes.

(a)                                 (i) All material Tax Returns required to be filed by or with respect to the Acquired Companies or, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, have been timely filed (giving effect to any filing extensions), (ii) all such Tax Returns were true, correct and complete in all material respects and (iii) all Taxes (whether or not shown as due on such Tax Returns) required to be paid with respect to, or that could give rise to a Lien on the assets of, the Acquired Companies or APNY’s Traditional Insurance Policies have been timely paid. All Taxes required to be withheld by the Acquired Companies or with respect to APNY’s Traditional Insurance Policies have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b)                                 There are no audits, claims, assessments or administrative or judicial proceedings regarding material Taxes pending, outstanding, or, to the Knowledge of the Seller Parties, threatened (in writing or otherwise) by a Governmental Authority against or with respect to the Acquired Companies or APNY’s Traditional Insurance Policies.

(c)                                  Neither any Acquired Company nor the Seller Parties have received any notice asserting any material Tax liability by or with respect to the Acquired Companies that has not been satisfied by payment, settled or withdrawn.

(d)                                 To the Knowledge of the Seller Parties, no claim has ever been asserted by a Governmental Authority in a jurisdiction in which Tax Returns are not filed by or on behalf of an Acquired Company or with respect to APNY’s Traditional Insurance Policies that such Acquired Company or APNY is or may be subject to Taxes or a Tax Return filing requirement by such jurisdiction.

(e)                                  Neither any Acquired Company nor the Seller Parties have consented to the extension of time (which extension has not expired) in which any material Tax may be assessed on or collected from or with respect to any Acquired Company by any Governmental Authority, except as set forth on Section 3.11(e) of the Seller’s Disclosure Schedule, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority.

(f)                                   There are no material Encumbrances for Taxes on the assets of either of the Acquired Companies other than Permitted Encumbrances.

(g)                                  None of the Acquired Companies has agreed, or is required, to make any material adjustment under Section 481 or Section 807(f) of the Code or any similar provision of state, local or foreign income Tax law or will be required to include in a taxable period ending after the Closing Date any material amounts of taxable income attributable to income that accrued in a taxable period ending on or before the Closing Date but was not recognized in any taxable period ending on or before the Closing Date as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, Treasury Regulations Section 1.1502-13, or Section 381 of the Code or any comparable provision of state, local or foreign income Tax law, except as set forth on Section 3.11(g) of the Seller’s Disclosure Schedule.

(h)                                 Except for customary gross-up and indemnity provisions of agreements entered into in the Ordinary Course of Business, none of the Acquired Companies is subject to any agreement or legal requirement for the sharing of material Taxes or obligated to indemnify any other Person for material Taxes pursuant to any agreement or legal requirement, which agreement or legal requirement will remain in effect after the Closing Date.

(i)                                     The charges, accruals and reserves for Taxes with respect to the Acquired Companies reflected on the Books and Records as of December 31, 2013 (excluding any provision for deferred income Taxes reflecting either differences between the treatment of items for accounting and income Tax purposes or carryforwards) are adequate to cover material Tax liabilities accruing through such date, and since December 31, 2013, none of the Acquired Companies has engaged in any transaction, or taken any other action, other than in the Ordinary Course of Business, that would materially affect such charges, accruals or reserves for Taxes.

(j)                                    None of the Acquired Companies has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes other than one of which Seller Parent was the common parent, except as set forth on Section 3.11 (j) of the Seller’s Disclosure Schedule. No Acquired Company has any liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, or otherwise).

(k)                                 None of the Acquired Companies has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). None of the Acquired Companies has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2) year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 or Section 361 of the Code.

(l)                                     No Acquired Company has a “policyholders surplus account” within the meaning of Section 815 of the Code.

(m)                             All Traditional Insurance Policies issued by the Acquired Companies or APNY, meet, in all material respects, all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such Traditional Insurance Policies, and the Tax treatment of each such Traditional Insurance Policies is not, and since the time of issuance (or subsequent modification) has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either that was purported to apply in written materials provided to the purchaser or policyholder at the time of issuance (or any subsequent modification of such policy) or for which such Traditional Insurance Policies was intended or reasonably expected to apply at the time of issuance (or subsequent modification). For purposes of this section, the provisions of law relating to the Tax treatment of such Traditional Insurance Policies, to the extent applicable to such Traditional Insurance Policies, shall include, but not be limited to, Sections 72, 101, 401 through 409A, 412, 415, 417,

457, 817, 7702, 7702A and 7702B of the Code and any Treasury Regulations and administrative guidance published by the IRS issued thereunder.

(n)                                 None of the Traditional Insurance Policies is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for those Traditional Insurance Policies that are being administered as “modified endowment contracts” and with respect to which the policyholder has consented in writing to the treatment of such Traditional Insurance Policies as “modified endowment contracts” and has not requested a revocation of such consent.

(o)                                 Each Acquired Company and APNY has materially complied with all Tax reporting, withholding, and disclosure requirements that are applicable to the Traditional Insurance Policies and, in particular, but without limitation, have reported distributions under such Traditional Insurance Policies in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms issued by the IRS.

(p)                                 All information technology owned by the Acquired Companies and APNY and all processes and procedures performed by the Acquired Companies and APNY, in each case that have been used by the Acquired Companies and APNY to maintain the Traditional Insurance Policies’ qualification for their respective Tax treatment under applicable provisions of the Code, to monitor the Traditional Insurance Policies that are life insurance contracts for treatment as “modified endowment contracts” or to facilitate compliance with the reporting, withholding and disclosure requirements described in Section 3.11(o), to the Knowledge of the Seller Parties, have been properly designed, implemented and performed to maintain such qualification or facilitate such monitoring or compliance. The Acquired Companies and APNY have maintained all material Tax-related records necessary to determine the Traditional Insurance Policies’ qualification for Tax treatment under applicable provisions of the Code, to monitor the Traditional Insurance Policies that are life insurance contracts for treatment as “modified endowment contracts” or to facilitate compliance with the reporting, withholding and disclosure requirements described in Section 3.11(o) in the manner required by Revenue Procedure 98-25.

(q)                                 No Acquired Company or APNY has entered into any agreement or is involved in any discussions or negotiations with the IRS or any other Governmental Authority, nor has otherwise requested relief from the IRS or any other Governmental Authority, regarding the failure of any Traditional Insurance Policies to meet the requirements of applicable Law, including without limitation Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702, 7702A and 7702B of the Code and any Treasury Regulations and administrative guidance issued thereunder, as applicable to such Traditional Insurance Policies. In addition, no Acquired Company or APNY is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial actions with respect to any party with regard to the Tax treatment of any Traditional Insurance Policies, or of any adverse claims by the purchasers, holders or intended beneficiaries of the Traditional Insurance Policies regarding the Tax treatment of the Traditional Insurance Policies or any plan or arrangement in connection with which such Traditional Insurance Policies were purchased or have been administered. No Insurance Company is party to any “hold harmless,” Tax sharing or indemnification agreement with any party regarding the Tax treatment of the Traditional Insurance Policies or any plan or arrangement in connection with which such Traditional Insurance Policies were purchased or have been administered.

(r)                                    None of the Acquired Companies is a party to, or bound by, any closing agreement or offer in compromise with any taxing Governmental Authority, except as set forth on Section 3.11(r) of the Seller’s Disclosure Schedule. No private letter rulings, technical advice memoranda or similar agreement or rulings from any taxing Governmental Authority have been requested, entered into, or issued by any taxing authority with respect to any of the Acquired Companies.

Section 3.12.                          Employee Benefits.

(a)                                 Section 3.12(a) of the Seller’s Disclosure Schedule sets forth a list of each written or oral employee benefit plan (as such term is defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and each other written or oral plan, program, scheme, arrangement, policy or contract providing for equity-based compensation, bonuses, incentive compensation, deferred compensation, stock purchase, retention, employment, termination, severance, change in control or fringe benefits, that is sponsored, maintained or contributed to by the Seller or any of its ERISA Affiliates immediately prior to the Closing for the benefit of any Employee or director, or in which any Employee or beneficiary of any Employee otherwise participates immediately prior to the Closing Date, as well as any employment agreement between Seller or any of its ERISA Affiliates and any Employee (collectively, the “Benefit Plans”), in each case, that is material. No Benefit Plan is maintained by any of the Acquired Companies, and none of Seller or any of its ERISA Affiliates (including the Acquired Companies) have communicated to any Employee any intention or commitment to establish or materially amend any Benefit Plan.

(b)                                 No material liability has been incurred by Seller or any of its ERISA Affiliates (including the Acquired Companies) under, and to the Knowledge of the Seller Parties, no circumstances exist that would reasonably be expected to result in any material liability to Seller or any of its ERISA Affiliates (including the Acquired Companies) under, Title IV of ERISA, Section 302 of ERISA or Sections 412 or 4971 of the Code or any other provision of ERISA or the Code, including by reason of any of the Acquired Companies being an ERISA Affiliate of Seller or its ERISA Affiliates, that, in each case, could reasonably be expected to become a liability of the Buyer or its Affiliates (including the Acquired Companies following the Closing).

(c)                                  Except as would not result in any material liability to the Buyer or its Affiliates (including the Acquired Companies following the Closing), (i) each Benefit Plan has been operated in all material respects in accordance with the terms of such plan and applicable Law, and (ii) all contributions and premiums required to have been paid or accrued by Seller or its Affiliates to any Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement or pursuant to any applicable Law (including ERISA and the Code) have been paid or accrued, as applicable, within the time prescribed by any such plan, agreement or applicable Law.

(d)                                 Except as set forth on Section 3.12(d) of the Seller’s Disclosure Schedule, the execution, delivery and performance of this Agreement and consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) entitle any Employee, or any current or former consultant, officer or director of the Acquired Companies, to severance pay or any other payment, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such person.

Section 3.13.                          Compliance with Laws; Governmental Authorizations.

(a)                                 Since December 31, 2012, no Acquired Company and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, (i) has been in violation of any applicable Law in any material respect or (ii)(A) has received any written or to the Knowledge of the Seller Parties, oral notice or other communication from any Governmental Authority regarding any actual or alleged material violation of, or material failure on the part of such Acquired Company or APNY to comply with, any applicable Law or (B) to the Knowledge of the Seller Parties, been placed under investigation with respect to any material violation of any applicable Laws.

(b)                                 Since December 31, 2012, (i) each Acquired Company and to the extent directly related to APNY’s Traditional Insurance Policies, APNY, has held and maintained in full force and effect all material Governmental Authorizations required to own, lease, operate or use its assets and properties and conduct its business in the manner and in all such jurisdictions as it has been and is currently conducted, (ii) each Acquired Company and APNY has been in compliance with all Governmental Authorizations in all material respects and (iii) no Acquired Company or APNY has received any written or to the Knowledge of the Seller Parties, oral, notice from any Governmental Authority regarding any actual or alleged material violation of, or material failure on the part of such Acquired Company or APNY to comply with, any term or requirement of any material Governmental Authorization or any actual or proposed revocation, suspension or termination of, or material modification to, any such Governmental Authorization. The Seller has made available to the Buyer, as of the date hereof, a list of (x) the jurisdictions in which an Acquired Company and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, is licensed to write insurance and the types of insurance and other products that it is licensed to write in each such jurisdiction and (y) the jurisdictions in which CLIC is licensed to act as a third-party administrator, and, as of the date hereof, each such license referred to in (x) and (y) is valid and not suspended. All material Governmental Authorizations are valid and in full force and effect. None of the Acquired Companies nor, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, is in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, any Governmental Authorization and no material Governmental Authorization will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(c)                                  The Seller Parties have made available to the Buyer, as of the date hereof, copies of any draft or final written reports reflecting the results of any financial examinations or market conduct examinations of an Acquired Company or APNY conducted by any insurance regulatory authority since December 31, 2012 and, in any event, the most recent financial examination and market conduct examination reports of each Acquired Company and APNY from the applicable Department.

Section 3.14.                          Intellectual Property.

(a)                                 Section 3.14(a) of the Seller’s Disclosure Schedule sets forth, as of the date hereof, a list of (i) all the Trademarks, copyrights and patents owned by any Acquired Company or that will be owned by an Acquired Company pursuant to the Intellectual Property Assignment that are issued or the subject of a registration or pending application and (ii) all material Software owned by any Acquired Company (other than any Retained Software) and all Assigned Software (together with all other unregistered Intellectual Property owned by any Acquired Company or that will be assigned to an Acquired Company pursuant to the Intellectual Property Assignment Agreement, collectively, the “Owned Intellectual Property”). Other than the Seller Marks, there are no Trademarks owned by a Seller Party or any of its Affiliates (other than the Acquired Companies) that are used in, and material to, the conduct of the business of an Acquired Company as it is currently conducted. The Acquired Companies own (or will be assigned pursuant to the Intellectual Property Assignment Agreement) all right, title and interest in and to the Owned Intellectual Property, and one or more other Affiliates of the Seller Parties own or have a license to use all of the Administration Software, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. The Owned Intellectual Property set forth in Section 3.14(a) of the Seller’s Disclosure Schedule is subsisting and, to the Knowledge of the Seller Parties, valid and enforceable. All Persons (including current employees, former employees, shared employees of the Acquired Companies and the Seller Parties and their other Affiliates and independent contractors) who create or contribute to any portion of, or otherwise would have rights in or to, Owned Intellectual Property have executed valid and enforceable written agreements that validly and irrevocably assign to an Acquired Company all of their rights in and to such Owned Intellectual Property, or an Acquired Company owns all such Owned Intellectual Property pursuant to applicable Law.

(b)                                 Each Acquired Company, the Seller Parties and their other Affiliates have taken commercially reasonable actions to ensure protection of their ownership of the Owned Intellectual Property under any applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). Each Acquired Company, the Seller Parties and their other Affiliates have taken commercially reasonable actions to maintain the secrecy of all confidential Intellectual Property used in the Traditional Insurance Businesses of the Acquired Companies. To the Knowledge of the Seller Parties, none of the Acquired Companies, a Seller Party or any of their other Affiliates is using any Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

(c)                                  None of the Acquired Companies, a Seller Party or any of its other Affiliates has any obligation to provide any compensation to any Person for the use of any material Intellectual Property that is used in the business of an Acquired Company as it is currently conducted (excluding commercially available, off-the-shelf Software that is licensed by any Acquired Company under a “click wrap,” “shrink wrap” or similar license agreement for aggregate license fees under such Contract of less than $100,000).

(d)                                 Since December 31, 2012, the conduct of the business of each Acquired Company has not been and is not infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any third party. No Acquired Company or Seller Party or any of their other Affiliates has received any written notice of any alleged breach, infringement, misappropriation or dilution or other violation by such Acquired Company of the Intellectual Property rights of any third party, and, to the Knowledge of the Seller Parties, no such claim is pending and not resolved. To the Knowledge of the Seller Parties, since December 31, 2012, no third party has been or is breaching, infringing upon, misappropriating, or violating any material Owned Intellectual Property.

(e)                                  The Administration Software, together with the items listed in Section 3.14(e)(i) of the Seller’s Disclosure Schedule, constitute all of the hardware and Software (other than hardware and Software used to provide standard network infrastructure and operating environments, which will be provided under the Transition Services Agreement) necessary for the Acquired Companies to administer, process and service the Traditional Insurance Policies of the Acquired Companies, including maintaining an inventory of policies from initial premium receipt through periodic interest accumulations and withdrawal and providing data feeds to systems performing actuarial valuations and accounting functions, in the manner as conducted in all material respects on the date hereof. Section 3.14(e)(ii) of the Seller’s Disclosure Schedule sets forth a list of those components of the Assigned Software and the Administration Software, in each case, developed by any Acquired Company, a Seller Party or its other Affiliates that contain Open Source Software. Immediately following the Closing Date, pursuant to Section 5.15(d), the Buyer (A) will possess all right, title and interest in and to the Administration Software, free and clear of all Encumbrances (except for Permitted Encumbrances), and (B) will have the right to continue use of the Administration Software as used in the business of the Acquired Companies on the date hereof, free and clear of all Encumbrances (except for Permitted Encumbrances).

(f)                                   The Acquired Companies and, solely and directly to the extent related to APNY’s Traditional Insurance Policies, APNY, have implemented business continuity and disaster recovery technology and procedures that are commercially reasonable. To the Knowledge of the Seller Parties, the Internal IT Systems do not contain any Malware that would reasonably be expected to interfere adversely with the ability to administer, process and service the Traditional Insurance Policies of the Acquired Companies in any material respect. None of the Acquired Companies and, to the extent related directly to the Traditional Insurance Business, APNY, distributes or licenses to any other Person any Software that is Open Source Software in a manner that would require any source code of any Software in the Owned Intellectual Property to be disclosed, licensed for free, publicly distributed or dedicated to the public. The Internal IT Systems are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are being used or held for use.

Section 3.15.                          Material Contracts.

(a)                                 Section 3.15(a) of the Seller’s Disclosure Schedule sets forth a list, as of the date hereof, of any Contract to which any Acquired Company is a party or to which any of its assets, properties or rights are subject or that is entered into for its benefit by the Seller Parties or any of their Affiliates (other than the Acquired Companies) that meets any of the following criteria and is not a Traditional Insurance Policy, Reinsurance Agreement, Agent Contract or Intercompany Agreement (each, whether or not set forth in Section 3.15(a) of the Seller’s Disclosure Schedule, a “Material Contract”):

(i)                                     requires expenditures by an Acquired Company involving consideration in excess of $100,000 in any twelve (12)-month period;

(ii)                                  provides for payments to be received by an Acquired Company in excess of $100,000 in any twelve (12)-month period;

(iii)                               relates to the incurrence by an Acquired Company of any Indebtedness;

(iv)                              relates to the acquisition or disposition by an Acquired Company of any material assets or any material business (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise) to the extent any actual or contingent material obligations of the Acquired Company thereunder remain in effect;

(v)                                 grants a right of first refusal or first offer or similar right or materially restricts or limits an Acquired Company’s, or, following the Closing Date, any of its Affiliates’, ability to freely engage in any business, compete with other entities, compete in any geographic region, market any product or solicit employees or customers, provides for “exclusivity” or any similar requirement or includes a “most favored nation” provision, in each case in favor of any Person other than the subject Acquired Company;

(vi)                              contains guarantees made or supported by any Acquired Company;

(vii)                           is a Lease;

(viii)                        contains a license to any Software that is Administration Software;

(ix)                              is a joint venture, partnership, strategic alliance or substantially similar Contract;

(x)                                 relates to the issuance of securities of any Acquired Company;

(xi)                              is a capital maintenance Contract or similar agreement pursuant to which any Seller Party or its Affiliates (including the Acquired Companies) has agreed to contribute capital or surplus to any Acquired Company, or any capital maintenance Contract or similar agreement pursuant to which any Acquired Company has agreed to contribute capital or surplus to any other Person;

(xii)                           prohibits the payment of dividends or making of any distributions by any Acquired Company, prohibits the pledging of the capital stock of any Acquired Company or prohibits the issuance of any guarantee by an Acquired Company, except for any such prohibition existing under the Credit Agreement;

(xiii)                        is an investment advisory agreement or any other Contract relating to investment management, investment advisory or subadvisory services to which an Acquired Company is a party or otherwise bound;

(xiv)                       is a Contract or agreement relating to any material interest rate, derivatives or hedging transaction;

(xv)                          is a Contract or agreement with one of the ten largest vendors (measured by total annual payments made to vendors) of an Acquired Company for the year ended December 31, 2014;

(xvi)                       is a third party administration contract;

(xvii)                    is an IP License; or

(xviii)                 is an obligation to enter into any of the foregoing.

(b)                                 With respect to each Material Contract, except as set forth on Section 3.15(b) of the Seller’s Disclosure Schedule, (i) each Material Contract is a legal, valid and binding obligation of the applicable Acquired Company and, to the Knowledge of the Seller Parties, each other party or parties thereto, in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exceptions, (ii) the applicable Acquired Company or the Seller Parties or any of their Affiliates (other than the Acquired Companies), as applicable, is not, and, to the Knowledge of the Seller Parties, no other party thereto is, in material default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in each of the Material Contracts and (iii) to the Knowledge of the Seller Parties, no circumstances exist that would, with or without notice or lapse of time or both, constitute a material default or material breach under any Material Contract. Neither the Seller nor any of its Affiliates have received written notice of cancellation of any Material Contract.

(c)                                  Copies of each Material Contract have been made available by the Seller to the Buyer as of the date hereof.

(d)                                 Except for the approvals or consents required for the Material Contracts listed in Section 3.15(d) of the Seller’s Disclosure Schedule (the “Seller Parties’ Required Material Contracts Consents”), no approval or consent is required to be obtained from any Person that is a party to any Material Contract in order for the Seller Parties or APNY to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. None of the Material Contracts contain any provision providing that the other party thereto may terminate, recapture, amend or alter the pricing or other terms thereof by reason of the transactions contemplated hereby.

Section 3.16.                          Assets; Real Property.

(a)                                 Each Acquired Company has good title to, or a valid and binding leasehold or other interest in, all material personal property and other assets (tangible or intangible, including Intellectual Property but excluding Investment Assets) reflected on its most recent balance sheet contained in the Financial Statements or thereafter acquired by such

Acquired Company (collectively, the “Assets”), except for property or other assets sold or otherwise disposed of since December 31, 2014 in the Ordinary Course of Business, free and clear of all Encumbrances, except Permitted Encumbrances.

(b)                                 No Acquired Company owns any real property.

(c)                                  Section 3.16(c) of the Seller’s Disclosure Schedule sets forth a list, as of the date of this Agreement, of any lease, sublease or occupancy agreement for real property that is primarily used in the conduct of the business of the Acquired Companies (any such lease, sublease or occupancy agreement being herein referred to as a “Lease”). None of the Acquired Companies (i) owes any brokerage commissions or finders’ fees with respect to any Lease or (ii) has subleased, licensed or otherwise granted any Person the right to use or occupy any Lease or any material portion thereof.

Section 3.17.                          Finders’ Fees. Except for Raymond James & Associates, Inc., whose fees will be paid solely by the Seller or one of its Affiliates (other than the Acquired Companies), there is no investment banker, broker, financial adviser, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, based on arrangements made by or on behalf of the Seller or any of its Affiliates (including the Acquired Companies).

Section 3.18.                          Traditional Insurance Policies; Underwriting.

(a)                                 All policy and contract forms on which an Acquired Company and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, has issued insurance policies or annuities and which are currently being used by such Acquired Company or APNY or were used by such Acquired Company or APNY for business which is still in force and all amendments and applications pertaining thereto have and, all marketing materials, brochures, illustrations and certificates pertaining thereto have, to the extent required by applicable Law, been approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Law for objection, except as would not, in the aggregate, be material to the Acquired Companies or APNY. All Traditional Insurance Policies and all such policy and contract forms, amendments and applications and, to the Knowledge of the Seller Parties, all such marketing materials, brochures, illustrations and certificates, comply with, and have been administered in accordance with, applicable Law in all material respects. Any rates with respect to insurance policies or annuities to the extent required to be filed with or approved by any Governmental Authority have been so filed or approved, and the rates used by the Acquired Companies and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, conform thereto in all respects, except as would not, in the aggregate, be material to the Acquired Companies or APNY. There are no Contracts with or binding commitments, whether written or oral, between any of the Acquired Companies and any insurance regulatory authority or other Governmental Authority, or any Governmental Order to which any of the Acquired Companies is a party or otherwise bound, in connection with any such Governmental Authority’s approval of premium rate increases in respect of any of the Traditional Insurance Policies (a “Premium Increase Related Commitment”).

(b)                                 Since December 31, 2012, all benefits claimed by, or paid, payable or credited to, any Person under any insurance policy or annuity issued or assumed by an Acquired Company or Traditional Insurance Policy issued or assumed by APNY have been paid or credited (or provision as required under SAP for payment thereof has been made) in accordance with the terms of the applicable policy or annuity contract in all material respects, and such payments, credits or provisions were not delinquent and were paid and credited (or will be paid or credited) without fines or penalties (excluding interest), except for any such claim for benefits for which there is a good faith basis to contest payment and that is being contested in good faith.

(c)                                  Other than conversion policies or riders issued pursuant to the terms of existing Traditional Insurance Policies, the Acquired Companies have not issued any Traditional Insurance Policies or any other insurance policy or annuity contract or assumed any reinsurance since June 30, 2012.

(d)                                 Except for regular periodic assessments in the Ordinary Course of Business, assessments based on developments that are publicly known within the insurance industry or such assessments as would not, in the aggregate, be material to the Acquired Companies or APNY, no claim or assessment against an Acquired Company or, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, is pending or, to the Knowledge of the Seller Parties, threatened against any Acquired Company or APNY, by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, and the Acquired Companies and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, have not, since December 31, 2012, received written notice of any such claim or assessment.

Section 3.19.                          Reinsurance. Section 3.19(a)(i) of the Seller’s Disclosure Schedule sets forth a list, as of the date of this Agreement, of (a) all material treaties and agreements of assumed and ceded reinsurance of each Acquired Company, and APNY, to the extent directly related to APNY’s Traditional Insurance Policies (including APNY Traditional Insurance Third Party Reinsurance Agreements), under which there remains any outstanding liability or reinsurance recoverable (such treaties and agreements, and any amendments thereof, the “Reinsurance Agreements”) and (b) all pending, or to the Knowledge of the Seller Parties, threatened Legal Actions related to any Reinsurance Agreement. Copies of each Reinsurance Agreement (including any amendments thereof) have been made available by the Seller to the Buyer. The Reinsurance Agreements are legal, valid and binding obligations of the applicable Acquired Company or APNY and, to the Knowledge of the Seller Parties, each other party thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions, and in full force and effect. No Acquired Company or APNY has breached or defaulted under (with or without the giving of notice or lapse of time, or both) any material provision of any Reinsurance Agreement or failed to meet the underwriting standards required for any business reinsured thereunder. To the Knowledge of the Seller Parties, no other party to any Reinsurance Agreement has materially breached or is in material default thereunder and no other party to any Reinsurance Agreement is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding. Since December 31, 2012 through the date of this Agreement, neither the Seller Parties nor any of their Affiliates has received any written or, to the Knowledge of the Seller Parties, oral, notice to the effect that the financial condition of any other party to any Reinsurance Agreement is impaired with the result that a material default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement, and, to the Knowledge of the Seller Parties, the financial condition of any reinsurer party to any Reinsurance Agreement has not been materially impaired with the result that a default thereunder by such reinsurer may reasonably be anticipated. Neither the Seller Parties nor any of their Affiliates has received nor have they given notice of early termination or recapture of any Reinsurance Agreement. Since December 31, 2012, to the Knowledge of the Seller Parties, (i) there has not been any dispute with respect to any material amounts recoverable or payable pursuant to any Reinsurance Agreement and (ii) no reinsurer party to a Reinsurance Agreement has denied coverage with respect to any current or prospective material claim. Except for the approvals, consents or waivers required for the Reinsurance Agreements listed in Section 3.19(a)(ii) of the Seller’s Disclosure Schedule, no approval, consent or waiver is required to be obtained from any Person that is a party to any Reinsurance Agreement in order for the Seller Parties, the Acquired Companies or APNY to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and such transactions do not give rise to any termination or other rights adverse to an Acquired Company or APNY of any other Person that is a party to any Reinsurance Agreement (any such consent, whether or not listed in Section 3.19(a)(ii) of the Seller’s Disclosure Schedule, a “Seller Parties’ Required Reinsurance Consent”). All amounts owed under any Reinsurance Agreement have been timely paid in accordance with their terms, except as set forth in Section 3.19(a)(i) of the Seller’s Disclosure Schedule. All risks shown in the Acquired Companies’ statutory financial statements as subject to reinsurance are fully reinsured in accordance with the terms and conditions of the applicable Reinsurance Agreement; provided, however, that, it is acknowledged and agreed by the Buyer that the Seller Parties are not making any representation or warranty (express or implied) in this Agreement or any of the Ancillary Agreements and nothing contained in this Agreement, including the Seller’s Disclosure Schedule, any of the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with this Agreement or the Ancillary Agreements is intended or shall be construed to be a representation or warranty of the Seller Parties in respect of the adequacy or sufficiency of the Reserves of the Acquired Companies or APNY. None of the Reinsurance Agreements contain any provision providing that the other party thereto may terminate, recapture, amend or alter the pricing or other terms thereof by reason of the transactions contemplated hereby except as set forth in Section 3.19 of the Seller’s Disclosure Schedule. Neither the Seller Parties nor any of their Affiliates has received any written or, to the Knowledge of the Seller Parties or any of their Affiliates, oral, notice from a reinsurer party to any Yearly Renewable Term (“YRT”) Reinsurance Agreement to the effect that the reinsurer party has imposed, requested, or otherwise sought, or is imposing, requesting or otherwise seeking, an increase in the reinsurance premium rates applicable to the Reinsurance Agreement.

Section 3.20.                          Agents.

(a)                                 Since December 31, 2012, the Acquired Companies and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, implemented and followed in all material respects programs and policies designed to provide reasonable assurance that each broker, agent, general agent, managing general agent, master broker agency, broker general agency, or other Person of an Acquired Company and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, who marketed, produced or wrote Insurance Policies (each, an “Agent”) at the time of writing any Traditional Insurance Policy (or within any permitted grace period), to the extent required by applicable Law, Governmental Authorization or Contract, was duly authorized and appointed by such Acquired Company or APNY, to act as an Agent and was duly licensed or registered as an Agent (for the type of Traditional Insurance Policies written, sold or produced by such Agent), in each case, in the particular jurisdiction in which such Agent wrote such Traditional Insurance Policy. To the Knowledge of the Seller Parties, no Agent is in material violation, or since December 31, 2012, has been in material violation, of any Law or policy of the Acquired Companies or APNY applicable to the type of Traditional Insurance Policies written, sold or produced by such Agent on behalf of the Acquired Companies or APNY. To the Knowledge of the Seller Parties, no Agent has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Agent’s actions in his, her or its capacity as Agent for an Acquired Company or to the extent directly related to APNY’s Traditional Insurance Policies, APNY or any enforcement or disciplinary proceeding alleging any such violation, in each case, except as is not and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b)                                 The Seller Parties have made available to the Buyer as of the date hereof copies of the standard forms of contracts that govern the basic relationship between an Acquired Company, to the extent directly related to such Acquired Company’s Traditional Insurance Policies, and APNY, to the extent directly related to APNY’s Traditional Insurance Policies, and their respective Agents (each such contract between such Acquired Company or APNY and an Agent, an “Agent Contract”). Except for the Agent Contracts, there are no agreements with any Acquired Company, or APNY, to the extent directly related to APNY’s Traditional Insurance Policies, providing for compensation or indemnification of Agents or the provision of financing (whether in form of contract loans or otherwise) to Agents that are material to such Acquired Company or APNY. To the Knowledge of the Seller Parties, each Agent was an independent contractor of the applicable Acquired Company or APNY, to the extent directly related to APNY’s Traditional Insurance Policies, since December 31, 2012 until the date such Agent ceased writing, selling or producing Insurance Policies on behalf of such Acquired Company or APNY, as applicable.

(c)                                  Except as set forth on Section 3.20(c) of the Seller’s Disclosure Schedules, as of the date hereof, there are no outstanding (i) disputes with Agents concerning material amounts of commissions or other incentive compensation, (ii) material errors and omissions claims against any Agent (to the Knowledge of the Seller Parties) or (iii) material amounts owed by any Agent to any Acquired Company or, to the extent directly related to APNY’s Traditional Insurance Policies, APNY.

(d)                                 The manner in which each Acquired Company and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, compensates Agents involved in the sale or servicing of Insurance Policies is in compliance with applicable Law in all material respects.

Section 3.21.                          Investment Assets. The Seller Parties have made available to the Buyer as of the date hereof a list of the Investment Assets of the Acquired Companies as of August 31, 2015. Each Acquired Company holds valid title to all its Investment Assets free and clear of all Encumbrances other than Permitted Encumbrances. Prior to the date hereof, the Seller Parties have made available to the Buyer copies of the investment policies and guidelines of the Acquired Companies as of the date hereof (the “Investment Guidelines”). To the Knowledge of the Seller Parties, none of the Seller Parties, the Acquired Companies or any of their Affiliates (i) has received notice that any of the issuers or other obligors of any of the Investment Assets is in default in any payment of principal, distributions, interest, dividends or any other material payment or performance obligation thereunder or (ii) is aware of any breach of, or default under, any covenants of any of the Investment Assets. Except as set forth on Section 3.21 of the Seller’s Disclosure Schedules, the Acquired Companies do not have any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of any of the Investment Assets and there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Seller Parties or the Acquired Companies may be subject upon or after the Closing.

Section 3.22.                          Labor Matters.

(a)                            Set forth in Section 3.22(a) of the Seller’s Disclosure Schedule is a list of all Current Employees, which sets forth, with respect to each individual listed, the following information: (i) name; (ii) title or position; (iii) date of commencement of service; (iv) whether full-time or part-time and whether exempt or non-exempt; (v) base wages or salaries as of the date hereof, and if applicable, bonus or incentive pay for the twelve (12) month period ended December 31, 2014 and target bonus or incentive pay for the twelve (12) month period ending December 31, 2015; and (vi) if absent from active employment, the date such absence commenced, the reason for such absence and, if known, the anticipated date of return to active status or service.

(b)                            None of Seller or its Affiliates (including any Acquired Company) is a party to, or bound by, any agreement with respect to the Current Employees with any labor union or any other employee organization, group or association organized for purposes of collective bargaining, and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any Current Employees. Since December 31, 2012, there has not occurred or, to the Knowledge of the Seller Parties, been threatened, any labor strikes, lockouts, picketing, organized work slowdowns, organized work stoppages or other similar labor activity or organizing campaign with respect to any Employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board by any labor union to organize any Current Employee.

(c)                             Except as would not result in any liability to Buyer or its Affiliates (including the Acquired Companies following the Closing), Seller and its Affiliates are in material compliance with all requirements of applicable Law relating to the employment of the Employees, including all requirements of applicable Law relating to wages, hours, discrimination, sexual harassment, civil rights, disability rights or benefits, equal opportunity, immigration, safety and health, workers’ compensation, classification of employees and contractors, plant closing and layoff notices and the collection and payment of withholding taxes, Social Security taxes and similar Taxes. To the Knowledge of the Seller Parties, all individuals who provide services to the Acquired Companies have at all times been accurately classified by the Seller or its Affiliates with respect to such services as an employee or non-employee.

(d)                                 None of the Acquired Companies, other than APLIC, has, or as of immediately prior to the Closing will have, any employees.

Section 3.23.                          Intercompany Agreements. Section 3.23 of the Seller’s Disclosure Schedule sets forth a list of all Intercompany Agreements in effect and all Intercompany Accounts outstanding, in each case as of the date hereof. No stockholder, officer, director or employee of any of the Acquired Companies, or any immediate family member or Affiliate of any such officer, director or employee, (a) owns, directly or indirectly, any interest in any asset or other property used in or held for use in the Traditional Insurance Business or (b) is a debtor or creditor of the Acquired Companies except with respect to any officer, director or employee of any of the Acquired Companies in the Ordinary Course of Business.

Section 3.24.                          Privacy. The Acquired Companies and, to the extent related directly to APNY’s Traditional Insurance Policies, APNY, have implemented and followed in all material respects security programs and policies containing technical and organizational measures designed to reasonably protect and safeguard in accordance with applicable Law (i) Personal Data and other confidential or proprietary data or information and (ii) the security, confidentiality and integrity of transactions executed through their information technology systems, including encryption or other security protocols and techniques when appropriate. Since December 31, 2012, (i) none of the Acquired Companies or, to the extent related directly to APNY’s Traditional Insurance Policies, APNY, has suffered, and (ii) to the Knowledge of the Seller Parties, no service provider to the Acquired Companies or, to the extent related directly to APNY’s Traditional Insurance Policies, APNY, has suffered, in each case, any material security breach with respect to any Personal Data, data or information of the Acquired Companies, nor has any of the Acquired Companies or, to the extent related directly to APNY’s Traditional Insurance Policies, APNY, been notified or been required by applicable Law to notify any of their respective customers, consumers, employees or any Governmental Authority of any information security breach involving Personal Data or other personal or confidential information of such customers, consumers or employees. The Acquired Companies and to the extent directly related to APNY’s Traditional Insurance Policies, APNY, are in compliance in all material respects with applicable Privacy Laws and regulations regarding the collection, retention, use and disclosure of Personal Data.

Section 3.25.                          Health Regulatory Matters. Except as set forth on Section 3.25 of the Seller’s Disclosure Schedule, each Acquired Company and, to the extent related directly to APNY’s Traditional Insurance Policies, APNY is in compliance in all material respects with all applicable Health Care Laws, and the rules, policies and requirements of each federal or state health insurance program that govern or pertain to the Traditional Insurance Business other than the major medical health insurance policies that the Acquired Companies or APNY have issued, and with respect to the major medical health insurance policies that the Acquired Companies or APNY have issued, each Acquired Company and APNY, as applicable, is in compliance in with all applicable Health Care Laws, and the rules, policies and requirements of each federal or state health insurance program that govern or pertain to such major medical health insurance policies except for failures so to comply that do not have or would not, in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. Without limiting the generality of the foregoing, none of the Acquired Companies or, to the extent related directly to APNY’s Traditional Insurance Policies, APNY, or any stockholder, member, director, manager, officer, or employee of any Acquired Company or APNY: (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been debarred, excluded, suspended from participating, or declared ineligible to participate in any federal or state health care program (as such terms are defined as defined in 42 U.S.C. § 1320a-7b(f)) or from receiving a contract or subcontract paid in whole or in part by federal or state funds; (iii) is or has been a party to a corporate integrity agreement, corporate compliance agreement or other settlement agreement, applicable or pertaining in whole or in part to the Traditional Insurance Business, with any Governmental Authority, including the Office of the Inspector General of the United States Department of Health and Human Services, the Centers for Medicare & Medicaid Services, the United States Department of Justice, any Medicaid Fraud Control Unit, any state Attorney General, or any state insurance department or commission, as a result of an alleged violation of any Health Care Law; (iv) has been convicted of any criminal offense under any Health Care Law; (v) is or has been a party to or subject to any Legal Action, or to the Knowledge of the Seller Parties, any threatened Legal Action, concerning any of the matters described in clauses (i) through (iv) above; or (vi) to the Knowledge of the Seller Parties, is and has been identified on any published “watch list” maintained by any Governmental Authority, including under the USA Patriot Act or by the Office of Foreign Assets Control.

Section 3.26.                          Plan Assets. Since December 31, 2012, (a) the Acquired Companies have not held “plan assets” within the meaning of U.S. Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”), or Section 401(c) of ERISA and the regulations promulgated thereunder and (b) none of the Acquired Companies has (i) provided investment management or consulting services or been a service provider, in each case, to a “benefit plan investor” within the meaning of the Plan Asset Regulations nor (ii) sponsored, managed or advised a pooled investment vehicle.

Section 3.27.                          Operations Insurance. Section 3.27 of the Seller’s Disclosure Schedule sets forth a true, correct and complete list and description of all material policies of insurance maintained by or on behalf of any of the Acquired Companies in effect on the date hereof with respect to the assets, properties or businesses of the Acquired Companies, showing the subject matter, the beneficiary and the amount of coverage for such party. Each such insurance policy is a valid and binding obligation of the parties thereto, enforceable against the Acquired Company Party thereto and, to the Knowledge of the Seller Parties, the other parties thereto in accordance with its terms, subject in each case to the Bankruptcy and Equity Exceptions. Except as set forth on Section 3.27 of the Seller’s Disclosure Schedule, each such insurance policy remains in full force and effect in accordance with its terms, including any required notification of change of ownership (with all premiums due and payable thereon having been paid in full on a timely basis). Except as set forth on Section 3.27 of the Seller’s Disclosure Schedule, (i) none of the Acquired Companies is in material default or material breach of any such policy, and there does not exist any event, condition or omission that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of any Acquired Company parties to such policy or, to the Knowledge of the Seller Parties, any other party to such policy; and (ii) no party to the policy has repudiated, or given written notice to any Acquired Company of an intent to repudiate, any material provision thereof. No written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect in accordance with its terms as of the date hereof or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder in any material respect has been received by any of the Acquired Companies. To the Knowledge of the Seller Parties, there are no material claims under such insurance policies as to which the insurers have denied liability.

Section 3.28.                          Insurance Regulatory Filings. The Seller Parties have made available for inspection by the Buyer copies of all material examination reports and material inquiries, reports of investigations, and other materials (including all draft reports (where final reports are not available) and all material correspondence in connection with such reports and inquiries) relating to the Acquired Companies and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, received since December 31, 2012 from or submitted to any state insurance regulatory authority. Except as set forth on Section 3.28 of the Seller’s Disclosure Schedule, there are no examinations, investigations or material inquiries by any state insurance regulatory examiners in progress with respect to the Acquired Companies or, to the extent directly related to APNY’s Traditional Insurance Policies, APNY (other than normal and customary inquiries from state insurance regulatory authorities), nor, to the Knowledge of the Seller Parties, are any such examinations, investigations or material inquiries (other than normal and customary inquiries from state insurance regulatory authorities) pending or scheduled with respect to the Acquired Companies or, to the extent directly related to APNY’s Traditional Insurance Policies, APNY. The Acquired Companies are not “commercially domiciled” under the insurance laws of any jurisdiction.

Section 3.29.                          Risk-Based Capital. The Seller Parties have made available to the Buyer the written results submitted by the Acquired Companies to any state insurance regulatory authority since January 1, 2013 relating to Risk-Based Capital calculations of the Acquired Companies (the “Risk-Based Capital Reports”). The Risk-Based Capital Reports are true, accurate and complete in all material respects. Since December 31, 2012, none of the Acquired Companies has suffered a decrease in its Risk-Based Capital to or below the “Company Action Level”; provided, however, that, it is acknowledged and agreed by the Buyer that the Seller Parties are not making any representation or warranty (express or implied) in this Agreement or any of the Ancillary Agreements and nothing contained in this Agreement, including the Seller’s Disclosure Schedule, any of the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with this Agreement or the Ancillary Agreements is intended or shall be construed to be a representation or warranty of the Seller Parties in respect of the adequacy or sufficiency of the Reserves of the Acquired Companies or APNY.

Section 3.30.                          Reserves. The aggregate actuarial reserves and other actuarial amounts held in respect of Liabilities for insurance Contracts of the Acquired Companies and, with respect to APNY’s Traditional Insurance Policies, APNY (the “Reserves”), as established or reflected in their respective Annual Statutory Financial Statements (a) were determined in accordance with generally accepted actuarial standards consistently applied and were fairly stated, in all material respects, in accordance with sound actuarial principles in effect as of the date of such Annual Statutory Financial Statements, (b) were determined, in all material respects, and include, in all material respects, provisions for all Reserves and related items required to be established in accordance with Applicable Law and applicable SAP, (c) were based on actuarial assumptions which were reasonably expected to produce reserve amounts not less than those reserve amounts required for any insurance policy or contract provision as to reserve basis and method, and are or will be, in all material respects, in accordance with all other applicable insurance policy or contract provisions, and (d) include provisions for all actuarial reserves and related statement items which are required to be established as required to be certified by the actuaries of the Acquired Companies and APNY pursuant to applicable state insurance Laws; provided, however, that, it is acknowledged and agreed by the Buyer that the Seller Parties are not making any representation or warranty (express or implied) for purposes of this Section 3.30 and any other representation or warranty made by the Seller Parties in this Agreement or any of the Ancillary Agreements and nothing contained in this Agreement, including the Seller’s Disclosure Schedule, any of the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with this Agreement or the Ancillary Agreements is intended or shall be construed to be a representation or warranty of the Seller Parties in respect of the adequacy or sufficiency of the Reserves of the Acquired Companies or APNY.

Section 3.31.                          Rating Agencies. As of the close of business on the Business Day immediately preceding the date of this Agreement, each of the Acquired Companies has been assigned a financial strength rating of “B+” (Good) by A.M. Best Company, and to the Knowledge of the Seller Parties, no such rating is under review with negative implications or a developing implication for a possible downgrade below “B+” (Good), and A.M. Best Company has not notified the Seller Parties or any of their Affiliates that it intends to downgrade any Acquired Company or place any such rating under review with negative implications.

Section 3.32.                          Investment Company. None of the Acquired Companies maintains any separate accounts or is an “investment company” as defined under the Investment Company Act.

Section 3.33.                          Actuarial Report. The Seller Parties have made available to the Buyer a copy of the Actuarial Appraisal of Defined Block of Universal American Corporation dated September 30, 2013 and Actuarial Appraisal of Defined Block of Universal American Corporation dated March 27, 2014 prepared by Milliman, Inc. (“Milliman”) together with any attachments, supplements, addenda, modifications or amendments thereto with respect to the in force business of the Acquired Companies, APNY and UBIC (together with any exhibits and appendices thereto, the “Actuarial Report”). The information and data furnished by the Seller, the Acquired Companies or their Affiliates in writing to Milliman in connection with the preparation of the Actuarial Report were (a) complete and accurate in all material respects as of the date so furnished, (b) obtained in all material respects from the Books and Records, (c) based upon an inventory of in-force Traditional Insurance Policies that were issued, reinsured or assumed by the Acquired Companies, APNY and UBIC that, at the time of preparation, was complete and accurate in all material respects, (d), to the Knowledge of the Seller Parties, did not contain any Data Input Inaccuracies that have caused or reasonably would be expect to cause the Reserves as stated in the Statutory Financial Statements of the Acquired Companies and, to the extent related to APNY’s Traditional Insurance Policies, the Reserves as stated in the Statutory Financial Statements of APNY, in either case to be materially understated and (e) were maintained by the Acquired Companies or APNY, as applicable, in material compliance with any and all record keeping maintenance requirements contained in applicable material Contracts to which any of the Acquired Companies or APNY is a party; provided, however, that, it is acknowledged and agreed by the Buyer that the Seller Parties are not making any representation or warranty (express or implied) in this Agreement or any of the Ancillary Agreements and nothing contained in this Agreement, including the Seller’s Disclosure Schedule, any of the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with this Agreement or the Ancillary Agreements is intended or shall be construed to be a representation or warranty of the Seller Parties in respect of the adequacy or sufficiency of the Reserves of the Acquired Companies or APNY. Milliman has not issued to the Seller Parties any new report or errata with respect to the Actuarial Report nor has it notified the Seller or any of its Affiliates that the Actuarial Report is inaccurate in any material respect.

Section 3.34.                          Sufficiency of Assets. The Assets that the Acquired Companies will continue to have good and valid title to, or the right to use following the Closing, together with their rights under the Ancillary Agreements to which the Acquired Companies are parties, constitute all of the material assets reasonably required for the conduct of the business and operations of the Acquired Companies as currently conducted. Such Assets are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the Knowledge of the Seller Parties, there are no facts or conditions affecting any Assets that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation by the Acquired Companies of such Assets in any material respect.

Section 3.35.                          APNY Coinsurance Agreement. The Traditional Insurance Policies to be ceded to CLIC pursuant to the APNY Coinsurance Agreement constitute all the Traditional Insurance Policies in force issued or assumed by APNY.

Section 3.36.                          Mergers. APLIC and CLIC have made the filings for the APLIC-CLIC Merger required under applicable Florida Law with the FLOIR to obtain the FLOIR’s approval of the APLIC-CLIC Merger and applicable Texas Law with the TDI to obtain the TDI’s approval of the APLIC-CLIC Merger (together, the “APLIC-CLIC Merger Approval”). MNLIC and CLIC have made the filings for the MNLIC-CLIC Merger required under applicable (a) Texas Law with the TDI to obtain the TDI’s approval of the MNLIC-CLIC Merger and (b) California Law with the CADOI to obtain the CADOI’s approval of the MNLIC-CLIC Merger (together, the “MNLIC-CLIC Merger Approvals” and together with the APLIC-CLIC Merger Approval, the “Merger Approvals”). The Seller Parties have made available to Buyer complete and correct copies of the filings made with the CADOI, FLOIR, and TDI for the Merger Approvals. The MNLIC-CLIC Merger was validly consummated effective as of May 31, 2015 in accordance with all applicable laws, and as a result, MNLIC has ceased to have any separate corporate existence. The APLIC-CLIC Merger was validly consummated effective as of June 30, 2015 in accordance with all applicable laws, and as a result, APLIC has ceased to have any separate corporate existence. Except as set forth on Section 3.36 of the Seller’s Disclosure Schedule, no approval or consent was required to be obtained for the consummation of either of the Mergers from any Person that is a party to any Material Contract or Reinsurance Agreement that was not obtained prior to the consummation of such Merger. The Seller Parties have provided Buyer with true and complete copies of all written correspondence between the Seller

Parties or their Affiliates or any of their respective Representatives with the TDI regarding the premium deficiency reserves of APLIC in connection with the APLIC-CLIC Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the Buyer’s Disclosure Schedule (subject to Sections 9.7 and 9.9), the Buyer represents and warrants to the Seller as to itself only and, in the case of references to its Affiliates, as to its Affiliates, as of the date hereof and as of the Closing Date as follows:

Section 4.1.                                 Organization and Authority. The Buyer is a corporation duly formed, validly existing and in good standing under the laws of Delaware. The Buyer has all requisite corporate power and authority, as applicable, to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party and to perform its obligations hereunder and thereunder.

Section 4.2.                                 Binding Effect. The execution and delivery by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer will be a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action on the part of the Buyer and no additional corporate actions or proceedings, as applicable, on the part of the Buyer or any of its Affiliates or any of their securityholders are necessary to approve or authorize, as applicable, this Agreement or any Ancillary Agreement, the performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. The execution and delivery of each Ancillary Agreement by each Affiliate of the Buyer that will be a party thereto, the performance of each such Affiliate’s obligations thereunder and the consummation of the transactions contemplated thereby will be, as of the Closing, duly and validly approved by all requisite corporate action or other action on the part of each such Affiliate and, as of the Closing, no additional corporate or other proceedings on the part of any such Affiliate or any of its securityholders will be necessary to approve or authorize, as applicable, any Ancillary Agreement to which such Affiliate will be a party, the performance of such Affiliate’s obligations thereunder or the consummation of the transactions contemplated thereby. Assuming the due authorization, execution and delivery by the Seller and each of its Affiliates that will be a party to an Ancillary Agreement, this Agreement constitutes, and each Ancillary Agreement to which the Buyer or any of its Affiliates will be a party, will upon the execution and delivery thereof by the Buyer or such Affiliate, constitute, the legal, valid and binding obligation of the Buyer or such Affiliate, enforceable against the Buyer or such Affiliate in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Assuming the due authorization, execution and delivery by the Seller Parties and each of their respective Affiliates that will be a party to an Ancillary Agreement, each Ancillary Agreement to which an Affiliate of the Buyer will be a party will constitute the legal, valid and binding obligation of each such Affiliate, enforceable against such Affiliate in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 4.3.                                 Governmental Filings and Consents. No consents, authorizations or approvals of, waivers from or filings or registrations with, any Governmental Authority are required to be made or obtained at or prior to the Closing by the Buyer or any of its Affiliates in connection with the execution, delivery or performance by the Buyer or any of its Affiliates of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby, except for (a) the consents, authorizations or approvals of, waivers from or filings or registrations with, any Governmental Authority set forth on Section 4.3 of the Buyer’s Disclosure Schedule (the “Buyer’s Required Governmental Approvals”) and (b) consents, authorizations, approvals, waivers, filings or registrations the failure of which to make with or obtain from the applicable Governmental Authorities would not materially impair the ability of the Buyer to perform its obligations under the Agreement.

Section 4.4.                                 No Violations. Subject to the making of the filings and registrations and receipt of the consents, authorizations, approvals and waivers referred to in Section 4.3 and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and its Affiliates and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with, constitute a breach or violation of, or a default under (with or without notice or lapse of time or both), or give rise to any Encumbrance (other than Permitted Encumbrances) or any acceleration of remedies, penalty, increase in benefit payable or right of termination, unilateral modification, suspension, revocation or cancellation under, or forfeiture of, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, as applicable, any Governmental Authorization or material Contract of the Buyer, (b) violate any applicable Law or Governmental Order applicable to the Buyer or any of its assets, properties or rights or (c) constitute a breach or violation of, or a default under, the organizational documents of the Buyer or any of its Affiliates, in the case of clauses (a) and (b) above, except as has not and would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.5.                                 Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, since its date of formation, the Buyer (a) has not been in violation of any applicable Law and (b) has not received any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of the Buyer to comply with, any applicable Law that has not been remedied.

Section 4.6.                                 No Buyer Regulatory Impediments. There are no outstanding Governmental Orders or Legal Actions against or otherwise binding upon the Buyer or any of its Affiliates, and since its date of formation, to the knowledge of the Buyer, no facts, circumstances, events or matters have occurred with respect to the Buyer or any of its Affiliates, that have had, or would individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Since its date of formation, neither the Buyer nor any of its Affiliates has been the subject of any Governmental Order of or investigation, inquiry or examination by the KSDOI or the TDI that would or would reasonably be expected to result in (i) the disapproval by the KSDOI of the Buyer’s acquisition of control of Pyramid or the imposition by the KSDOI of any material condition or requirement on the Buyer, any of its Affiliates or Pyramid for the Buyer to acquire control of Pyramid or (ii) the disapproval by the TDI of the Buyer’s acquisition of control of CLIC or the imposition by the TDI of any material condition or requirement on the Buyer, any of its Affiliates, CLIC or MNLIC for the Buyer to acquire control of CLIC.

Section 4.7.                                 Finders’ Fees. Except for Macquarie Capital, (USA) Inc., whose fees will be paid solely by the Buyer or one of its Affiliates (including, after the Closing, the Acquired Companies), there is no investment banker, broker, financial advisor, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, based on arrangements made by or on behalf of the Buyer or any of its Affiliates.

Section 4.8.                                 Financial Ability.

(a)                                 Buyer has delivered to Seller a true and complete fully executed copy of an executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”) from Golden Gate Capital Opportunity Fund, L.P., a Cayman Islands limited partnership (the “Equity Investor”), relating to the commitment of the Equity Investor to provide to the Buyer on or before the Closing Date cash equity in an aggregate amount, and subject to the terms and conditions, set forth therein (the “Cash Equity”) for the purpose of funding (i) the obligation of the Buyer to pay the Purchase Price and, if any, the portion of the Adjusted Purchase Price in excess of the Purchase Price to the Seller and (ii) the initial capitalization of the Buyer Reinsurer in an amount not less than twenty million dollars ($20,000,000) (the “Buyer Reinsurer Capitalization”).

(b)                                 As of the date hereof, the Equity Commitment Letter is valid and binding and in full force and effect, enforceable by the Buyer against the Equity Investor in accordance with its terms, has not been amended or supplemented in any respect and, assuming the accuracy of the representations and warranties of the Seller Parties contained in Article III, the compliance by the Seller Parties with their respective covenants as set forth herein and the satisfaction of the conditions set forth in Sections 6.1 and 6.2, to the Knowledge of Buyer no event has occurred that, with or without notice, lapse of time or both, would constitute a default, breach or failure to satisfy a condition precedent under the terms and conditions of the Equity Commitment Letter, other than any such default, breach or failure that has been waived by the Equity Investor or otherwise cured in a timely manner by Buyer to the satisfaction of the Equity Investor. Except as expressly set forth or described in the Equity Commitment Letter, there are no contingencies or conditions precedent to the obligations of the Equity Investor to provide the Cash Equity to the Buyer or that would permit the Equity Investor to reduce the total amount of the Cash Equity. When funded in accordance with, and subject to, the terms and conditions of the Equity Commitment Letter, and together with other funds available to Buyer at the Closing, the Cash Equity will provide Buyer with acquisition financing on the Closing Date sufficient to pay the Purchase Price and, if any, the portion of the Adjusted Purchase Price in excess of the Purchase Price to the Seller on the terms contemplated by this Agreement. Nothing contained in this Section 4.8 is intended, and shall not be construed or interpreted, to mean that the Buyer’s obligations under this Agreement are contingent upon or subject to a condition that the Buyer receive from the Equity Investor all or any portion of the Cash Equity.

Section 4.9.                                 Purchase for Own Account.

(a)                            The Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(b)                            The Buyer is acquiring the CLIC Shares and the Pyramid Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of selling the CLIC Shares or the Pyramid Shares in violation of the Securities Act or any applicable state securities laws or distributing the CLIC Shares or the Pyramid Shares. The Buyer acknowledges that the CLIC Shares and the Pyramid Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such Laws.

(c)                             The Buyer is able to bear the entire economic risk of holding the CLIC Shares and the Pyramid Shares for an indefinite period, including a complete loss of its investment in the CLIC Shares and the Pyramid Shares, and has the knowledge and experience in financial and business matters such that it is capable of evaluating all the risks of an investment in the CLIC Shares and the Pyramid Shares.

ARTICLE V

COVENANTS

Section 5.1.                                 Access; Confidentiality.

(a)                            Prior to the Closing Date, the Seller Parties shall, and shall cause their respective Affiliates to, permit the Buyer and its authorized Representatives to have reasonable access, during regular business hours and upon reasonable advance notice to the Seller, to and shall provide or cause to be provided reasonably requested information concerning the properties, appropriate key personnel, Contracts, financial condition, operations and Books and Records of the Acquired Companies and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY and, to the extent relating solely to the Acquired Companies or APNY’s Traditional Insurance Policies, properties, appropriate key personnel, Contracts, financial condition, operations and books and records of the Seller Parties and their Subsidiaries, to the extent not prohibited by applicable Law, for any reasonable purpose relating to this Agreement or the Ancillary Agreements; provided, that any Books and Records or other information that is subject to an attorney-client or other legal privilege or obligation of confidentiality or non-disclosure shall not be made so accessible (provided that in any such event the Seller Parties shall notify the Buyer in reasonable detail of the circumstances giving rise to any such privilege or obligation and use commercially reasonable efforts to seek to permit disclosure of such information, to the extent possible, in a manner consistent with such privilege or obligation). In exercising its rights hereunder, the Buyer shall conduct itself so as not to unreasonably interfere with the conduct of the Seller Parties’, the Acquired Companies’ or APNY’ respective businesses.

(b)                                 (i) The Buyer acknowledges that the information and access provided to it pursuant to Section 5.1(a) shall be subject to the terms and conditions of the Confidentiality

Agreement. As of the Closing Date, the Buyer’s obligations under the Confidentiality Agreement shall terminate.

(ii)                                  The Seller Parties shall and shall cause their Affiliates to, from and after the date hereof, maintain in confidence this Agreement and the Ancillary Agreements, any written, oral or other information related to the negotiation hereof and thereof and all proprietary or confidential information related to or obtained from the Buyer or its Affiliates. From and after the Closing Date, all proprietary or confidential information that pertains to the Acquired Companies or, to the extent directly related to APNY’s Traditional Insurance Policies, APNY and all proprietary or confidential information related to or obtained from the Buyer or its Affiliates, and that is in the possession of the Seller Parties or their Affiliates prior to the Closing Date shall be kept confidential by the Seller Parties, except (A) pursuant to any Governmental Order, as required in any Legal Action, or as otherwise required by applicable Law, (B) for information that is or becomes generally available to the public other than as a result of a breach of this Section 5.1 (b)(ii), (C) for information that is disclosed following receipt of the written consent of the Buyer to such disclosure being made or (D) for any disclosures necessary to perform their obligations and enforce their rights and remedies under this Agreement or their or any of their Affiliates’ rights and remedies under any of the Ancillary Agreements. This Section 5.1 (b)(ii) is not intended to restrict the ability of the Seller Parties or any of their Affiliates to engage in any business activity that is or may in the future become competitive with any of the businesses conducted or that may be conducted by the Buyer or any of its Affiliates (including, following the Closing Date, the Acquired Companies or APNY’s Traditional Insurance Policies).

(c)                                  Following the Closing Date, to the extent not prohibited by applicable Law, the Buyer shall (i) permit the Seller Parties and their Affiliates, during regular business hours and upon reasonable advance notice to the Buyer, through their Representatives, the right to examine and make copies of the Books and Records and otherwise reasonably cooperate with the Seller Parties and their Affiliates, including by making Transferred Employees with relevant knowledge of the applicable matter available upon reasonable request, for the purpose of preparing or examining the Seller Parties’ and their Affiliates’ regulatory and Tax filings and financial statements and the conduct of any third party litigation or dispute resolution (not involving the Buyer or any of its Affiliates), or regulatory dispute, whether pending or threatened, concerning the business of the Acquired Companies or APNY’s Traditional Insurance Policies prior to the Closing Date; provided, that any Books and Records or other information that is subject to an attorney-client or other legal privilege or obligation of confidentiality or non-disclosure shall not be made so accessible (provided that in any such event the Buyer shall notify the Seller in reasonable detail of the circumstances giving rise to any such privilege or obligation and use commercially reasonable efforts to seek to permit disclosure of such information, to the extent possible, in a manner consistent with such privilege or obligation), and (ii) maintain the Books and Records for the foregoing examination and copying for a period of not less than six (6) years following the Closing Date. Access to the Books and Records shall be at the Seller’s sole cost and expense and may not unreasonably interfere with the conduct of the Buyer’s or any of its Affiliates’ businesses. For the avoidance of doubt, the obligations set forth in this Section 5.1(c) shall apply to any Books and Records or other information that (x) is commercially sensitive, (y) contains personal information (including personal financial information) about any officer, director or control person of the Acquired

Companies, Buyer or their Affiliates or (z) contains financial information about Buyer or any parent entity of Buyer.

(d)                                 Following the Closing Date, to the extent not prohibited by applicable Law, the Seller Parties shall (i) permit the Buyer, CLIC and Pyramid, during regular business hours and upon reasonable advance notice to the Seller Parties, through their Representatives, the right to examine and make copies of the Seller’s Books and Records and otherwise reasonably cooperate with the Buyer, CLIC and Pyramid, including by making employees of the Seller Parties or their Affiliates with relevant knowledge of the applicable matter available upon reasonable request, for the purpose of preparing or examining the Acquired Companies’ regulatory and Tax filings and financial statements and the conduct of any third party litigation or dispute resolution (not involving the Seller or any of its Affiliates), or regulatory dispute, whether pending or threatened, concerning the business of the Acquired Companies prior to the Closing Date; provided, that any Seller’s Books and Records or other information that is subject to an attorney-client or other legal privilege or obligation of confidentiality or non-disclosure shall not be made so accessible (provided that in any such event the Seller Parties shall notify the Buyer in reasonable detail of the circumstances giving rise to any such privilege or obligation and use commercially reasonable efforts to seek to permit disclosure of such information, to the extent possible, in a manner consistent with such privilege or obligation); provided, further, that the auditors and accountants of the Seller Parties or their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (ii) maintain the Seller’s Books and Records for the foregoing examination and copying for a period of not less than ten (10) years following the Closing Date. Access to the Seller’s Books and Records shall be at the Buyer’s sole cost and expense and may not unreasonably interfere with the conduct of the Seller Parties’ or their Affiliates’ respective businesses.

(e)                                  Promptly following the date of this Agreement, the Seller Parties shall request that all Persons who executed a written confidentiality agreement with the Seller Parties or any of their Affiliates in connection with the consideration of a possible acquisition of the Acquired Companies, other than the Confidentiality Agreement (each, a “Third-Party Confidentiality Agreement”) return or destroy all confidential information theretofore furnished to such Persons by or on behalf of the Seller Parties or their Affiliates, subject to the terms of such Third-Party Confidentiality Agreement, except to the extent that the Seller Parties or any of their Affiliates has previously made such a request and received reasonably satisfactory evidence or confirmation of compliance. At the Closing, the Seller Parties shall, or shall cause their applicable Affiliates to, assign to the Buyer all of their rights under each Third-Party Confidentiality Agreement, to the extent such rights relate to the Acquired Companies or APNY’s Traditional Insurance Policies and are assignable to the Buyer. Following the Closing, to the extent such rights are not assignable, the Seller Parties shall promptly notify the Buyer in writing in the event the Seller Parties become aware of a breach by a Person other than the Seller Parties or any of their Affiliates of any Third-Party Confidentiality Agreement, and, if so directed by the Buyer, shall enforce their rights under such Third-Party Confidentiality Agreement for the Buyer’s benefit, at the Buyer’s sole expense.

Section 5.2.                                 Conduct of Business. During the period from the date of this Agreement until the Closing Date or the date of an earlier termination of this Agreement, except as required or expressly permitted by the provisions of this Agreement or the Ancillary Agreements, as required by applicable Law or Governmental Order or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned by the Buyer), the Seller Parties shall: (x) cause the Acquired Companies and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY, to conduct their business in the Ordinary Course of Business, provided, that the Acquired Companies shall not issue or assume any new insurance policy or annuity contract other than as required pursuant to the Traditional Insurance Policies issued before the date of this Agreement and APNY shall not issue any new Traditional Insurance Policy other than as required pursuant to the terms of Traditional Insurance Policies issued before the date of this Agreement, and to preserve intact the Acquired Companies’ and, to the extent directly related to APNY’s Traditional Insurance Policies, APNY’, business organizations and their material relationships with third parties (including insureds, Producers, employees, reinsurers, cedents, vendors, Governmental Authorities and others having business dealings with them); (y) cause each Acquired Company not to (and with respect to clauses (n) and (o) and to the extent provided therein, clause (d)(ii), of this Section 5.2, cause each of the Seller and its Affiliates not to):

(a)                                 declare, set aside or pay any dividend or distribution (in cash, stock or otherwise) on any shares of its capital stock or other equity interest or purchase, redeem or repurchase any shares of its capital stock or other equity interest, in each case to the extent that (i) such action would reasonably be expected to result in the Acquired Companies’ aggregate Statutory Capital and surplus being less than the Target Statutory Capital and surplus on the Closing Date or (ii) such action constitutes an extraordinary dividend within the meaning of applicable insurance Laws;

(b)                                 issue, sell, pledge, transfer, dispose of, grant any option, warrant or right to purchase or subscribe to, enter into any arrangement or Contract with respect to the issuance or sale of, or encumber any shares of its capital stock or other equity interest or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interest, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interest;

(c)                                  split, combine, subdivide or reclassify any of its capital stock or other equity interest;

(d)                                 (i) incur, assume or guarantee any Indebtedness; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (including with respect to such capital contributions by the Seller and its Affiliates, the Acquired Companies), other than investments of Investment Assets made in the Ordinary Course of Business in accordance with the Investment Guidelines;

(e)                                  default under any Indebtedness or cancel or compromise any indebtedness or waive any material rights relating thereto;

(f)                                   fail to pay or satisfy when due any material liability of the Acquired Companies (other than any such liability that is being contested in good faith);

(g)                                  modify, amend or otherwise alter its Articles of Incorporation, Bylaws other organizational documents;

(h)                                 modify or amend in any material respect or extend or terminate any of the Material Contracts or waive, release or assign any material rights or claims thereunder or enter into any Contract which would, if entered into prior to the date hereof, have been a Material Contract;

(i)                                     modify or amend in any material respect or extend or terminate any of the Reinsurance Agreements or waive, release or assign any material rights or claims thereunder or enter into any Contract which would, if entered into prior to the date hereof, have been a Reinsurance Agreement;

(j)                                    voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(k)                                 make any material change in its underwriting, reinsurance, claims administration, pricing, reserving, actuarial, investment or accounting practices or policies, except as required by GAAP or SAP or changes in the interpretation or enforcement thereof;

(l)                                     acquire, dispose of, transfer, exclusively license or encumber (i) by merger, consolidation or acquisition or disposition of stock or other equity interest or of assets, any Person or business or division thereof or (ii) any material assets, properties or rights, in each case other than Investment Assets made in the Ordinary Course of Business in accordance with the Investment Guidelines;

(m)                             except with respect to the settlement of any Excluded Litigation that (i) is paid for by the Seller or its Affiliates (other than the Acquired Companies) or (ii) that is settled by an Acquired Company for an amount not more than the reserves specifically made therefor and included in the most recent balance sheet of such Acquired Company included in the Statutory Financial Statements and (iii) is settled on terms under which no Acquired Company admits a breach of law or contractual obligation and no limitation of any kind becomes applicable to the conduct of the business of any Acquired Company, pay, settle, release or forgive any Legal Action or threatened Legal Action or waive any right thereto other than such settlements involving solely monetary damages for amounts less than $50,000 individually or $250,000 in the aggregate and on terms under which no Acquired Company admits a breach of law or contractual obligation and no limitation of any kind becomes applicable to the conduct of business of any Acquired Company, other than the settlement of claims in connection with the Traditional Insurance Policies in the Ordinary Course of Business within applicable policy limits;

(n)                                 (i) grant or provide any severance or termination payments or change in control payments or benefits to (or amend any such existing agreement with) any Current Employee, (ii) other than to the extent provided in the Acquired Companies’ 2014 or 2015 operating budgets, copies of which the Seller has made available to the Buyer as of the date hereof, including without limitation payment of any bonuses, equity or other incentive based compensation which is or may become due and payable with respect to the employment periods ending on or before the Closing Date, increase the compensation, bonus opportunity or other benefits of, or make any new equity awards to, any Current Employee, (iii) adopt or enter into any new Benefit Plan or amend or terminate any Benefit Plan for the benefit of any Current Employee to the extent such adoption, amendment or termination would create or increase any liability on the part of the Buyer, its Affiliates or any Acquired Company following the Closing Date or (iv), other than with respect to equity awards issued by the Seller Parent to Current Employees, accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under any Benefit Plan with respect to any Current Employee, to the extent not required or otherwise contemplated by the terms of this Agreement or such Benefit Plan as in effect on the date of this Agreement;

(o)                                 adopt, enter into or amend any collective bargaining agreement covering any Current Employee;

(p)                                 the Seller Parties shall not in respect of any Acquired Company, (i) make or change any material election in respect of Taxes, (ii) settle any material claim or assessment, or enter into any material closing agreement, in respect of Taxes, (iii) change any method of Tax accounting or annual Tax accounting period, (iv) consent to any extension or waiver of the limitations period applicable to any material Tax claim, audit or assessment (v) surrender any material right or claim to refund of Taxes or (vi) amend any material Tax Return or file any claim for material Tax refunds;

(q)                                 undertake or commit to make any capital expenditures other than to the extent provided in the Acquired Companies’ 2015 operating budgets and not in excess of $50,000 individually or in the aggregate;

(r)                                    change, modify or amend or, other than in the Ordinary Course of Business, waive, in each case in any material respect, any of its Investment Guidelines;

(s)                                   fail timely to file with Governmental Authorities all required annual and quarterly statutory financial statements and other material insurance regulatory filings; or

(t)                                    enter into any Contract or otherwise make any commitment with respect to any of the foregoing or to take any of the foregoing actions.

Section 5.3.           Premium Rate Increase Filings. The Seller Parties will cause each Acquired Company and APNY to take commercially reasonable actions to pursue any premium rate increase filings with respect to the Traditional Insurance Policies pending as of the date of this Agreement before any insurance regulatory authority, and to take commercially reasonable actions to make new premium rate increase filings with respect to the Traditional Insurance Policies with insurance regulatory authorities, in the Ordinary Course of Business; provided, that the Acquired Companies and APNY shall not agree to any Premium Increase Related Commitment after the date of this Agreement without the prior written consent of the Buyer.

Section 5.4.                                 No Solicitation of Acquisition Proposals.

(a)                            The Seller Parties will not, and will cause their Affiliates not to, and will cause the Seller Parties’ and their Affiliates respective officers, directors, employees and other Representatives not to, (i) initiate, solicit, encourage or knowingly facilitate, directly or indirectly, any inquiries, proposals, or offers with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal or (ii) (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, or otherwise cooperate with, knowingly assist, or participate in, facilitate or encourage any effort by, any Person (or any Representative of a Person) relating to any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal. The Seller Parties shall, and shall cause each of their Representatives to, immediately cease all solicitations, discussions, negotiations and access to non-public information with, to or by any Person (other than the Buyer) with respect to any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal.

(b)                                 The Seller Parent will promptly (and in any event within two (2) Business Days) notify the Buyer orally and in writing of the receipt by the Seller Parent or any of its Affiliates or any of their respective Representatives of any proposal or offer (or inquiry with respect thereto) that constitutes or could reasonably be expected to lead to an Acquisition Proposal, which notice shall include a copy of any written proposal or offer, or a written summary of the material terms of any unwritten proposal, offer or inquiry and the identity of the Person(s) making such proposal, offer or inquiry.

Section 5.5.                                 Reasonable Best Efforts; Regulatory Matters.

(a)                            Subject to the terms and conditions of this Agreement, the Buyer and the Seller Parties agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement and the Ancillary Agreements, including using reasonable best efforts to (i) lift or rescind any injunction or restraining order or other Governmental Order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and thereby and (ii) defend any litigation or other proceeding seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby and thereby or seeking material damages.

(b)                            Subject to the terms and respective conditions of this Agreement (including Section 5.5(n)), the Buyer and the Seller Parties shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements which may be imposed on such party or its Affiliates with respect to the transactions contemplated by this Agreement and the Ancillary Agreements and, subject to the conditions set forth in Article VI, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) obtain (and to cooperate with the other party hereto to obtain) any consent, authorization, order or approval of, any exemption by, or any waiver from, any Governmental Authority and any consent or approval of, or waiver from, any third party under any Contract that is required to be obtained by the Buyer, the Seller Parties or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including the Required Governmental Approvals. With respect to the consents, authorizations, orders, approvals, exemptions and waivers contemplated by the immediately preceding sentence, (A) the Buyer, on the one hand, and the Seller Parties, on the other hand, shall bear the fees required to be paid by the filing party in connection with the respective filings to be made by each such party with any Governmental Authority and (B) the Seller Parties shall bear the fees associated with obtaining any other consents, approvals or waivers from any third parties under any Contracts whether or not the Closing occurs provided, that, each party hereto shall bear its own legal and other advisory fees related to the matters set forth in the foregoing clauses (A) and (B); provided, further that, with respect to the foregoing clause (B), neither the Buyer nor the Seller Parties shall be required to make any payments or otherwise pay any consideration to obtain any such consent; provided, further that, Buyer shall not be required to sell or hold separate or agree to sell, divest or discontinue, before or after the Closing Date, any properties, assets, businesses or licenses of the Buyer, its Affiliates, or the Acquired Companies. Neither the Buyer nor the Seller Parties shall take or cause to be taken an action that would reasonably be expected to have the effect of delaying, impairing or impeding in any material respect the receipt of any Required Governmental Approvals.

(c)                                  Without limiting the generality of the foregoing, the Buyer and its controlling shareholders, shall make a “Form A” filing and any similar filing required under (a) applicable Texas Law with the TDI to obtain the TDI’s approval of the change of control of CLIC contemplated by this Agreement (the “TDI Form A Approval”) and (b) applicable Kansas Law with the KSDOI to obtain the KSDOI’s approval of the change of control of Pyramid contemplated by this Agreement (the “KSDOI Form A Approval” and together with the TDI Form A Approval, the “Form A Approvals”), in each case within twenty (20) Business Days after the date of this Agreement, and thereafter diligently pursue obtaining the Form A Approvals. The Buyer shall bear all the expenses and fees required to be paid for each such “Form A” filing. Without limiting the generality of the foregoing, the Seller Parties shall, and shall cause the Acquired Companies to, provide reasonable cooperation and assistance to the Buyer and its counsel, at the Buyer’s sole cost and expense, in the Buyer’s preparation of, and, at the direction of the Buyer, the submitting or making of, on behalf of the Buyer, all applicable filings under applicable Texas Law with the TDI with respect to the TDI Form A Approval and applicable Kansas Law with the KSDOI with respect to the KSDOI Form A Approval.

(d)                                 Without limiting the generality of the foregoing, the Buyer shall prepare and deliver to the Seller Parties within twenty (20) Business Days after the date of this Agreement “Form D” filings to be made with the TDI in respect of the Buyer CLIC Intercompany Reinsurance Agreement (the “Buyer CLIC Intercompany Reinsurance Approval”) and with the KSDOI in respect of the Buyer Pyramid Intercompany Reinsurance Agreement the (the “Buyer Pyramid Intercompany Reinsurance Approval” and together with the Buyer CLIC Intercompany Reinsurance Approval, the “Buyer Intercompany Reinsurance Approvals”). The Seller Parties shall, and shall cause the Acquired Companies to, provide reasonable cooperation and assistance to the Buyer and its counsel, at the Buyer’s sole cost and expense, in the Buyer’s preparation of, and, at the direction of the Buyer, the submitting or making of, on behalf of the

Buyer the Buyer CLIC Intercompany Reinsurance Approval and the Buyer Pyramid Intercompany Reinsurance Approval, and thereafter the Buyer and the Seller Parties shall diligently pursue obtaining any related approvals or non-disapprovals.

(e)                                  Without limiting the generality of the foregoing, the Seller Parties shall cause APNY to file, within twenty (20) Business Days after the date of this Agreement, the APNY Coinsurance Agreement with the NYDFS to obtain its approval of the APNY Coinsurance Agreement (the “NYDFS APNY Coinsurance Agreement Approval”).

(f)                                   The Seller Parties shall diligently pursue obtaining the NYDFS APNY Coinsurance Agreement Approval.

(g)                                  The Buyer and the Seller Parties shall have the right to review in advance, and to the extent practicable each will consult the other on and consider in good faith any comments reasonably proposed by the other, in each case subject to applicable Law, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all applications, filings, registrations, notifications, permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement or any Ancillary Agreement and each party hereto will keep the others reasonably and timely apprised of the status of such matters. The party hereto responsible for any such action shall promptly deliver to the other parties hereto evidence of the filing or making of all applications, filings, registrations, notifications, permits, consents, approvals, waivers and authorizations relating thereto, and any supplement, amendment or item of additional information requested by or provided to any Governmental Authority in connection therewith.

(h)                                 Subject to the terms and conditions of this Agreement, the Buyer and the Seller Parties shall, and shall use commercially reasonable efforts to cause their respective Affiliates to, (i) furnish each other upon reasonable request and, upon request, any Governmental Authority, any information or documentation concerning themselves, their respective Affiliates, directors, officers, securityholders and financing sources and the transactions contemplated hereunder or under the Ancillary Agreements and such other matters as may be so requested, and (ii) make available their respective personnel and advisers to each other upon reasonable request and, upon request, any Governmental Authority, in connection with (A) the preparation of any statement, filing, notice or application made by or on their behalf to, or (B) any review or approval process by, any Governmental Authority in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(i)                                     Subject to applicable Law, the Buyer and the Seller Parties shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including promptly furnishing each other copies thereof, and shall promptly advise each other when any such communication causes such party hereto to believe that there is a reasonable likelihood that any Required Governmental Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

(j)                                    Except with respect to Taxes, neither the Buyer, on the one hand, nor the Seller Parties or any Acquired Company, on the other hand, shall participate, agree to participate or permit any of their respective directors and officers or any other Representatives or agents to participate in any live or telephonic meeting with any Governmental Authority in respect of any filings, approval process, investigation or other inquiry (other than (i) for routine or ministerial matters or (ii) communications by the Buyer or any of its Affiliates with applicable Governmental Authorities in its jurisdiction of domicile (other than the Departments); provided, that the Buyer notify the Seller promptly of any such meeting and of the material matters discussed thereat) relating to the transactions contemplated by this Agreement or the Ancillary Agreements unless it consults with the other parties hereto in advance and, to the extent permitted by Law or by such Governmental Authority, gives the other parties, including their Representatives, hereto the opportunity to attend and participate thereat.

(k)                                 The Seller Parties shall, and shall cause each of their respective Affiliates to, use their commercially reasonable efforts to (i) obtain the Seller Parties’ Required Material Contracts Consents, (ii) provide any notice that is required to be provided to any third party under any Material Contract (other than the Material Contracts for which the Seller Parties’ Required Material Contracts Consents are required) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) obtain the Seller Parties’ Required Reinsurer Consents, (iv) provide any notice that is required to be provided to any third party reinsurer under any Reinsurance Agreement (other than the Reinsurance Agreements for which the Seller Parties’ Required Reinsurer Consents are required) and (v) obtain the Seller Parties’ Required Governmental Approvals. With respect to any Seller Parties’ Required Material Contracts Consents that have not been obtained prior to the Closing, in the event that the Closing occurs, (x) the Seller Parties shall continue to use reasonable best efforts to obtain any such consent after the Closing until either such consent has been obtained or the Seller Parties and the Buyer mutually agree, in good faith, that such consent cannot reasonably be obtained and (y) the Seller Parties shall use reasonable best efforts to provide or cause to be provided to the Buyer the same benefits arising under such contracts or to provide or assist the Buyer in obtaining an alternative arrangement with respect to the benefits arising under the applicable Material Contract, including performance by the Seller Parties or their Affiliates, for a period of one (1) year after the Closing Date and enforce for the account of the Buyer and its Affiliates any rights of the Seller Parties and their Affiliates arising from such contract; provided, that the Buyer shall (1) provide the Seller Parties with such access to the premises, Books and Records and personnel of the Buyer, CLIC, Pyramid and their Affiliates as is reasonably necessary to enable the Seller Parties to perform any such obligations, (2) pay or satisfy the corresponding liabilities under such Contract and (3) shall cause its Affiliates to use their reasonable best efforts to perform their obligations under such contract. If and when any such consent shall be obtained, the Seller Parties shall, and shall cause their Affiliates to, promptly assign all of their respective rights and obligations under any such contract to the Buyer and its Affiliates without the payment of further consideration and the Buyer shall, and shall cause its Affiliates to, without the payment of any further consideration therefor, assume such rights and obligations and the Seller Parties and their Affiliates shall thereafter be relieved of any and all obligation or liability hereunder and thereunder.

(l)                                     Nothing contained in this Section 5.5 shall require a party hereto to disclose to the other parties hereto (i) confidential personal or financial information of any of its directors, officers, partners, controlling persons or Affiliates, (ii) any information that would violate any Law relating to the sharing of information between competitors or (iii) commercially sensitive information.

(m)                             Notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated to take or refrain from taking or to agree to it, its Affiliates or any of the Acquired Companies or any of their respective Representatives taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, including this Agreement or any Ancillary Agreement) that would constitute a Burdensome Condition. Without the prior written consent of the Buyer, the Seller Parties shall not, and shall cause its Affiliates, the Acquired Companies and their respective Representatives not to, take or refrain from or to agree to the taking or refraining from any action (including any amendment, waiver or termination of any agreement, including this Agreement or any Ancillary Agreement) that would constitute, or would reasonably be expected to result in the imposition of, a Burdensome Condition.

(n)                                 Notwithstanding anything contained in this Agreement or any of the Ancillary Agreements to the contrary, the Seller Parties and their Affiliates shall not be required to pay, directly or indirectly, any fee, expense or other amount to any third parties in order to obtain any consents, approvals or waivers under or in connection with this Agreement or any of the Ancillary Agreements.

(o)                                 Promptly following the date hereof and prior to the Closing, the Seller Parties shall enter into the engagement described in Section 5.5(o) of the Seller’s Disclosure Schedule.

Section 5.6.                                 Tax Matters.

(a)                                 Transfer Taxes. The Buyer and the Seller Parties shall bear equally one-half (1/2) of all Transfer Taxes, if any, arising out of or in connection with the sale of the CLIC Shares and the Pyramid Shares contemplated by this Agreement. The Buyer or the Seller Parties, as the case may be, shall prepare and file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes and shall promptly provide to the other parties all such documentation and Tax Returns. Each party will join in the execution of any such documentation and Tax Returns.

(b)                                 Tax Returns. Except as otherwise provided in Section 5.6(a):

(i)                                     The Seller Parties shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed by or with respect to the Acquired Companies that are due on or before the Closing Date. The Seller Parties shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice in all material respects, to the extent permitted by Law. Not later than thirty (30) days prior to the due date for filing of each such Tax Return (after taking into account extensions), the Seller Parties shall provide the Buyer with a draft copy of such Tax Return (in the case of Tax Returns required to be filed by an Acquired Company) or a draft copy of the portion of such Tax Return relating directly and solely to an Acquired Company (in the case of Tax Returns required to be filed with respect to an Acquired Company) for review and comment, and the Seller Parties shall include, in the Tax Return filed, all reasonable comments provided by the Buyer with respect to any such draft copy not later than five (5) days prior to such due date.

(ii)                                  Unless required by applicable Law, none of the Buyer, the Seller Parties or an Acquired Company shall withdraw, repudiate, amend, refile or otherwise modify, or cause or permit to be withdrawn, repudiated, amended, refiled or otherwise modified, any Tax Return filed by, or with respect to, an Acquired Company for any taxable year or period (or portion thereof) ending on or prior to the Closing Date without the prior written consent of the other parties, which shall not be unreasonably withheld, conditioned or delayed.

(iii)                               The Buyer shall file or cause to be filed when due all Tax Returns required to be filed by or with respect to each of the Acquired Companies after the Closing Date with respect to any taxable period (or portion thereof) ending on or before the Closing Date that are due after the Closing Date. The Buyer shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice in all material respects, to the extent permitted by Law. Not later than thirty (30) days prior to the due date for filing of each such Tax Return (after taking into account extensions), the Buyer shall provide the Seller Parties with a draft copy of such Tax Return (in the case of Tax Returns required to be filed by an Acquired Company) or a draft copy of the portion of such Tax Return relating directly and solely to each Acquired Company (in the case of Tax Returns required to be filed with respect to an Acquired Company) for review and comment by the Seller Parties, and the Buyer shall include, in the Tax Return filed, all reasonable comments provided by the Seller to the Buyer with respect to any such draft copy not later than five (5) days prior to such due date. In the event of any disagreement that cannot be resolved between the Buyer and the Seller with respect to any comments provided pursuant to this Section 5.6(b)(i) or (iii), such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to the Buyer and the Seller (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne equally by the Buyer and the Seller.

(c)                                  Straddle Period Tax Liabilities.

(i)                                     Upon the written request of the Buyer setting forth in detail the computation of the amount owed, the Seller Parties shall pay to the Buyer, no later than three (3) days prior to the due date for the applicable Tax Return, the Taxes for which the Seller Parties are liable pursuant to Section 5.6(c)(ii) but which are payable with any Tax Return to be filed by the Buyer pursuant to Section 5.6(b)(iii).

(ii)                                  Where it is necessary for purposes of this Agreement to apportion between the Seller Parties and the Buyer the Taxes of an Acquired Company for a taxable year or period beginning on or before, and ending after, the Closing Date, such liability shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes, real or personal property Taxes and any exemptions, allowances or deductions that are calculated on an annual basis shall be allocated on a daily basis.

(d)                                 Assistance and Cooperation. After the Closing Date, (i) the Buyer shall (and shall cause its Affiliates to) assist the Seller Parties in preparing any Tax Returns that the Seller is responsible for preparing and filing in accordance with Section 5.6(b)(i), (ii) the Seller Parties shall (and shall cause its Affiliates to) assist the Buyer in preparing any Tax Returns that the Buyer is responsible for preparing and filing in accordance with Section 5.6(b)(ii) the Buyer and the Seller Parties shall (and shall cause their Affiliates to) reasonably cooperate in preparing for any audits of, or disputes with any Governmental Authority regarding, any Tax Returns filed by or with respect to any Acquired Company. Each of the Buyer, on the one hand, and the Seller Parties, on the other hand, shall reimburse the other for any reasonable costs and expenses incurred pursuant to this Section 5.6(d) in assisting or cooperating with the Buyer or the Seller Parties, as applicable.

(e)                                  Audits. The Buyer shall notify the Seller Parties regarding, and within ten (10) days after, the receipt by the Buyer or Affiliate of the Buyer (including the Acquired Companies) of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of an Acquired Company to the extent relating to any taxable year or period (or portion thereof) ending on or before the Closing Date, and the Seller Parties shall notify the Buyer regarding, and within ten (10) days after, the receipt by a Seller Party or Affiliate thereof of any such notice. Notwithstanding anything to the contrary contained in this Agreement, the Seller Parties shall control the resolution of any such inquiry, claim, assessment, audit or event, provided that the Seller Parties shall keep the Buyer reasonably informed of all material developments with respect to such inquiry, claim, assessment, audit or event, and permit the Buyer to participate in all aspects of such inquiry, claim assessment, audit or event, at the Buyer’s own expense. The Seller Parties shall not settle any such inquiry, claim, assessment, audit or event, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability of an Acquired Company, without the prior consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed by the Buyer.

(f)                                   Carrybacks. Following the Closing Date, the Buyer shall, and shall cause each Acquired Company to, waive the right to carryback to any taxable year or period (or portion thereof) ending on or before the Closing Date and for which such Acquired Company filed a combined, consolidated, unitary or similar Tax Return with any Seller Party for purposes of the applicable Tax, any income tax losses, credits or similar items attributable to any Acquired Company, to the extent permitted by applicable Law.

(g)                                  Tax Refunds. Upon receipt, the Buyer shall promptly forward to the Seller Parties any refund or rebate (whether direct or indirect through a right of set-off or credit) of Taxes of any Acquired Company, and any interest received thereon, with respect to any taxable year or period (or portion thereof) ending on or before the Closing Date (other than to the extent such refund results from a carryback of a Tax attribute relating to a taxable year or period (or portion thereof) beginning after the Closing Date or any refund reflected on the Final Statutory Capital Statement).

(h)                                 Tax Agreements. Prior to the Closing Date, the Seller Parties shall terminate all Tax sharing and similar agreements to which any of the Acquired Companies is a party such that no Acquired Company shall have any obligations thereunder following the Closing. The Seller Parties shall cause any and all existing powers of attorney with respect to Taxes or Tax Returns to which any Acquired Company is a party to be terminated as of the Closing.

(i)                                     Consolidated Return Elections; Section 336(e) Election. The Seller Parties shall make or cause to be made (and shall refrain from making or causing to be made, as applicable) Tax elections (including on a protective basis) so that no Acquired Company shall suffer any reduction in tax basis or other attributes pursuant to Treasury Regulations Section 1.1502-36. The Seller Parties shall not make or permit to be made any election under Section 336(e) of the Code with respect to the disposition of the CLIC Shares or the Pyramid Shares hereunder.

Section 5.7.                                 Employee Matters.

(a)                                 The Buyer shall cause an Affiliate of the Buyer to make at-will offers of employment to the Current Employees set forth on Section 5.7(a) of the Buyer’s Disclosure Schedule (the “Offered Employees”), which offers shall provide for base wages or salaries and target bonus opportunities of not less than the respective base wages or salaries and target bonus opportunities specified for each such employee as in effect immediately prior to the Closing Date (and as previously provided in the employee information described in Section 3.22(a) and made available to the Buyer as of the date hereof), and benefits (excluding equity and equity-based compensation) that are substantially comparable in the aggregate to those benefits in effect for such employees immediately prior to the Closing Date. Such offers shall be made by such Affiliate of the Buyer to the Offered Employees not later than thirty (30) days after the date of this Agreement, shall be conditioned upon the Closing, and shall be for employment commencing at 12:01 a.m., New York, New York time, on the Closing Date (such time, the “Offer Effective Time”); provided, that, in the case of an employee (i) who is on short term disability leave, workers’ compensation leave, or other authorized leave of absence as of the Closing Date, the offer of employment shall be for employment effective immediately after the date that such employee is first able to return to active employment or (ii) who continues employment with the Seller Parties or any of their Affiliates (other than the Acquired Companies) following the Offer Effective Time as mutually agreed between the Seller Parties and the Buyer, the offer of employment shall be effective as of such employee’s last day of work with the Seller Parties or any of their Affiliates (other than the Acquired Companies) as mutually agreed between the Seller Parties and the Buyer (such date, in each case, the “Delayed Transfer Date”). The offer to each Offered Employee shall be conditioned upon such Offered Employee (A) passing a background check in accordance with the standard employment practices of the Buyer and its Affiliates as described to the Seller prior to the date hereof and (B) remaining employed by the Seller Parties or any of their Affiliates (other than the Acquired Companies) through the Offer Effective Time or (with respect to affected employees) as of the Delayed Transfer Date, as the case may be. Subject to the foregoing, those Offered Employees who accept an offer of employment as described above and become so employed as of the Offer Effective Time or (with respect to affected employees) as of the Delayed Transfer Date, as the case may be, shall be referred to herein as “Transferred Employees”. To the extent that an

Offered Employee has accepted an offer of employment effective as of the Delayed Transfer Date, the Buyer shall promptly upon written request after the applicable Delayed Transfer Date reimburse the Seller on an after-Tax basis for the expense of employment continuation from the Offer Effective Time through the applicable Delayed Transfer Date in accordance with the base wages or salaries specified for such Offered Employee in the employee information described in Section 3.22(a) and made available to the Buyer as of the date hereof. The Seller Parties shall be liable for, and shall indemnify and hold harmless the Buyer and its Affiliates (including the Acquired Companies following the Closing) from and against (i) all Liabilities under the Benefit Plans, whenever arising, (ii) all Liabilities related to Employees that do not become employees of the Buyer or its Affiliates and (iii) all Liabilities related to the Transferred Employees for periods prior to their commencement of employment with the Buyer and its Affiliates.

(b)                                 Except in connection with making offers of employment to the Offered Employees, the Buyer and its Affiliates shall not communicate with any employee of the Seller Parties or any of their Affiliates prior to the Closing Date without the prior consent of the Seller Parties, which consent shall not be unreasonably withheld or delayed. The parties hereto shall mutually cooperate, and shall inform each other of the status and progress of, the process of coordinating and making the offers of employment to the Offered Employees. Without limiting the foregoing, the employment of Transferred Employees with the Seller Parties shall cease immediately prior to the Offer Effective Time or (with respect to affected employees) as of the Delayed Transfer Date, as the case may be, and the Seller Parties shall have the sole obligation to compensate the Transferred Employees for any vacation that has accrued but remains unused at the time of termination of employment with the Seller and for which the Transferred Employees have a right to payment. Each party hereto shall, and shall cause its Affiliates to, comply with applicable Laws in all material respects in connection with this Section 5.7.

(c)                                  As of the Offer Effective Time or (with respect to affected employees) as of the Delayed Transfer Date, as the case may be, all Transferred Employees shall continue to participate in, and accrue further benefits under, the Benefit Plans and policies sponsored or maintained by the Seller and its Affiliates, as provided for under the Transition Services Agreement. As of the date of any termination of the Transition Services Agreement (the “Transition Termination Date”), (i) all Transferred Employees shall cease to accrue further benefits under the Benefit Plans and policies sponsored or maintained by the Seller and its Affiliates and shall commence participation in the employee benefit plans and policies sponsored or maintained by the Buyer and its Affiliates and (ii) the Buyer shall, or shall cause any of its Affiliates to, offer to the Transferred Employees coverage under a group health plan within the meaning of Section 4980B of the Code that is consistent with the group health plan coverage provided to similarly situated employees of the Buyer and its Subsidiaries. Following the Transition Termination Date, the Buyer shall permit each Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Seller’s 401(k) Plan, if any, to roll such eligible rollover distribution, including any associated loans, as part of any lump sum distribution into an account under a 401(k) savings plan maintained by the Buyer or any of its Affiliates in accordance with the terms of such plan. For purposes of eligibility and vesting, but not for purposes of benefit accrual, under all benefit plans of the Buyer, the Buyer and its Subsidiaries and Affiliates providing benefits to Transferred Employee after the Transition Termination Date (the “New Plans”), each Transferred Employee shall receive full credit for such Transferred Employee’s years of service with the Seller Parties and their Subsidiaries before the Transition Termination Date (including predecessor or acquired entities or any other entities for which the Seller Parties and their Subsidiaries have given credit for prior service), to the same extent as such Transferred Employee was entitled, prior to the Transition Termination Date, to credit for such service under any similar or comparable Benefit Plan (except to the extent such credit would result in a duplication of benefits). In addition, where applicable, and without limiting the generality of the foregoing, subject only to any required approval of the applicable insurer, which the Buyer agrees to use or cause the Acquired Companies or the Buyer and any of its Subsidiaries and Affiliates to use, commercially reasonable efforts to obtain, if any: (1) on the Transition Termination Date, each Transferred Employee immediately shall be eligible to participate, without any waiting time, in each Buyer Plan to the extent such waiting time was satisfied under a similar or comparable Benefit Plan of the Seller Parties and their Subsidiaries in which such Transferred Employee participated immediately before the Transition Termination Date (such plans, collectively, the “Old Plans”); (2) the Buyer shall cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan to be waived or satisfied for such Transferred Employee and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Transition Termination Date; and (3) the Buyer shall cause all eligible expenses incurred by each Transferred Employee and his or her covered dependents, during the portion of the plan year of the Old Plan ending on the date such Transferred Employee’s participation in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)                                 Prior to the Closing Date, the Seller Parties shall cause the employees of the Acquired Companies (other than the Transferred Employees) to cease to be employees of the Acquired Companies and become employees of an Affiliate of the Seller Parties (other than the Acquired Companies) designated by the Seller Parties.

(e)                                  Subject to the applicable Transferred Employee’s continued employment with the Buyer or one of its Affiliates through the first anniversary of the Closing Date, or if earlier, the date the Buyer terminates the Transferred Employee’s employment without cause (as determined by the Buyer), the Buyer or its Affiliates shall pay to each of the Transferred Employees listed on Section 5.7(e) of the Seller’s Disclosure Schedule the retention amounts listed opposite each such Transferred Employee’s name on Section 5.7(e) of the Seller’s Disclosure Schedule. To the extent the Buyer or any of its Affiliates are required to pay, and pays, such retention amounts, the Seller shall reimburse the Buyer for 50% of such amounts plus any related employment Taxes required to be paid by the Buyer or its Affiliates in respect of such payments, promptly upon receipt by the Seller of written evidence from the Buyer that the Buyer or an Affiliate of the Buyer have timely and properly made such payment. For the avoidance of doubt, the Buyer shall be deemed to have satisfied its obligation to pay such retention amounts in the event the Seller pays such amounts pursuant to the Transition Services Agreement.

(f)                                   This Section 5.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Agreement, expressed or implied, shall be construed to confer on any Person, other than the parties hereto, their successors and permitted assigns, any right to enforce the provisions of this Section 5.7 or be construed as an amendment of any Benefit Plan or any employee benefit plan maintained by the Buyer or any of its Affiliates. Without limiting the foregoing, no provision of this Section 5.7 will create any third party beneficiary rights in any Employee or current or former director or consultant of the Acquired Companies in respect of continued employment (or resumed employment or any other matter or in respect of any terms and conditions of such employment).

Section 5.8.                                 Intercompany Agreements and Accounts. Except as otherwise provided in this Agreement and excluding the Ancillary Agreements:

(a)                                 all Intercompany Agreements to which an Acquired Company is a party shall be terminated in respect of such Acquired Company, and such Acquired Company shall be cancelled without any further liability or obligation thereunder, effective immediately prior to the Closing; and

(b)                                 the Seller Parties shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that as of immediately prior to the Closing, the Acquired Companies, on the one hand, and the Seller and its Affiliates (other than the Acquired Companies), on the other hand, settle, discharge, offset, pay, repay, terminate or extinguish in full all Intercompany Accounts.

Section 5.9.                                 Further Assurances. At any time from and after the Closing Date, the Seller Parties (or their respective successors) shall, and the Seller Parties shall cause APNY (or its successor) to, and the Buyer (or its successor) shall, and the Buyer shall cause CLIC and Pyramid (or their respective successors) to, promptly execute, acknowledge and deliver any additional documents, instruments or conveyances reasonably requested by the Seller Parties or the Buyer, as the case may be, and necessary for the Seller Parties or the Buyer, as the case may be, to satisfy their respective obligations hereunder.

Section 5.10.                          Resignations. The Seller Parties shall cause the officers and directors of each of the Acquired Companies (excluding the officers of the Acquired Companies set forth on Section 5.10 of the Buyer’s Disclosure Schedule who are Transferred Employees) to execute and deliver written resignations and releases substantially in the form of Exhibit 4 attached hereto, effective as of the Closing Date (the “Resignations”).

Section 5.11.                          Assignment of Certain Contracts and Assets. At or prior to the Closing,

(a)                                 the Seller Parties shall cause CLIC to assign to the Seller Parties or an Affiliate of the Seller Parties designated by the Seller Parties, other than any of the Acquired Companies, the equipment, Contracts and Leases identified in Section 5.11(a) of the Seller’s Disclosure Schedule (the “CLIC Retained Assets”);

(b)                                 the Seller Parties shall cause the rights to (i) use and operate the Software owned by one or more of the Acquired Companies but primarily used in the Retained Business, including the Software identified in Section 5.11(b) of the Seller’s Disclosure Schedule (the “Retained Software”) and (ii) certain other Intellectual Property owned by the Acquired Companies and identified in the Intellectual Property Assignment Agreement, in each case, to be assigned pursuant to the Intellectual Property Assignment Agreement by the Acquired

Companies to the Seller Parties or one or more of their Affiliates designated by the Seller Parties, other than any of the Acquired Companies;

(c)                                  the Seller Parties shall cause the rights to (i) use and operate the Software owned by one or more of the Seller Parties or their Affiliates (other than the Acquired Companies) but primarily used in the Traditional Insurance Business, including the Software identified in Section 5.11(c) of the Seller’s Disclosure Schedule (the “Assigned Software”) and (ii) certain other Intellectual Property owned by one or more of the Seller Parties or their Affiliates (other than the Acquired Companies) and identified in the Intellectual Property Assignment Agreement, in each case, to be assigned pursuant to the Intellectual Property Assignment Agreement by the applicable Seller Party or Affiliate thereof (other than any of the Acquired Companies) to the Buyer or one or more of its Affiliates designated by the Buyer.

Section 5.12.                          Insurance. For a period of three (3) years following the Closing, to the extent that (i) any insurance policies owned or controlled by the Seller Parties or their respective Affiliates (collectively, “Seller Insurance Policies”) cover any loss of either of CLIC or Pyramid or their current or former officers, directors and employees resulting from, arising out of, based on or relating to, occurrences prior to the Closing and (ii) the Seller Insurance Policies permit claims to be made thereunder with respect to such losses resulting from, arising out of, based on or relating to, occurrences prior to the Closing (the “Acquired Company Claims”), the Seller Parties shall, and shall cause their respective Affiliates to, reasonably cooperate with the Buyer, CLIC and Pyramid and the current and former directors, officers and employees of CLIC and Pyramid (at the Buyer’s sole cost and expense) in submitting Acquired Company Claims (or pursuing claims previously made) on behalf of the Buyer, CLIC or Pyramid or such current or former director, officer or employee, as applicable, under any Seller Insurance Policy. For a period of three (3) years following the Closing, the Seller Parties shall and shall cause their respective Affiliates (i) not to seek to change any rights of CLIC or Pyramid or their current or former directors, officers or employees under such Seller Insurance Policies, (ii) promptly to pay over to CLIC or Pyramid, as applicable, any amounts that the Seller Parties or any of their respective Affiliates may receive under such Seller Insurance Policies in respect of losses incurred by CLIC or Pyramid, net of all costs and expenses of the Seller Parties and their Affiliates in handling such matters, and (iii) in the case of directors and officers liability insurance policies, to keep such policies (or policies with coverage substantially as favorable as such policies) in effect for six (6) years following the Closing.

Section 5.13.                          Certain Litigation Matters Related to Producers.

(a)                                 From and after the Closing Date, the Seller Parties shall, and, as applicable, shall cause the other members of the Seller Group to, (i) diligently conduct, at their sole cost and expense, the defense of the Producer Legal Actions, including without limitation, the Producer Legal Actions listed on Section 5.123 of the Seller’s Disclosure Schedule and any future Producer Legal Actions; and (ii) agree not to file any cross claim or institute separate legal proceedings against the Acquired Companies in relation to the Producer Legal Actions. For the avoidance of doubt, nothing in this Section 5.123 shall limit the rights or remedies of any member of the Seller Group under this Agreement or any of the Ancillary Agreements. The Seller Parties shall be exclusively entitled to any and all amounts recovered against each

Producer or any of its Affiliates in connection with any Producer Legal Action, and in no event shall such amounts be deemed an adjustment to the Purchase Price.

(b)                                 Each of the Seller Parties and the Buyer agrees that at all times from and after the Closing Date, if a Producer Legal Action currently exists or is commenced by a third party with respect to which any member of the Seller Group or the Buyer Group is a named defendant but such Producer Legal Action is not a liability allocated to such named party under this Agreement or any of the Ancillary Agreements and is a liability allocated to the other party under this Agreement or any of the Ancillary Agreements, then the other party shall use reasonable best efforts to cause the named but not liable defendant to be removed from such Producer Legal Action.

(c)                                  In no event shall a member of the Seller Group settle or compromise any Producer Legal Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed by the Buyer.

(d)                                 The Buyer shall, and shall cause the members of the Buyer Group to, in good faith, do all things necessary or appropriate to assist the Seller Group in prosecuting, defending and enforcing any Producer Legal Action, but solely at the discretion and in accordance with the direction of the Seller Parties, including (i) to deliver to the Seller Parties all appropriate documents, notices received in connection with such Producer Legal Action, books and records, agreements, instruments or any information reasonably requested by the Seller Parties, (ii) to execute any appropriate notifications, acknowledgments, corporate resolutions and consents and (iii) to provide the Seller Parties reasonable access to the respective properties and personnel of the members of the Buyer Group (including current and, if reasonably practicable, former agents such as consultants, accountants, auditors and their current and former employees) for interviews, depositions, testimonies and other relevant procedures; provided, that any such information that is subject to an attorney-client or other legal privilege or obligation of confidentiality or non-disclosure shall not be made so accessible (provided that in any such event the Buyer shall notify the Seller in reasonable detail of the circumstances giving rise to any such privilege or obligation and use commercially reasonable efforts to seek to permit disclosure of such information, to the extent possible, in a manner consistent with such privilege or obligation). The Seller Parties shall bear all out-of-pocket costs and expenses in connection therewith. From and after the Closing Date, in connection with any matter contemplated by this Section 5.12, the Seller Parties and the Buyer shall maintain any attorney-client privilege or work product immunity of any member of the Seller Group and the Buyer Group, respectively.

Section 5.14.                          Non-Solicitation.

(a)                                 For a period of twenty-four (24) months following the Closing Date, without the prior written consent of the Buyer, neither of the Seller Parties nor any of their Affiliates shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any Transferred Employee; provided, that nothing in this Section 5.14(a) shall prohibit the Seller Parties or any of their Affiliates from engaging in general solicitations not directed at such Persons or from soliciting, employing or contracting for the services of any such Person whose employment with or engagement by the Buyer or any of its Affiliates (including the Acquired Companies) has been terminated by the Buyer or its applicable Affiliate or who has otherwise ceased to be employed or engaged by the Buyer or any of its Affiliates (including the Acquired Companies) for a period of at least six (6) months prior to the first contact by the Seller Parties or any of their Affiliates with such Person.

(b)                                 For a period of twelve (12) months following the Closing Date, without the prior written consent of the Seller Parties, neither the Buyer nor any of its Subsidiaries shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any Person who is employed by one of the Seller Parties or any of their Affiliates with whom the Buyer came into contact in the consideration, negotiation or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, other than any Transferred Employee; provided, that nothing in this Section 5.14(b) shall prohibit the Buyer or any of its Subsidiaries (including the Acquired Companies) from engaging in general solicitations not directed at such Persons or from soliciting, employing or contracting for the services of any such Person whose employment with or engagement by the Seller Parties or any of their Affiliates has been terminated by the Seller Parties or their applicable Affiliate or who has otherwise ceased to be employed or engaged by the Seller Parties or any of their Affiliates for a period of at least six (6) months prior to the first contact by the Buyer or any of its Subsidiaries with such Person.

Section 5.15.                          Separation and Transition Matters; Commingled Contracts.

(a)                                 Promptly after the date hereof, and in any event within thirty (30) days hereafter, the Seller Parties and the Buyer shall each appoint a transition team to:

(i)                                     Cooperate in good faith to develop a separation plan for separating the businesses of the Acquired Companies from the other businesses of the Seller Parties and their other Affiliates so as to minimize the adverse impact of such separation on each party’s businesses, and

(ii)                                  Review, revise and update the schedules to the Transition Services Agreement as may be mutually agreed upon by the Buyer and the Seller Parties between the date hereof and the Closing, and any such mutually agreed upon revised and updated schedules will replace the corresponding schedules attached to the form of Transition Services Agreement.

(b)                                 The Seller Parties represent and warrant, to the Seller Parties’ Knowledge, that all of the Acquired Companies’ IT Systems and all of the Seller Parties’ IT Systems are necessary for the provision or receipt of services pursuant to the Transition Services Agreement. To the extent any of Buyer or its Affiliates or the Seller Parties or its Affiliates determines after the Closing that any Acquired Companies’ IT Systems or Seller Parties’ IT Systems are not necessary for the provision or receipt of services pursuant to the Transition Services Agreement, then the determining party shall promptly inform the other parties of such determination, and as soon as practicable after the date of such determination, the Seller Parties shall (and shall cause their Affiliates to) use their commercially reasonable efforts, in compliance with and subject to applicable Laws and any Contracts to which the Seller Parties or any of their Affiliates are a party at the Seller Parties’ sole cost and expense, separate logically and physically such identified Acquired Companies’ IT Systems from the Seller Parties’ IT Systems or such identified Seller Parties’ IT Systems from the Acquired Companies’ IT Systems, as the case may be, in such a manner that, after the Closing, any such identified Acquired Companies’ IT

Systems are not accessible to the Seller Parties and their Affiliates (other than the Acquired Companies) and any such identified Seller Parties’ IT Systems are not accessible to the Buyer or its Affiliates (including the Acquired Companies), and shall protect the confidentiality of any confidential information of the Acquired Companies using the same confidentiality protections that the Seller Parties and their Affiliates (other than the Acquired Companies) use for their own confidential information (but no less than a reasonable, diligent and prudent standard of care) so long as the Seller Parties or their Affiliates have access to such information.

(c)                                  Promptly after the date hereof, the Seller Parties shall, at the Seller Parties’ sole cost and expense, use their commercially reasonable efforts to identify all Commingled Contracts (other than a Commingled Contract for Administration Software (“CCAS”)) and provide a schedule of such identified Commingled Contracts to the Buyer and to supplement such schedule from time to time after the initial delivery thereof if additional Commingled Contracts are subsequently identified by either party. Upon the Buyer’s request, with respect to any Commingled Contract (other than a CCAS), the Seller Parties and the Buyer shall use, and cause their respective Affiliates to use, commercially reasonable efforts to (i) cause the counterparties to any Commingled Contracts (other than a CCAS) to enter into new contracts with the Buyer or its designee, on terms substantially similar to those contained in such Commingled Contracts, including with respect to pricing, in order for the Acquired Companies to receive the applicable benefits under such Commingled Contracts (each such new contract, a “New Contract”), or (ii) if practicable, assign to the Buyer or its designee the benefits and obligations under such Commingled Contract solely as they relate to the Traditional Insurance Business; provided, however that, notwithstanding anything contained in this Agreement to the contrary, the Seller Parties and their Affiliates shall not be required to pay, directly or indirectly, any fee, expense or other amount to any such counterparties to any Commingled Contracts to cause them to enter into any such new contracts with the Buyer or its designee. If the parties hereto are not able to obtain a New Contract with a counterparty to any such Commingled Contract or assign such Commingled Contract prior to the Closing, then (x) the Buyer, the Seller and their respective Affiliates shall continue, following the Closing, to use their commercially reasonable efforts to cause such counterparty to enter into a New Contract or assign such Commingled Contract, and (y) until such time as a New Contract is executed or a Commingled Contract (other than a CCAS) is assigned to the Buyer or its designee, the Seller and the Buyer shall use and cause their respective Affiliates to use commercially reasonable efforts to secure an alternative arrangement reasonably satisfactory to both parties under which the Acquired Companies would, in compliance with applicable Law, obtain the benefits associated with the applicable Commingled Contract (other than a CCAS) such that the Acquired Companies would be placed in a substantially similar position as if such New Contract is executed; provided, however that, notwithstanding anything contained in this Agreement to the contrary, the Seller Parties and their Affiliates shall not be required to pay, directly or indirectly, any fee, expense or other amount to any such counterparties to any Commingled Contracts to enter into a New Contract or assign such Commingled Contract.

(d)                                 At or prior to the Closing, with respect to any CCAS, the Seller Parties shall, and shall cause their respective Affiliates to, at the Seller Parties’ sole cost and expense, (i) cause the counterparties to any CCAS to enter into new contracts with the Buyer or its designee, on terms substantially similar to those contained in such CCAS, including with respect to pricing, in order for the Acquired Companies to receive the applicable benefits under such

CCAS, or (ii) if practicable, assign to the Buyer or its designee the benefits and obligations under such CCAS solely as they relate to the Traditional Insurance Business ((i) and (ii) collectively, a “New CCAS Contract”).

Section 5.16.                          Intellectual Property Cross-License.

(a)                                 From the Seller Parties to the Buyer. Subject to compliance with the terms and conditions hereof, and effective as of the Closing, each Seller Party, on behalf of itself and its Affiliates (other than the Acquired Companies), hereby grants to the Buyer and its Affiliates a non-exclusive, worldwide, perpetual, irrevocable, transferable, sublicensable, paid-up and royalty-free right and license to use and practice the Seller Parties’ Licensed IP Rights solely in connection with the Traditional Insurance Business, as conducted as of the Closing Date, and any natural or reasonably foreseeable expansions thereof. The Buyer shall, and shall cause its Affiliates and sublicensees to, use commercially reasonable care to maintain and protect the Trade Secrets included in Seller Parties’ Licensed IP Rights.

(b)                                 From the Buyer to the Seller Parties. Subject to compliance with the terms and conditions hereof, and effective as of the Closing, the Buyer, on behalf of the Acquired Companies, hereby grants to the Seller Parties and their Affiliates a non-exclusive, worldwide, perpetual, irrevocable, transferable, sublicensable, paid-up and royalty-free right and license to use and practice the Acquired Companies’ Licensed IP Rights solely in connection with the Retained Business, as conducted as of the Closing Date, and any natural or reasonably foreseeable expansions thereof. Each Seller Party shall, and shall cause its Affiliates and sublicensees to, use commercially reasonable care to maintain and protect the Trade Secrets included in the Acquired Companies’ Licensed IP Rights.

Section 5.17.                          Use of Seller Marks.

(a)                                 Subject to compliance with the terms and conditions hereof, including in Section 5.17(b) and Section 5.17(c) and effective as of the Closing, each Seller Party, on behalf of itself and its Affiliates, hereby grants to the Buyer and its Affiliates a limited, non-exclusive, non-transferable, non-sublicensable, paid-up and royalty-free right and license for a period of twelve (12) months following the Closing Date to use the Seller Marks set forth on Section 5.17 of the Seller’s Disclosure Schedule in connection with the conduct of the businesses of the Acquired Companies, solely in the manner in which the Seller Marks were used as of the Closing Date.

(b)                                 Notwithstanding the license contained in Section 5.17(a), the Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to transition the businesses of the Acquired Companies from use of the Seller Marks as promptly as practicable following the Closing. Promptly upon the expiration of the twelve (12) month period set forth in Section 5.17(a), the Buyer shall, and shall cause its Affiliates to, cease any and all use of the Seller Marks and destroy and dispose of all advertising, marketing, sales and promotional materials in their possession bearing any Seller Marks (other than materials retained for internal purposes or archived). Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Buyer and its Affiliates from using the Seller Marks to make accurate statements (written or oral) about the activities and history of the Acquired Companies, including in regulatory filings and circulations to prospective acquirors or financing sources.

(c)                                  The Buyer agrees that, as between the Seller Parties and the Buyer, the Seller Parties or one or more of their Affiliates (other than the Acquired Companies) own all rights, titles and interests in and to the Seller Marks, and that all goodwill arising from the use of the Seller Marks will inure exclusively to the benefit of the Seller Parties and their Affiliates. The Buyer agrees, and agrees to cause its Affiliates, not to (i) take any action or make any statement which may prejudice the distinctiveness or validity of, or otherwise adversely affect, disparage, dilute or invalidate, the Seller Marks or (ii) adopt or use any other Trademark which may be substantially identical, deceptively similar or confusingly similar to the Seller Marks.

Section 5.18.                          Investment Assets.

(a)                                 The Seller Parties shall, within fifteen (15) Business Days following the end of each calendar month, deliver to the Buyer a list of (i) all Investment Assets owned by any of the Acquired Companies as of such month end, and if readily available, the market value thereof as of such month end, (ii) all Investment Assets sold or otherwise disposed of by the Acquired Companies during the preceding month, (iii) a list of the Investment Assets acquired by the Acquired Companies during the preceding month and (iv) all Investment Assets owned by any of the Acquired Companies that, to the Knowledge of the Seller Parties, are in arrears or breach or default in the payment of principal or interest or dividends or are, or under applicable SAP should be, classified as non-performing, non-accrual, ninety (90) days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification, or are permanently impaired to any extent.

(b)                                 From time to time beginning on the date on which the Buyer shall have obtained the last of the two (2) Form A Approvals, (i) the Buyer may deliver a written notice (an “Asset Sale Notice”) to the Seller Parties requesting the Seller Parties to cause any Acquired Company to sell or otherwise transfer its entire interest in any Investment Asset held by it to any Person other than an Acquired Company or any of its Affiliates, (ii) the Seller Parties shall consider such request in good faith within five (5) Business Days of receipt of the applicable Asset Sale Notice. If the Seller Parties determine that the sale or other transfer of the Investment Asset contemplated by such Asset Sale Notice by the applicable Acquired Company (i) complies with such Acquired Company’s investment guidelines for its Investment Assets, (ii) would not cause such Acquired Company to violate any Applicable Law and (iii) would not have any material adverse financial, Tax or other effect on such Acquired Company, then the Seller Parties shall cause the applicable Acquired Company to sell or transfer the Investment Assets that are the subject of such Asset Sale Notice within five (5) Business Days of receipt of the applicable Asset Sale Notice, but in any case prior to the Closing.

(c)                                  From the date hereof through the Closing, the Seller Parties shall cause APNY not to sell or otherwise transfer any of the assets listed in Exhibit E to the Form of the APNY Coinsurance Agreement attached as Exhibit 2 hereto without the prior written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned by the Buyer, except as may be required by applicable Law. In the event of maturity of any such asset prior to the Closing, such asset shall be replaced on Exhibit E with other assets of APNY mutually agreed by the Buyer and the Seller Parties.

Section 5.19.                          Mutual Release.

(a)                                 Effective as of the Closing, the Seller Parties, for themselves and on behalf of their Affiliates (other than the Acquired Companies) and each of their successors, assigns, heirs and executors (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, liabilities, defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have or might have or may assert now or in the future, against any of the Acquired Companies and any of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, an “Acquired Company Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or expressly permitted prior to the Closing; provided, however, without limiting Section 5.8, that nothing contained in this Section 5.20(a) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent arising under this Agreement or any of the Ancillary Agreements. The Seller shall, and shall cause each Seller Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Acquired Company Releasee based upon any matter released pursuant to this Section 5.20(a). The parties hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Seller Releasor or Acquired Company Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(b)                                 Effective as of the Closing, the Buyer, on behalf of the Acquired Companies and each of their successors, assigns, heirs and executors (each, a “Buyer Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, liabilities, defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Acquired Companies may have had prior to the Closing against any of the Seller Parties or their Affiliates (other than the Acquired Companies) and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Seller Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or expressly permitted prior to the Closing; provided, however, without limiting Section 5.8, that nothing contained in this Section 5.20(b) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent arising under this Agreement or any of the Ancillary Agreements. The Buyer shall, and shall cause each Buyer Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Seller Releasee based upon any matter released pursuant to this Section 5.20(b). The parties hereby acknowledge and agree that the execution and delivery of this Agreement shall not constitute an acknowledgment of or an admission by any Buyer Releasor or Seller Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(c)                                  Without limiting the generality of the foregoing, effective as of the Closing, the Seller Parties hereby irrevocably and forever waive and release any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that the Seller Parties might otherwise have against any of the Acquired Companies with respect to representations and warranties made and, the covenants, obligations and agreements to be performed at or prior to the Closing, by the Acquired Companies in this Agreement or the Ancillary Agreements.

Section 5.20.                          Annual and Quarterly Statutory Financial Statements. The Seller Parties shall provide the Buyer with copies of all required annual and quarterly statutory financial statements filed with the Departments within five (5) Business Days following the filing thereof.

Section 5.21.                          NAIC Group Code Change. Promptly after the Closing, but not later than thirty (30) days after the Closing Date, the Buyer shall cause the Acquired Companies to apply for a new NAIC Group Code number.

Section 5.22.                          Buyer Reinsurer. On or before the Closing Date, the Buyer shall use commercially reasonable efforts to cause the Buyer Reinsurer to be (a) duly formed, organized, existing and licensed under the Laws of its jurisdiction of formation as a reinsurance company and (b) authorized under the Laws of its jurisdiction of formation to enter into and perform the transactions contemplated by the Buyer CLIC Intercompany Reinsurance Agreement and the Buyer Pyramid Intercompany Reinsurance Agreement. The Buyer shall keep the Seller Parties reasonably informed of all material developments related to the acquisition or formation and licensure as a reinsurance company of the Buyer Reinsurer. The Buyer shall deliver to the Seller Parties a copy of the Buyer Reinsurer’s organizational documents within five (5) Business Days after the filing thereof with the applicable Governmental Authority and a copy of the Buyer Reinsurer’s Governmental Authorization to engage in the business of reinsurance within five (5) Business Days after the issuance thereof.

Section 5.23.                          Equity Commitment Letter. The Buyer shall deliver written notice to the Seller Parties of any notice of any breach or termination of the Equity Commitment Letter given by the Buyer to the Equity Investor or the Equity Investor to the Buyer within two (2) Business Days after the Buyer’s delivery or receipt, as applicable, thereof. The Buyer shall not assign the Equity Commitment Letter to any Person (other than to an Affiliate to which the Buyer assigns its rights and obligations under this Agreement in accordance with Section 9.3) and shall not alter, amend or otherwise change the Equity Commitment Letter in any respect without the consent of the Seller Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.24.                          CHCS Contract Restructuring. The Seller Parties will cooperate with the Buyer in its negotiation of a new Third Party Administrative services agreement relating to the Traditional Insurance Business, whether through CHCS or another third party (the “New TPA Agreement”), and, at the request of the Buyer, the Seller Parties shall cause CLIC to execute and deliver any such negotiated agreement on terms consistent with the CHCS Term Sheet attached as Exhibit 8 hereto, and in any event mutually agreeable to the Buyer and the Seller Parties. Notwithstanding any provision in this Agreement to the contrary, the Buyer acknowledges that the current CHCS Contract will terminate effective as of December 31, 2015 and agrees with the Seller Parties that the extension and/or replacement of the current CHCS Contract shall not be a condition to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 5.25.                          Dividend. The Seller Parties shall use reasonable best efforts (including filing any notices, but not applications for approval, with applicable Governmental Authorities) to cause each of CLIC and Pyramid to declare and pay prior to the Closing Date the maximum permitted ordinary shareholder dividend without obtaining approval from the TDI and KSDOI, respectively.

Section 5.26.                          2016 Audited Statutory Financial Statements of CLIC and Pyramid. After the Closing Date, the Buyer shall, and shall cause CLIC and Pyramid to, use its and their commercially reasonable efforts to cause the completion of the audits of the annual Statutory Financial Statements dated as of and for the fiscal year ended December 31, 2016 of CLIC and Pyramid to occur no later than April 15, 2017.

Section 5.27.                          AliComp Agreement. Notwithstanding any provision in the CHCS Term Sheet to the contrary, following the Closing, the Seller Parties shall be responsible for paying ALICARE, Inc. (“AliComp”) any hosting fees associated with the platforms supporting the Traditional Insurance Business under the Master Services Agreement dated January 1, 2014 between CHCS and AliComp, which fees are currently in the amount of $183,000 per month. Such payments shall continue until such time as the Acquired Companies have converted from the CAPSIL software to the INSPRO software.

Section 5.28.                          GSAM Agreement. Prior to the Closing and promptly following the request of the Buyer, the Seller shall cause the Acquired Companies to cease being parties (through termination or amendment) to the Discretionary Advisory Agreement dated August 2010 between Universal American Corp. and Goldman Sachs Asset Management, L.P., effective as of the Closing Date such that the Acquired Companies shall no longer be bound by such agreement and shall have no continuing obligations or liabilities thereunder.

Section 5.29.                          Medicare Advantage Receivables and Liabilities. Prior to the Closing, subject to the receipt of any required regulatory approvals, the Seller Parties will use commercially reasonable efforts to cause an Affiliate of the Seller Parties to acquire from Pyramid all its Medicare Advantage receivables and Medicare Advantage related liabilities in exchange for cash in an amount equal to the net value of such receivables less such liabilities, determined in accordance with SAP.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1.                                 Conditions to the Obligations of the Buyer and the Seller Parties. The obligations of the Seller Parties and the Buyer to effect the Closing are subject to the satisfaction (or waiver by each party hereto) as of the Closing Date of the following conditions:

(a)                                 No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or final and non-appealable Governmental Order that is in effect on the Closing Date and prohibits the consummation of the Closing and there shall be no Legal Action by any Governmental Authority seeking the imposition of any such prohibition pending or threatened in writing on the Closing Date.

(b)                                 Required Governmental Approvals. The Buyer’s Required Governmental Approvals (other than the Buyer CLIC Intercompany Reinsurance Approval and the Buyer Pyramid Intercompany Reinsurance Approval) and the Seller Parties’ Required Governmental Approvals (the “Approvals”) shall, in each case, have been filed and obtained or any waiting period applicable thereto shall have been terminated or otherwise expired, shall be in full force and effect without the imposition of a Burdensome Condition.

Section 6.2.                                 Conditions to the Obligations of the Buyer. The obligations of the Buyer to effect the Closing are subject to the satisfaction (or waiver by the Buyer) as of the Closing Date of the following conditions:

(a)                                 Representations and Warranties of the Seller Parties. (i) Other than with respect to the Seller Parties’ Fundamental Representations (other than the Seller Parties’ Primary Fundamental Representation related to Section 3.7(b) and the Seller Parties’ Secondary Fundamental Representation related to Section 3.23), all the representations and warranties made by the Seller Parties in this Agreement shall be true and correct (disregarding all qualifications relating to materiality or a Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date), except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Company Material Adverse Effect, and (ii) the Seller Parties’ Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date). The Buyer shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each of the Seller Parties.

(b)                                 Covenants of the Seller Parties. The covenants and agreements of the Seller Parties set forth in this Agreement to be performed or complied with at or prior to the Closing Date shall have been duly performed or complied with in all material respects. The Buyer shall have received a certificate to such effect dated the Closing Date and executed by duly authorized officers of the Seller Parties.

(c)                                  Ancillary Agreements. Each Seller Party shall have executed and delivered each of the Ancillary Agreements to which it is a party and shall have caused each of its applicable Affiliates (including the Acquired Companies) to execute and deliver each of the Ancillary Agreements to which such Affiliate is a party.

(d)                                 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect or any change, event, effect or circumstance that would, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Buyer shall have received a certificate to such effect dated the Closing Date and executed by duly authorized officers of the Seller Parties.

(e)                                  Release and Termination of all Encumbrances. All Encumbrances on the Acquired Companies Shares and all of the assets and rights of the Acquired Companies existing pursuant to the Credit Agreement shall have been released and terminated and each Acquired Company shall have been released under the Credit Agreement, each to the reasonable satisfaction of the Buyer, and the Buyer shall have received written evidence of each such release and termination.

(f)                                   Buyer Intercompany Reinsurance Approvals. The Buyer Intercompany Reinsurance Approvals shall, in each case, have been filed and obtained or any waiting period applicable thereto shall have been terminated or otherwise expired, and shall be in full force and effect without the imposition of a Burdensome Condition.

Section 6.3.                                 Conditions to the Obligations of the Seller Parties. The obligations of the Seller Parties to effect the Closing are subject to the satisfaction (or waiver by the Seller) as of the Closing Date of the following conditions:

(a)                                 Representations and Warranties of the Buyer. (i) Other than with respect to the Buyer Fundamental Representations, all the representations and warranties made by the Buyer in this Agreement shall be true and correct (disregarding all qualifications relating to materiality or a Buyer Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date), except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Buyer Material Adverse Effect, and (ii) the Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date). The Seller Parties shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Buyer.

(b)                                 Covenants of the Buyer. The covenants and agreements of the Buyer set forth in this Agreement to be performed or complied with at or prior to the Closing Date shall have been duly performed or complied with in all material respects. The Seller Parties shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Buyer.

(c)                                  Ancillary Agreements. The Buyer shall have executed and delivered each of the Ancillary Agreements to which it is a party and shall have caused each of its applicable Affiliates to execute and deliver each of the Ancillary Agreements to which such Affiliate is a party.

Section 6.4.                                 Frustration of Closing Conditions. None of the Seller Parties or the Buyer may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be (other than Section 6.1(a) and Section 6.1(b)), to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the transactions contemplated in this Agreement.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1.                                 Survival.

(a)                                 (i) All the representations and warranties of the Seller Parties contained in this Agreement, other than (A) the Seller Parties’ Primary Fundamental Representations, (B) the Seller Parties’ Secondary Fundamental Representations and (C) the representations and warranties of the Seller Parties contained in Section 3.11 (Taxes), and in each case, all claims and causes of action of the Buyer Indemnified Parties with respect to any breach of such representations and warranties of the Seller Parties, shall survive the Closing Date and terminate and be of no further force or effect until the earlier to occur of: (1) the eighteen (18) month anniversary of the Closing Date or (2) the completion of both of the audits of the statutory annual financial statements dated as of and for the fiscal year ended December 31, 2016 of CLIC and Pyramid, but without giving effect to any extensions thereof by either the TDI or KDOI, as applicable (the “Survival Termination Date”), (ii) the Seller Parties’ Primary Fundamental Representations and all claims and causes of action of the Buyer Indemnified Parties with respect to any breach thereof shall survive the Closing Date indefinitely, (iii) the Seller Parties’ Secondary Fundamental Representations and all claims and causes of action of the Buyer Indemnified Parties with respect to any breach thereof shall survive the Closing Date until the five (5) year anniversary of the Closing Date, and (iv) the representations and warranties of the Seller Parties contained in Section 3.11 (Taxes) and all claims and causes of action of the Buyer Indemnified Parties with respect to any breach thereof shall survive the Closing Date and terminate and be of no further force or effect on the Tax Indemnity Expiration Date. All the representations and warranties of the Buyer contained in this Agreement, other than the Buyer Fundamental Representations, and all claims and causes of action of the Seller Indemnified Parties with respect to any breach thereof, shall terminate and be of no further force or effect on the Survival Termination Date, and the Buyer Fundamental Representations and all claims and causes of action of the Seller Indemnified Parties with respect to any breach thereof, shall survive the Closing Date indefinitely.

(b)                                 All of the Seller Parties’ Pre-Closing Covenants and all of the covenants and agreements of the Buyer contained in this Agreement which, by their terms, are to be performed or complied with in their entirety at or prior to the Closing Date, and all claims and causes of action with respect thereto, shall terminate on the Survival Termination Date; provided, that the covenants and agreements of the Seller Parties and the Buyer contained in Section 5.6 shall survive until the Tax Indemnity Expiration Date. All of the Seller Parties’ Post-Closing Covenants and all of the covenants and agreements of the Buyer contained in this Agreement which, by their terms, are to be performed or complied with in whole or in part following the Closing Date, and all claims and causes of action with respect thereto, shall survive for the period provided in such covenants and agreements, if any, or, if later, until performed in accordance with their terms.

(c)                                  If a Claim Notice meeting the requirements of Section 7.4(a) with respect to indemnification under Section 7.2(a) or Section 7.3(a) shall have been given pursuant to Section 9.1 within the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive with respect to such indemnification claim solely for purposes of its resolution in accordance with the terms hereof.

Section 7.2.                                 Indemnification by the Buyer.

(a)                                 Subject to Sections 7.1, 7.2(b) and 7.6, the Buyer shall, and shall cause the Acquired Companies, to indemnify, defend and hold harmless the Seller Parties and their Affiliates and the heirs, successors and assigns of the foregoing Persons (collectively, the “Seller Indemnified Parties” and individually, a “Seller Indemnified Party”) from any Losses incurred by or asserted against any of the Seller Indemnified Parties, to the extent resulting from or relating to (i) any breach of any representation or warranty made by the Buyer contained in Article IV by virtue of its failure to be true and correct (A) on and as of the date hereof, (B) on and as of the Closing Date with the same effect as though made on the Closing Date (other than any such representation or warranty that speaks as of a specific date or time other than the Closing Date) or (C) on and as of the date or time when made, in the case of any representations or warranty that speaks as of a specific date or time other than the Closing Date, (ii) any breach of any covenant or agreement of the Buyer contained in this Agreement, (iii) any liability for Taxes of any of the Acquired Companies for any taxable year or period (or portion thereof) that begins after the Closing Date (other than Covered Taxes), (iv) all other Liabilities of whatever kind or nature, direct or indirect, absolute, contingent, known or unknown, arising on or after the Closing Date relating to, or arising out of, the Acquired Companies (except, in the case of this subclause (iv), for such matters for which the Seller Parties are obligated to indemnify the Buyer Indemnified Parties pursuant to Section 7.3 or any other matter for which the Seller Parties or their respective Affiliates have expressly assumed liability under this Agreement or any of the Ancillary Agreements), and (v) the Buyer CLIC Intercompany Reinsurance Agreement and the Buyer Pyramid Intercompany Reinsurance Agreement. Notwithstanding anything contained in this Agreement or any of the Ancillary Agreements to the contrary, in no event shall the Seller Parties have any obligation to indemnify or any liability to the Buyer Indemnified Parties (including the Acquired Companies) under this Article VII for any Losses which are reasonably determined to have arisen or resulted from any amendment after the Closing Date of any Tax Return of any of the Acquired Companies for any taxable year or period (or portion thereof) ending on or before the Closing Date (including any carryback to such taxable period), unless such amendment was required by applicable Law.

(b)                                 With respect to any claim for indemnification under Section 7.2(a)(i), no Claim Notice may be submitted by any Seller Indemnified Party with respect to any Loss, nor shall the Buyer be required to indemnify any Seller Indemnified Party against any Loss in respect of such Claim Notice unless the aggregate amount to be paid out in Losses in respect of such Claim Notice exceeds twenty five thousand dollars ($25,000) (the “Initial Threshold”); provided, however, that any series of Losses relating to the same facts and circumstances will be aggregated for purposes of determining whether such Losses exceed the Initial Threshold. The Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 7.2(a)(i) until the aggregate amount of all Losses in respect of indemnification claims made under Section 7.2(a)(i) in excess of the Initial Threshold exceed four hundred sixty five thousand dollars ($465,000) (the “Deductible”), up to an aggregate maximum amount equal to twelve million five hundred thousand dollars ($12,500,000) (the “Indemnity Cap”). Notwithstanding the foregoing, the Buyer’s liability for any Losses to the Seller Indemnified Parties arising under (1) Section 7.2(a) based solely on a breach by the Buyer of any of the Buyer Fundamental Representations or (2) Section 7.2(a)(iii), shall not be subject to or included in calculating the Initial Threshold or the Deductible or be subject to the Indemnity Cap.

Section 7.3.                                 Indemnification by the Seller Parties.

(a)                                 Subject to Sections 7.1, 7.3(b) and 7.6, the Seller Parties shall indemnify, defend and hold harmless the Buyer and its Affiliates and the heirs, successors and assigns of the foregoing Persons (collectively, the “Buyer Indemnified Parties”, individually, a “Buyer Indemnified Party” and together with the Seller Indemnified Parties, the “Indemnified Parties”) from any Losses incurred by or asserted against any of the Buyer Indemnified Parties, solely to the extent directly resulting from or related to (i) any breach of any representation or warranty made by the Seller Parties contained in Article III by virtue of its failure to be true and correct (A) on and as of the date hereof, (B) on and as of the Closing Date with the same effect as though made on the Closing Date (other than any such representation or warranty that speaks as of a specific date or time other than the Closing Date) or (C) on and as of the date or time when made, in the case of any representations or warranty that speaks as of a specific date or time other than the Closing Date, (ii) any breach of any covenant or agreement of the Seller Parties contained in this Agreement, (iii) without duplication of the other provisions of this Section 7.3(a) or Section 5.6, any liability for Covered Taxes, (iv) without duplication of the other provisions of this Section 7.3(a), any of the Producer Legal Actions, (v) the Non-Traditional Insurance Business, the Retained Business, any Liabilities relating to the Seller and its Affiliates, other than (x) those of the Acquired Companies and (y) those related to the Traditional Insurance Business of APNY, (vi) the Reinsurance Dispute (but, for the avoidance of doubt, not for any threatened or actual Legal Action related, directly or indirectly, to the applicable reinsurance company or any of its Affiliates arising after the Closing Date), (vii) all Liabilities under the Benefit Plans, whenever arising, (viii) without duplication of the other provisions of this Section 7.3(a), any Current Employee or other individual employed by or formerly employed by any Acquired Company who does not become a Transferred Employee or any Transferred Employee with respect to his or her employment by the Seller Parties or their Affiliates prior to the Closing Date or (with respect to affected employees) as of the Delayed Transfer Date, (ix) except as may otherwise be agreed upon by the Parties, the failure of the Seller Parties to obtain any of the Seller Parties’ Required Reinsurer Consents, (x) the Material Lawsuits in the aggregate in excess of the Material Lawsuits Reserves, (xi) the matter set forth in Section 7.3 of the Seller’s Disclosure Schedule and (xii) all Transaction Expenses of the Seller Parties or the Acquired Companies.

(b)                                 With respect to any claim for indemnification made under Section 7.3(a)(i) (other than a claim to the extent based on a breach of Section 3.11 or any of the Seller Parties’ Fundamental Representations), no Claim Notice may be submitted by any Buyer Indemnified Party with respect to any Loss, nor shall the Seller Parties be required to indemnify any Buyer Indemnified Party against any Loss in respect of such Claim Notice unless the aggregate amount of the Loss to be paid in respect of such Claim Notice exceeds the Initial Threshold, and then only for the amount of such excess; provided, however, that any series of Losses relating to the same facts and circumstances will be aggregated for purposes of determining whether such Losses exceed the Initial Threshold. The Seller Parties shall not be liable to the Buyer Indemnified Parties for any indemnification under Section 7.3(a)(i) (other than a claim to the extent based on a breach of Section 3.11 or any of the Seller Parties’ Fundamental Representations) until the aggregate amount of all Losses in respect of indemnification under Section 7.3(a)(i) (other than a claim to the extent based on a breach of Section 3.11 or any of the Seller Parties’ Fundamental Representations) in excess of the Initial Threshold exceed the Deductible. The Buyer Indemnified Parties’ claims for indemnification pursuant to Section 7.3(a)(i) to the extent based on a breach by the Seller Parties of Section 3.11 or any of the Seller Parties’ Fundamental Representations shall not be included in calculating the Initial Threshold or the Deductible. The Seller Parties’ aggregate liability for any Losses to the Buyer Indemnified Parties shall not exceed (i) the Indemnity Cap in the case of any claim for indemnification pursuant to Section 7.3(a)(i) other than to the extent based on a breach of Section 3.11 or any of the Seller Parties’ Fundamental Representations and (ii) the Adjusted Purchase Price in the case of any claim for indemnification pursuant to Section 7.3(a)(i) to the extent based on a breach of any of the Seller Parties’ Secondary Fundamental Representations or pursuant to Section 7.3(a)(ii) to the extent based on a breach of any of the Seller Parties’ Pre-Closing Covenants. The limitations on indemnification set forth in this Section 7.3(b) shall not apply to any claim for indemnification pursuant to Section 7.3(a)(i) to the extent based on a breach of Section 3.11 or any of the Seller Parties’ Primary Fundamental Representations, pursuant to Section 7.3(a)(ii) to the extent based on a breach of any of the Seller Parties’ Post-Closing Covenants, or pursuant to Sections 7.3(a)(iii)-(xi).

Section 7.4.                                 Claims.

(a)                                 No Indemnified Party shall be entitled to indemnification for or against any Losses unless it has given to the party from whom indemnification is sought (the “Indemnifying Party”) a written claim notice relating to such Losses (a “Claim Notice”). The Claim Notice shall be given promptly (and in any event within ten (10) Business Days) after the Indemnified Party becomes aware of the facts indicating that a claim for indemnification may be warranted and shall state in reasonable detail, to the extent reasonably available at such time, the nature of the claim, identify the sections of this Agreement which form the basis for such claim, attach copies of all material written evidence thereof received from a third party to the date of such notice and set forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party relating to such claim to the extent reasonably estimable. The failure of any Indemnified Party to give a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article VII, except to the extent that the Indemnifying Party is actually and materially prejudiced by the failure of such Indemnified Party to give such Claim Notice.

(b)                                 If a Claim Notice relates to a claim, action, suit, proceeding or demand asserted by a Person who is not a party hereto or its Affiliate (or a successor thereof) (a “Third Party Claim”), the Indemnifying Party may, by written notice to the Indemnified Party within ten (10) Business Days following the Indemnifying Party’s receipt of notice of such Third Party Claim through counsel of its own choosing, assume the defense and investigation of such Third Party Claim; provided, that any Indemnified Party shall be entitled to participate in any such defense with counsel of its own choice at its own expense, unless the Third Party Claim involves conflicts of interest or substantially different defenses for the Indemnified Party and the Indemnifying Party, in which case the Indemnifying Party shall be liable for the recoverable fees and expenses of one legal counsel of the Indemnified Party. If the Indemnifying Party elects to assume the defense and investigation of such Third Party Claim, it shall, no later than fifteen (15) days following its receipt of the Claim Notice notify the Indemnified Party in writing of its assumption of the defense and investigation of such Third Party Claim. If the Indemnifying Party fails to take reasonable steps necessary to defend diligently the action or proceeding after notifying the Indemnified Party of its assumption of the defense and investigation of such Third Party Claim, the Indemnified Party may assume such defense, and the reasonable fees of its attorneys and other advisors will be covered by the indemnity provided for in this Article VII upon determination of the Indemnifying Party’s indemnity obligations. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, settle, compromise or discharge any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) or consent to the entry of any judgment (A) which does not, to the extent that an Indemnified Party may have any liability with respect to such action or claim for which it is entitled to indemnification hereunder, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim, (B) which involves any injunctive relief or other equitable remedy against the Indemnified Party with respect to such action or claim or (C) which includes a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of the Claim Notice that it desires to assume the defense and investigation of such Third Party Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense. The Indemnified Party may not compromise, settle or discharge any Third Party Claim without the prior written consent of the Indemnifying Party unless the sole relief granted is equitable relief for which the Indemnifying Party would have no liability or to which the Indemnifying Party would not be subject. The Indemnified Party and the Indemnifying Party shall make reasonably available to each other and their respective agents and Representatives all relevant business records and other documents available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Indemnified Party shall use its reasonable efforts to assist, and to cause the employees of such party to assist, in the defense of such Third Party Claim.

(c)                                  Notwithstanding any contained in this Agreement or any of the Ancillary Agreements to the contrary, after the Closing the Seller Parties shall have the right to participate equally with the Buyer and its Affiliates in the defense of the Material Lawsuits with counsel of the Seller Parties’ own choice at their own expense. The Buyer shall not, and shall cause its

Affiliates not to, without their receipt of the prior written consent of the Seller Parties, which consent shall not be unreasonably withheld, delayed or conditioned, settle, compromise or discharge either of the Material Lawsuits in respect of which indemnification may be sought hereunder by the Buyer from the Seller Parties unless such settlement, compromise or discharge involves only non-monetary remedies or payments equal to or below the amount of the Material Lawsuit Reserves for such Material Lawsuit.

Section 7.5.                                 Characterization of Indemnification Payments. Unless otherwise required by applicable Law, all indemnification payments made by the Seller Parties or the Buyer or the Acquired Companies under this Article VII shall be treated for all Tax purposes as adjustments to the Purchase Price.

Section 7.6.                                 Certain Indemnification Matters.

(a)                                 For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty contained in this Agreement, other than the Seller Parties’ representations and warranties contained in Sections 3.8(d), 3.8(e)(iii) and 3.33(d), and, any Losses in respect thereof, shall be determined without regard to any materiality, Company Material Adverse Effect, Buyer Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(b)                                 The Buyer and the Seller Parties agree that Losses hereunder shall be limited to actual monetary damages only and shall not include punitive, exemplary, incidental, consequential, special, indirect or treble damages or damages based on loss of future revenue, profits or income (other than (i) to the extent reasonably foreseeable or within the reasonable contemplation of the Parties and (ii) any damages actually paid to a claimant in respect of a Third Party Claim).

(c)                                  Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(d)                                 The amount of any Losses sustained by an Indemnified Party shall be reduced (i) by any amount actually received by such Indemnified Party or its Affiliates (net of deductibles, co-payments or other costs actually and reasonably incurred by the Indemnified Party (including increased premiums on such third party insurance policies to the extent attributable to the payment of such claims)) with respect thereto under any insurance coverage relating thereto (other than any reinsurance provided by an Affiliate of such Indemnified Party), net of all out-of-pocket costs and expenses reasonably incurred by such Indemnified Party in obtaining such amounts, (ii) by any amount actually received by such Indemnified Party or its Affiliates with respect thereto from any non-Affiliated Person alleged to be responsible for any Losses, net of all out-of-pocket costs and expenses reasonably incurred by such Indemnified Party in obtaining such amounts, or (iii) by the amount of any Tax benefit actually realized by such Indemnified Party or its Affiliates with respect to such Loss during the Tax year in which the Loss was incurred (and increased by the amount of any Tax detriment realized by such Indemnified Party or its Affiliates with respect to its entitlement to indemnification hereunder). The Indemnified Parties shall use commercially reasonable efforts to collect any amounts recoverable from non-Affiliated Persons (other than under third party insurance policies) relating to Losses sustained by such Indemnified Party; provided, that any failure of such Indemnified Parties to use such commercially reasonable efforts shall not relieve any Indemnifying Party from any obligation under this Article VII, including any obligation to make any payment to an Indemnified Party. The Buyer shall, and shall cause the Acquired Companies to, use their commercially reasonable efforts to cooperate with the Seller in seeking full recovery, to the fullest extent possible, under all third party insurance policies of the Seller Parties or any of their Affiliates that cover the Acquired Companies covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder, and the Buyer shall not, and shall not permit the Acquired Companies to, take any steps to terminate or cancel any occurrence-based third party insurance policies of the Seller Parties or any of their Affiliates in effect prior to Closing that cover the Acquired Companies in effect for periods prior to the Closing Date. If the Indemnified Party or its Affiliates actually receive any amounts under applicable third party insurance policies, or from any non-Affiliated Person alleged to be responsible for any Losses, or actually realize any Tax benefit or Tax detriment described in the previous sentence, in each case in connection with a matter giving rise to an indemnification payment hereunder, but subsequent to such indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any indemnification payment actually made by such Indemnifying Party to the Indemnified Party with respect to the applicable Loss up to the amount actually received or realized (net of deductibles, co-payments, net increases or decreases in federal, state, local and other Taxes described in this Section 7.6(d) attributable to such additional amounts or other costs actually and reasonably incurred by the Indemnified Party (including increased premiums on such third party insurance policies to the extent attributable to the payment of such claims)).

(e)                                  Except with respect to Taxes, in the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party pursuant to a claim or demand in a Claim Notice, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

(f)                                   In the event any Legal Action for indemnification under this Article VII has been finally determined, the amount of such final determination shall be paid if the Indemnified Party is a (i) Seller Indemnified Party, by the Buyer and the Acquired Companies to the Seller Indemnified Party, and (ii) Buyer Indemnified Party, by the Seller Parties to the Buyer Indemnified Party, in each case upon demand by wire transfer of immediately available funds, to an account or accounts designated by the Indemnified Party in writing. A Legal Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VII when the parties hereto have so determined by mutual agreement or, if disputed, when a final and non-appealable Governmental Order has been entered with respect to such Legal Action.

Section 7.7.                                 Exclusive Remedy. Subject to the next sentence and except for claims for injunctive relief or specific performance under Section 9.15, the indemnification provisions in this Article VII shall be, in the absence of fraud, the sole and exclusive remedy for any breach of any representation or warranty or any covenant or agreement contained in this Agreement. No claim, whether pursuant to statute, common law, at equity or otherwise, may be brought or maintained by any of the Buyer Indemnified Parties or their respective successors or permitted assigns against any present or former officer, director, manager, equityholder, employee, consultant, independent contractor or other agent or Representative of the Seller Parties or any of their Affiliates or any of their respective or former Representatives (collectively, the “Seller Parties Related Persons”), and no recourse shall be sought or granted against any of the Seller Parties Related Persons, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Seller Parties set forth or contained in this Agreement or any schedule or exhibit hereto or any certificate delivered hereunder or otherwise with respect to the transactions contemplated by this Agreement or any of the Ancillary Agreements (including with respect to any environmental, health or safety matters). The provisions of this Article VII shall not be applicable to Section 2.2 of this Agreement. Notwithstanding anything herein to the contrary, no breach of any representation or warranty or any covenant or agreement contained in this Agreement shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated hereby. This Article VII shall become effective immediately following the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1.                                 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing Date:

(a)                                 by written agreement of the Buyer and the Seller Parties;

(b)                                 by the Buyer, on the one hand, or the Seller Parties, on the other hand, by giving written notice of such termination to the other party or parties, as applicable, if the Closing shall not have occurred on or prior to the six (6) month anniversary of the date of this Agreement (the “Outside Date”), unless the failure of the Closing to occur results from the failure of the party hereto seeking to terminate this Agreement materially to perform any of its obligations under this Agreement required to be performed at or prior to the Closing Date; provided, however, that the Seller Parties or the Buyer may extend the Outside Date by not more than ninety (90) days by written notice to the other party if the Closing shall not have occurred solely as a result of the condition set forth in Section 6.1(b) not having been satisfied, in either case, if the extending party reasonably believes that the relevant Approvals will be obtained during such extension period.

(c)                                  by the Buyer, on the one hand, or the Seller Parties, on the other hand, by giving written notice of such termination to the other party or parties, as applicable, if a Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or a final and non-appealable Governmental Order shall be in effect that prohibits the consummation of the transactions contemplated hereby or by the Ancillary Agreements; provided, however, that the party hereto seeking to terminate this Agreement shall have used reasonable best efforts to have any such Law declared invalid or inapplicable or Governmental Order vacated; or

(d)                                 by the Buyer, on the one hand, or the Seller Parties, on the other hand, by giving written notice of such termination to the other party or parties, as applicable, if there shall have been a breach by the other party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing as of the Closing, the failure of a condition set forth in Section 6.2(a) or (b) (if the Buyer is seeking to terminate) or Section 6.3(a) or (b) (if the Seller Parties are seeking to terminate), as the case may be, and which breach has not been cured within thirty (30) days following written notice thereof to the other party or, by its nature, cannot be cured within such time period.

Section 8.2.                                 Effect of Termination. If this Agreement is terminated in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or such other party’s Affiliates or Representatives in connection with this Agreement, except that (a) the obligations contained in the Confidentiality Agreement and in this Section 8.2 and in Article IX shall survive and (b) termination will not relieve any party hereto from liability for any willful and material breach of this Agreement or fraud or intentional misrepresentation prior to the date of such termination in which case any and all remedies available to the other party either in Law or equity (including specific performance) shall be preserved and survive the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1.                                 Notices. All notices, requests, claims, demands or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) at the time personally delivered if served by personal delivery upon the party for whom it is intended, (b) at the time received if delivered by registered or certified mail (postage prepaid, return receipt requested) or by a national courier service (delivery of which is confirmed), or (c) upon confirmation if sent by facsimile; in each case to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

If to the Seller Parties, to:

Universal American Corp.

44 South Broadway, Suite 1200

White Plains, NY 10601-4411

Telephone:   (914) 934-5200

Facsimile:     (914) 934-0700

Attention:     Tony L. Wolk, Esq.,

General Counsel

and

Locke Lord LLP

Terminus II

3333 Piedmont Road, Suite 1200

Atlanta, Georgia 30305

Telephone:    (404) 870-4638

Facsimile:      (404) 870-5638

Attention:      Brian T. Casey, Esq.

If to the Buyer, to:

NSRE Holdings Inc.

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, Suite 3900

San Francisco, California 94111

Telephone:    (203) 801-0400

Attention:      Phillip J. Gass

with a required copy (which shall not constitute notice to the Buyer for the purposes of this Section 9.1) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Telephone:   (212) 909-7235

Facsimile:     (212) 521-7235

Attention:     Michael D. Devins, Esq.

Section 9.2.                                 Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3.                                 Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by either party hereto, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the receipt of the prior written consent of the other party, and any attempted or purported assignment in violation of this Section 9.3 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the Buyer may assign in writing this Agreement and its rights, interests and obligations hereunder to an Affiliate of the Buyer without the prior consent of the Seller Parties but by delivering to them not less than five (5) Business Days prior notice of such assignment (including a copy thereof), in which case the Buyer will nonetheless remain responsible for the performance of all of its obligations hereunder.

Section 9.4.                                 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, among the parties hereto with respect to such matters. The Confidentiality Agreement shall terminate on the Closing Date.

Section 9.5.                                 No Third Party Beneficiaries. Other than the rights granted to the Seller Releasees and the Acquired Company Releasees pursuant to Section 5.19, nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Seller and the Buyer and their respective successors and permitted assigns; provided, that (a) the Seller Parties shall have the right to bring any claim against the Buyer under Section 7.2 for indemnification of any Seller Indemnified Party on behalf of such Seller Indemnified Party but no Seller Indemnified Party (other than the Seller Parties) shall have the right to bring any claim under Section 7.2 for indemnification in its own name or on its own and (b) the Buyer shall have the right to bring any claim against the Seller Parties under Section 7.3 for indemnification of a Buyer Indemnified Party on behalf of such Buyer Indemnified Party but no Buyer Indemnified Party (other than the Buyer) shall have the right to bring any claim under Section 7.3 for indemnification in its own name or on its own behalf.

Section 9.6.                                 Public Disclosure. The parties hereto shall agree on the form and content of any initial press release and, except with the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue any other press release or other public statement or communication with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby; provided, that the parties hereto may, without the prior written consent of the other party hereto, issue such communication or make such public statement (x) as may be required by applicable Law, stock exchange rules or Governmental Authority and, if practicable under the circumstances, after reasonable prior consultation with the other party hereto, or (y) to enforce its rights under this Agreement or any Ancillary Agreement. Notwithstanding anything in this Agreement to the contrary, the Seller Parent, the Seller, the Buyer and their respective Affiliates shall not be prohibited from disclosing any information concerning this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (a) to auditors or ratings agencies; provided, that such auditors or ratings agencies are made aware of the provisions of this Section 9.6 and are subject to obligations of confidentiality with respect to such information, (b) to an adviser for the purpose of advising in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; provided, further, that such advisor is made aware of the provisions of this Section 9.6 and is subject to obligations of confidentiality with respect to such information or, (c) to the extent that the information has been made public by, or with the prior consent of, the other party. Any party disclosing information to auditors, ratings agencies or advisors pursuant to clause (a) or (b) of this Section 9.6 shall be liable to the other party for any unauthorized use or disclosure of such information by such auditors, ratings agencies or advisors.

Section 9.7.                                 No Other and Expiration of Representations and Warranties; Reserves.

(a)                                 Except for the representations and warranties of the Seller Parties expressly contained in Article III, none of the Seller Parties, any of their respective Affiliates or any of their respective directors, officers, employees, agents or Representatives, makes or has made, and the Buyer has not relied on, any other representation or warranty on behalf of the Seller Parties or otherwise in respect of the Acquired Companies or APNY, including as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including set forth in the Electronic Data Room, or provided in any management presentations, information memoranda, supplemental information or other materials) or otherwise made available by or on behalf of the Seller Parties or as to the probable success or profitability of the Acquired Companies. The Seller Parties expressly disclaims any and all other representations and warranties, whether express or implied. Except as expressly provided in Section 7.1, all the representations and warranties of the Seller or any of its Affiliates made in any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby shall expire and be of no further force or effect as of the Closing Date.

(b)                                 Except for the representations and warranties contained in Article IV, neither the Buyer, any of its Affiliates nor its directors, officers, employees, agents or Representatives, makes or has made, and none of the Seller Parties have relied on, any other representation or warranty on behalf of the Buyer. Except as expressly provided in Section 7.1, all the representations and warranties of the Buyer made in this Agreement, any Ancillary Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby shall expire and be of no further force or effect as of the Closing Date. The Buyer expressly disclaims any and all other representations and warranties, whether express or implied.

(c)                                  Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, the Buyer acknowledges and agrees that neither the Seller nor any of its Affiliates makes any representation or warranty (express or implied), and nothing contained in this Agreement, any Ancillary Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of the Seller or any of its Affiliates: (i) with respect to the adequacy or sufficiency of the Reserves; or (ii) that the Reserves have been, are or will be adequate or sufficient for the purposes for which they were established.

Section 9.8.                                 Expenses. Except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses (including any legal and other advisory fees) incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (“Transaction Expenses”) shall be borne by the party hereto incurring such expenses. The provisions of this Section 9.8 shall survive the Closing.

Section 9.9.                                 Disclosure Schedules. Disclosures on the Buyer’s Disclosure Schedule or the Seller’s Disclosure Schedule (each, a “Disclosure Schedule”) shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement, and any disclosure set forth on any section of a Disclosure Schedule shall be deemed to be disclosed by the party hereto delivering such Disclosure Schedule for the purposes of all sections of this Agreement to which such section relates and all other sections of this Agreement to the extent it is reasonably apparent or the face of such disclosure that such disclosure also qualifies or applies to such other sections of this Agreement. The headings contained in a Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in such Disclosure Schedule or this Agreement. The inclusion of any information in any section of a Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the party hereto delivering such Disclosure Schedule or otherwise imply that such information is required to be listed in any section of such Disclosure Schedule or that any such matter rises to a Buyer Material Adverse Effect or Company Material Adverse Effect, as applicable, or is material to or outside the Ordinary Course of Business. Matters reflected in a Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. All references in a Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between the Buyer, on the one hand, and the Seller Parties, on the other hand, and were not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party to this Agreement by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement. The disclosure in a Disclosure Schedule of any allegation, threat, notice or other communication shall not be deemed to include disclosure of the truth of the matter communicated. In addition, the disclosure of any matter in a Disclosure Schedule is not to be deemed an admission that such matter actually constitutes noncompliance with, or a violation of applicable Law, any Governmental Order or Governmental Authorization or Contract or other topic to which such disclosure is applicable. In no event shall the disclosure of matters disclosed in a Disclosure Schedule be deemed or interpreted to constitute or broaden a representation, warranty, obligation, covenant, condition or agreement of the party hereto delivering such Disclosure Schedule except to the extent provided in this Agreement. No reference in a Disclosure Schedule shall by itself be construed as an admission or indication that a Contract or other document is enforceable or in effect as of the date hereof except to the extent provided in this Agreement. Where a Contract or other document is referenced, summarized or described in a Disclosure Schedule, such reference, summary or description does not purport to be a complete statement of the terms or conditions of such Contract or other document and such reference, summary or description is qualified in its entirety by the specific terms and conditions of such Contract or other document.

Section 9.10.                          Governing Law. This Agreement and its enforcement will be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law provisions thereof.

Section 9.11.                          Submission to Jurisdiction. Each party to this Agreement, for itself and on behalf of its Affiliates, hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of

America located in the State of Delaware and the County of New Castle, including any appellate courts therefrom (the “Delaware Courts”), for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof, and agrees not to bring any Legal Action arising out of or relating to this Agreement in any court other than a Delaware Court. Each party hereto, for itself and on behalf of all its Affiliates, irrevocably and unconditionally waives and agrees not to plead or claim in any such court (a) that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with applicable Law, (b) that it or its property is exempt or immune from jurisdiction of the Delaware Courts or from any legal process commenced in the Delaware Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in the Delaware Courts is brought in an inconvenient forum; provided, however, that nothing set forth in this sentence shall prohibit either party from removing any matter from one Delaware Court to another Delaware Court, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Delaware Courts. Each party to this Agreement, for itself and on behalf of its Affiliates, hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any Legal Action in the manner provided in Section 9.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 9.12.                          WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NONE OF THE OTHER PARTIES HERETO NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.12. ANY PARTY HERETO MAY CONFIDENTIALLY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.13.                          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 9.14.                          Severability. The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect the validity, legality or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application thereof, in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 9.15.                          Specific Performance. The parties hereto agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby irrevocably waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 9.15, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 9.15 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) injunctive relief or specific performance under this Section 9.15 before exercising any other right under this Agreement.

Section 9.16.                          Guarantee. The Buyer Parent hereby fully and unconditionally guarantees (the “Guarantee”) to the Seller Parties and the Seller Indemnified Parties the prompt payment and performance of all the agreements, covenants, obligations, including without limitation, the Buyer’s obligations under Section 2.5 of this Agreement, and liabilities of the Buyer under this Agreement and each of the Ancillary Agreements, without the requirement of any notice to the Buyer Parent of nonpayment, nonperformance or nonobservance by the Buyer or proof or notice or demand to or upon the Buyer, all of which the Buyer Parent hereby expressly and irrevocably waives. The Buyer Parent hereby agrees that the Seller Parties or any of the Seller Indemnified Parties, as applicable, may proceed against the Buyer Parent separately or jointly before or after or simultaneously with proceeding against the Buyer for any default by the Buyer under, or in connection with the enforcement of the Buyer’s agreements, covenants, or obligations under this Agreement or any of the Ancillary Agreements. The Guarantee shall not be terminated or impaired in any way by reason of the bankruptcy or insolvency of the Buyer or any of its Affiliates. The Buyer Parent agrees that this Guarantee shall be continuing, absolute and unconditional and shall remain and continue in full force and effect as to any amendment or other modification of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase and Sale Agreement as of the date first written above.

SELLER PARENT:	BUYER:

UNIVERSAL AMERICAN CORP.	NSRE HOLDINGS INC.

By:	/s/ Richard Barasch	By:	/s/ phillip gass
Name:	Richard Barasch	Name:	phillip gass
Title:	Chief Executive Officer	Title:	Chairman & Chief Executive Officer

SELLER:

UNIVERSAL AMERICAN HOLDINGS, LLC

By:	/s/ Richard Barasch
Name:	Richard Barasch
Title:	Chief Executive Officer

BUYER PARENT (SOLELY FOR THE PURPOSES OF SECTION 9.16):

NASSAU REINSURANCE GROUP HOLDINGS, L.P.

By:	Nassau Reinsurance Group Holdings GP, LLC
Its:	General Partner

By:	/s/ phillip gass
Name:	phillip gass
Title:	Chairman & Chief Executive Officer

Signature Page to Stock Purchase and Sale Agreement